As filed with the Securities and Exchange Commission on December 20, 1996.
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------

                          WINSTAR COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                      4812                      13-3585278
(State or other jurisdiction   (Primary standard             (I.R.S. Employer
     of incorporation               industrial            Identification Number)
     or organization)      classification code number)

                                 230 Park Avenue
                            New York, New York 10169
                                 (212) 687-7577
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              --------------------

                             William J. Rouhana, Jr.
                Chief Executive Officer and Chairman of the Board
                          WinStar Communications, Inc.
                                 230 Park Avenue
                            New York, New York 10169
                                 (212) 687-7577
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                            Telephone: (212) 818-8800
                               Fax: (212) 818-8881

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================

  Title of Shares          Amount to be            Proposed Maximum              Proposed Maximum            Amount of
  to be Registered          Registered        Aggregate Price Per Share      Aggregate Offering Price    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, par
value $.01 per share   850,000 shares(1)(2)          $20.875(3)                   $17,743,750(3)             $6,118.53
===================================================================================================================================

(1) Represents shares to be sold by the Selling Stockholder, which shares are issuable to it upon conversion, at the election of the Company, of a certain promissory note ("Convertible Note") into shares of Common Stock.

(2) Number of shares is estimated based on the principal amount of the Convertible Note divided by the last sale price of the Common Stock as quoted on the Nasdaq National Market on December 17, 1996.

(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 PRELIMINARY PROSPECTUS DATED DECEMBER 20, 1996
                              SUBJECT TO COMPLETION

                                 850,000 SHARES

                          WINSTAR COMMUNICATIONS, INC.
                                  COMMON STOCK

                                 --------------

      This Prospectus relates to up to 850,000 shares ("Conversion Shares") of Common Stock, par value $.01 per share, of WinStar Communications, Inc. ("Company") that may be offered for resale for the accounts of Locate, L.L.C. ("Locate LLC") and Local Area Telecommunications, Inc. ("Locate" and, together with Locate LLC, the "Selling Stockholders"), upon conversion at the option of the Company by the Selling Stockholders of an aggregate of $17.5 million principal amount of the Company's 8% convertible promissory notes (the "Locate Notes") and interest accrued thereon.

      All of the Conversion Shares are being offered hereby for the respective accounts of the Selling Stockholders. The Conversion Shares may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, over the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Selling Stockholders and Plan of Distribution."

      The Common Stock is traded on the Nasdaq National Market under the symbol "WCII." The last reported sale price of the Common Stock on the Nasdaq National Market on December 17, 1996 was $20.875 per share.

      The Company will not receive any cash proceeds from the issuance of the Conversion Shares upon conversion of the Locate Notes, but will immediately retire, without the payment of additional consideration, the debt attributable to the Locate Notes. The Company will not derive any proceeds from the sale of the Conversion Shares by the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Conversion Shares offered by this Prospectus will be borne by the Company. Such expenses are estimated to be approximately $100,000.

         SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is _______ __ , 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Incorporation of Certain Documents by
  Reference...............................................................     3
Prospectus Summary........................................................     4
Risk Factors..............................................................    11
Price Range of Common Stock...............................................    25
Dividend Policy...........................................................    25
Capitalization............................................................    26
Selected Financial Data...................................................    27
Management's Discussion and
Analysis of Financial Condition and
  Results of Operations...................................................    29
Business..................................................................    37
Management................................................................    59
Principal Stockholders....................................................    63
Description of Certain Indebtedness.......................................    65
Description of Capital Stock..............................................    67
Shares Eligible for Future Sale...........................................    68
Legal Matters.............................................................    69
Experts...................................................................    69
Available Information.....................................................    69
Index to Consolidated Financial
  Statements..............................................................   F-1

Wireless Fiber(SM) is a service mark and WinStar(R) is a trademark of WinStar Communications, Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents or information have been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

      (1) Transition Report on Form 10-KSB for the ten months ended December 31, 1995;

      (2) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

      (3)   Proxy Statement dated May 3, 1996;

      (4)   Current Report on Form 8-K dated October 8, 1996; and

      (5) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A under the Exchange Act (File No. 1-10726).

      All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169 (telephone 212-687-7577), Attention: Investor Relations (extension 153), a copy of any and all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, references herein to the "Company" refer to WinStar Communications, Inc. and, where appropriate, its subsidiaries. Certain of the information contained in this summary and elsewhere in this Prospectus, including under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's businesses and related strategy and financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Effective January 1, 1996, the Company changed its fiscal year end from the last day in February to December 31.

                                   THE COMPANY

      The Company is the largest holder of 38 GHz licenses in the United States and utilizes this position to provide facilities-based telecommunications services. The Company is in the process of rolling out its competitive local exchange carrier ("CLEC") business and plans to offer a full range of telecommunications services, including local, long distance and Internet access services, to small and medium-sized businesses in major metropolitan areas throughout the United States. The Company also offers a variety of broadband, high-capacity digital network services to other telecommunications providers ("Carrier Services") on a wholesale basis. In addition, as a complement to its telecommunications services offerings, the Company produces and distributes information and entertainment content.

      By exploiting its Wireless Fiber(SM) services as a key component of its transmission capabilities and deploying a strategic network of switches, the Company seeks to distinguish itself in its markets as a value-added, economical provider of high-capacity, local telecommunications services and an attractive alternative to the local exchange carriers ("LECs"), such as the regional Bell operating companies ("RBOCs").

      Wireless Fiber services deliver high-quality transmission via digital, wireless capacity in the 38 GHz portion of the radio spectrum, pursuant to licenses ("Wireless Licenses") granted by the Federal Communications Commission ("FCC"). The Wireless Licenses enable the Company to provide Wireless Fiber services in, among other major metropolitan areas, the 31 most populated Metropolitan Statistical Areas ("MSAs") in the United States, including Atlanta, Boston, Chicago, Los Angeles, New York and San Francisco. The MSAs covered by the Wireless Licenses include more than 100 cities with populations exceeding 100,000 each and encompass an aggregate population of almost 110 million. In addition, the Company has entered into an agreement to acquire a significant number of additional 38 GHz licenses, as described below under "-- Pending Acquisition of Milliwave."

      Wireless Fiber services are engineered to provide up to 99.999% reliability with a 10(-13) bit error rate (unfaded), performance equivalent to that provided by fiber optic-based networks and exceeding that generally provided by copper-based networks. Wireless Fiber services provide a high-capacity, cost-effective solution for voice and broadband applications, providing data transfer rates equivalent to fiber-optic products and significantly exceeding those provided by the fastest dial-up modems and integrated services digital network ("ISDN") lines.

      The Company offers local exchange services as a CLEC to end users in New York City and is currently introducing such services in Atlanta, Boston, Chicago, Hartford, Los Angeles, Milwaukee, San Diego and Stamford. The Company is rolling out its CLEC business on an accelerated basis to exploit opportunities emerging as a result of the Telecommunications Act of 1996 (the "Telecommunications Act"), which was enacted in February 1996. The Telecommunications Act provides for the removal of legal barriers to competition in local exchange markets nationwide and permits CLECs, such as the Company,

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

to offer a full range of local exchange services, including local dial tone, custom calling features and toll services, to business and residential customers within Local Access Transport Areas ("LATAs").

      An integral part of the Company's CLEC business strategy is the creation of a Wireless Fiber-based infrastructure on a city-by-city basis that will enable the Company to provide a broad range of telecommunications services within markets covered by the Wireless Licenses. This infrastructure will utilize the Company's Wireless Fiber capabilities, together with switches acquired or leased by the Company and facilities leased or purchased from other carriers, to originate and terminate traffic. The Company's Wireless Fiber capabilities provide it with critical broadband capacity and enables the Company to provide services as a facilities-based carrier to a customer more quickly and less expensively than telecommunications providers that rely on the installation of terrestrial lines for connection to customer locations.

      In building its infrastructure, the Company is following a building-centric network plan, pursuant to which it is identifying strategically located sites in each metropolitan area covered by the Wireless Licenses. The customer buildings initially targeted by the Company each have more than 100,000 square feet of commercial space and, in many instances, are not served by competitive access providers ("CAPs") or CLECs. The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately
9.7 million workers using more than 2.1 million phone lines, and that these buildings represent an aggregate local exchange service market exceeding $3.3 billion of aggregate revenue per annum. These estimates do not include multi-dwelling residential buildings, universities, hospitals or buildings occupied by a single tenant and do not include long distance, data transmission or Internet services or enhanced communications services, such as messaging.

      In addition to its CLEC services, the Company utilizes its Wireless Fiber capabilities to provide Carrier Services, including last-mile local access and other broadband, high-capacity services, primarily to other telecommunications services providers and large institutional end users. The Company has been developing and marketing its Wireless Fiber-based local access and other Carrier Services since late 1994. In 1995, after an initial market-education phase, in which the Company demonstrated the efficacy and reliability of its Wireless Fiber services for such purposes, principally though the use of field demonstrations and the installation of trial-basis Wireless Fiber links, the Company began receiving initial orders for Wireless Fiber services.

      Since October 1995, the number of customers utilizing the Company's Wireless Fiber-based Carrier Services has increased significantly. Such customers include Ameritech Cellular, Cellular One, Geotek Communications Inc., Reed Elsevier PLC, Siemens Stromberg-Carlson, Teleport Communications Group, Inc. ("Teleport") and Western Wireless Corporation. In addition, the Company has entered into master service agreements with Pacific Bell ("PacBell"), American Communications Services, Inc. ("ACSI"), Electric Lightwave, Inc. (a subsidiary of Citizens Utilities ("Electric Lightwave")), MCI Communications Corp. ("MCI"), ICG Telecom Group ("ICG") and Century Telephone Enterprises, Inc. ("Century Telephone"), under which such companies utilize or are expected to utilize Wireless Fiber services as a component of their own telecommunications networks. The Company is in the process of negotiating additional master service agreements with other telecommunications providers.

Strategy

      Key elements of the Company's strategy include:

      Accelerating Rollout of CLEC Services and Leveraging of Wireless Fiber Capabilities. In addition to the major metropolitan areas where it is already providing or introducing its CLEC services, the Company intends to introduce such services in each of the other markets where it has multiple-channel Wireless Licenses during the next three years. As the Company commences its CLEC business in each market, in order to gain initial market penetration in that market, it may initially resell the local exchange services of other service providers, such as other CLECs and the incumbent LECs, until it has established

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

the Wireless Fiber and switch-based infrastructure required to provide its local exchange services in that city. The Company commissioned its first switch in New York City in October 1996 and currently intends to install, pursuant to an agreement with Lucent Technologies, Inc. ("Lucent"), approximately 40 additional switches in its major markets during the next three years.

      Exploiting First to Market and Leading Spectrum Holder Advantages. The Company currently enjoys a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure and the capital necessary to rapidly exploit and roll out its 38 GHz services on a commercial basis. The Company believes that its competitive advantage is further strengthened by its position as the holder of the largest aggregate amount of 38 GHz bandwidth capacity in the United States and by the broad geographic scope encompassed by its Wireless Licenses.

      Marketing Wireless Fiber Services to Other Telecommunications Providers. The Company targets other telecommunications service providers in marketing its Wireless Fiber-based last-mile local access and high-capacity, broadband services. The Company believes that its Wireless Fiber services present an attractive, economical method for other telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek to rapidly penetrate new markets opening up to them as a result of the Telecommunications Act. The Company currently offers its Wireless Fiber services to long distance carriers, RBOCs and other LECs, other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services (collectively "CMRS providers"). The Company also markets its Wireless Fiber services to telecommunications service providers as viable, cost-efficient alternate routes for their telecommunications traffic in situations where primary routes are incapacitated and/or network reliability concerns require alternate multiple telecommunications paths.

      Marketing Wireless Fiber Services as a Solution to Growing Volume of Data Communications and Internet Traffic and for Private Network Services. The Company believes that demand for its Wireless Fiber services will be amplified by the growing volume of data communications traffic resulting from increasing Internet usage and other high-volume transmissions. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with existing RBOC and LEC inrastructure. The total amount of bandwidth of each 38 GHz channel is 100 MHz, which supports high broadband, interactive transmiion paths. Wireless Fiber DS-3 links (each of which currently transmits at a rate up to 45 MHz) provide transfer rates which are over 1,500 times the rate of the fastest dial-up modem currently in use and over 350 times the rate of the fastest ISDN line currently in use. In addition to accommodating standard voice and data requirements, Wireless Fiber services can allow end users to receive real time, full-motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. The Company recently established its first major relationship with an Internet service provider and is actively pursuing relationships with additional Internet service providers. See "Business -- Carrier Services -- Internet Services." The Company also offers its Wireless Fiber services to businesses, government agencies and institutions with multiple locations that seek to establish their own independent local telecommunications systems for dedicated private-line voice and data networks, including LAN and WAN applications.

      Acquiring Information and Content Services to Complement Telecommunications Service Offerings. The Company believes that participants in the telecommunications market will increasingly seek to offer "content" -- such as legal, human resources, training, news, stock quotes and other value-added information--to differentiate their services and attract traffic onto their transmission networks. It is believed that the ability to deliver information and other content will play an especially important role in business users' choice of a telecommunications provider.

      Re-focusing and Expanding the Company's Long Distance Operations. The Company has shifted the focus of its long distance operations toward providing long distance services to business users as a complement to its CLEC services. As such, the Company is not currently marketing long distance services to residential customers on an active basis, except through established affinity group and other targeted

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

programs. Consistent with this approach, the Company is seeking to expand and improve its long distance operations by (i) bundling its long distance services with its local telecommunications services, (ii) broadening its business customer base and increasing customer retention rates and (iii) improving operating efficiencies by reducing costs associated with the provision of its long distance services.

Pending Acquisition of Milliwave

      In June 1996, the Company entered into an agreement to acquire (the "Milliwave Acquisition") all of the outstanding partnership interests in Milliwave Limited Partnership ("Milliwave"), a holder of 38 GHz licenses (the "Milliwave Licenses") that allow for the provision of services in more than 80 major markets, encompassing an aggregate population of greater than 160 million. The Milliwave Acquisition is subject to certain regulatory approvals, but is expected to be consummated during the first quarter of 1997. Upon consummation of the Milliwave Acquisition, Dennis Patrick, Chief Executive Officer of Milliwave and a former Chairman of the FCC, is expected to join the Company's Board of Directors. See "Business -- Telecommunications Services -- Wireless Fiber -- Pending Milliwave Acquisition."

Other Business

      Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a nonstrategic subsidiary acquired in 1992. That subsidiary continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional chains.

Financing Plan

      In October 1995, to finance the initial rollout of its telecommunications business, the Company raised net proceeds of $214.5 million from a private placement ("1995 Debt Placement") of units, each unit consisting of two 14% Senior Discount Notes due 2005 ("Senior Notes") and one 14% Convertible Senior Subordinated Discount Note ("Convertible Notes").

      The passage of the Telecommunications Act has resulted in opportunities that have caused the Company to accelerate the development and expansion of its telecommunications businesses. To capitalize on these opportunities, the Company has undertaken an expanded capital expenditure program. As a result of the Company's accelerated strategy, it now plans capital expenditures of $240 million and $330 million for 1997 and 1998, respectively.

      Management anticipates, based on current plans and assumptions relating to its operations, that the Company's existing financial resources (including proceeds raised in the 1995 Debt Placement) and equipment financing arrangements that the Company is currently seeking, will be sufficient to fund the Company's growth and operations for approximately 12 to 15 months from the date of this Prospectus. Management believes that the Company's capital needs at the end of such period will continue to be significant and the Company will continue to seek additional sources of capital. Further, in the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company does not consummate its equipment lease financings, the Company may be required to seek additional sources of capital sooner than currently anticipated. See "Risk Factors -- Significant Capital Requirements" and "-- Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Common Stock offered by the
  Selling Stockholders..........   850,000 Shares

Proceeds........................   The Company will not derive any cash proceeds
                                   from the issuance of the Conversion Shares upon conversion of the Locate Notes, but will immediately retire, without the payment of any additional consideration, the debt attributable to the Locate Notes. The Company will not derive any cash proceeds from the sale of Locate Shares by the Selling
                                   Stockholders.

Nasdaq Stock Market Symbol......   WCII

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             Summary Financial Data

      The summary financial data presented below, as of and for the two years ended February 28, 1994 and 1995 and for the ten months ended December 31, 1995, have been derived from the Company's audited financial statements and the summary financial data presented below as of and for the nine months ended September 30, 1995 and 1996 and the ten months ended December 31, 1994 have been derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                       Ten Months Ended
                                                          December 31,                        Nine Months Ended September 30,
                                              ---------------------------------------         -------------------------------
                                                                             Pro Forma                                 Pro Forma
                              Year Ended                          Pro           As                            Pro          As
                             February 28,          Actual        Forma       Adjusted       Actual           Forma      Adjusted
                          -----------------     -----------                            -----------------
                            1994     1995       1994   1995     1995(1)(2)   1995(3)    1995     1996(4)    1996(1)      1996(3)
                            ----     ----       ----   ----     ----------  --------    ----     -------    -------     --------
                                                 (In thousands, except per share data)
Statement of Operations Data:
Net sales:
  Telecommunications(5).  $ 8,505   $14,909   $13,420  $13,136     $19,266     $19,266  $ 7,797   $27,958    $30,235      $30,235
  Information services..       --       474       193    2,648       2,698       2,698    2,790     7,479      7,479        7,479
  Merchandising.........    7,120    10,182     8,405   13,987      13,987      13,987   10,038    12,544     12,544       12,544
                          -------   -------   -------  -------     -------     -------  -------   -------    -------      -------
    Total net sales.....   15,625    25,565    22,018   29,771      35,901      35,901   20,625    47,981     50,058       50,058
Operating income (loss):
  Telecommunications....     (744)   (3,423)   (2,067)  (6,945)     (8,650)     (8,650)  (4,189)  (21,076)   (22,677)     (22,677)
  Information Services..       --      (117)     (115)     238        (238)       (238)     299     (369)      (369)        (369)
  Merchandising.........      223       307       329      756         756         756      436       151        151          151
  General corporate.....   (1,547)   (2,378)   (1,609)  (3,861)     (3,861)     (3,861)  (2,968)   (8,495)    (8,495)      (8,495)
                          -------   -------   -------  -------     -------     -------  -------   -------    -------      -------
    Total operating loss   (2,068)   (5,611)   (3,462)  (9,812)    (11,517)    (11,517)  (6,422)  (29,789)   (31,390)     (31,390)
Interest expense........      744       637       505    7,630       8,800       7,633      869    27,388     28,469       27,419
Interest income.........     (109)     (385)     (297)  (2,890)     (2,902)     (2,902)    (492)   (8,174)    (6,683)      (6,683)
Other expenses, net.....    5,687     1,367       948    1,305         771         771    1,594     1,023      1,293        1,293
Net loss................   (8,195)   (7,230)   (4,618) (15,857)    (18,186)    (17,020)  (8,394)  (50,027)   (54,008)     (53,158)
Net loss per common share   (1.06)    (0.42)    (0.28)   (0.70)      (0.68)      (0.61)    (.40)    (1.81)     (1.75)       (1.65)
Weighted average common
  shares outstanding....    7,719    17,122    16,609   22,770      26,745      27,797   21,222    27,691     31,091       32,144
Other Financial Data:
Capital expenditures....  $   307   $ 1,816   $ 1,465  $ 8,652     $12,264     $12,264  $ 4,591   $29,719    $30,877      $30,877
EBITDA(6)...............   (1,845)   (5,179)   (3,116)  (8,952)     (8,213)     (8,213)  (6,040)  (28,034)   (27,669)     (27,669)

                                                                     As of September 30, 1996
                                                           ------------------------------------------------
                                                                                               Pro Forma
                                                             Actual         Pro Forma(7)     As Adjusted(8)
                                                             ------         ------------     --------------
                                                                          (in thousands)
Balance Sheet Data:

Cash, cash equivalents and short term investments.......   $162,978          $125,935          $125,935
Property and equipment, net.............................     44,162            47,604            47,604
Total assets............................................    288,158           392,182           392,182
Current portion of long-term debt and capital lease
  obligations...........................................      3,643            21,172             3,672
Long-term debt and capital lease obligations,
  less current portion and discount.....................    272,195           272,429           272,429
Stockholders' equity (deficit)..........................   (20,536)            64,465            81,964

                                                        (footnotes on next page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

----------
(1) Gives effect to the acquisitions by the Company of Milliwave, the assets of Local Area Telecommunications, Inc. ("Locate," a holder of 38 GHz licenses and other telecommunications assets) and Avant-Garde Telecommunications, Inc. ("Avant-Garde," the original holder of many of the Wireless Licenses), and financings thereof, as if they occurred as of the beginning of the respective periods. See notes 2, 8, 17, 18 and 28 to the Consolidated Financial Statements. Assumes the issuance of 3.4 million shares of Common Stock at $25 per share in connection with the Milliwave Acquisition.

(2) On a pro forma basis giving effect to the acquisitions and financings in footnote (1) above (collectively, the "Transactions"), pro forma sales, operating loss, interest expense, net loss and negative EBITDA for the twelve months ended December 31, 1995 amounted to $40 million, $13 million, $8 million, $19 million and $12 million, respectively.

(3)   Adjusted to reflect the acquisitions and financings described in footnote
      (1) and the issuance of the Conversion Shares upon conversion of the Locate Notes and the resulting retirement of debt, as if they occurred at the beginning of the respective periods.

(4) In the first nine months of 1996, the Company settled a dispute with another carrier regarding the unauthorized switching of the Company's customers to the other carrier. The Company recognized revenue of approximately $1.5 million and cost of sales of approximately $850,000 in connection with this settlement, the majority of which related to minutes of use during that period.

(5) The Company has generated nominal revenues from its Wireless Fiber services.

(6) EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's consolidated financial statements contained elsewhere in this Prospectus.

(7) Gives effect to the acquisitions of Milliwave and Locate as if they occurred on September 30, 1996.

(8) Adjusted to reflect the acquisitions of Milliwave and Locate and the issuance of the Conversion Shares upon conversion of the Locate Notes and the resulting retirement of debt, as if they occurred on September 30, 1996.

--------------------------------------------------------------------------------

                                  RISK FACTORS

      An investment in the Common Stock involves a significant degree of risk. In determining whether to make an investment in the Common Stock, prospective investors should consider carefully all of the information set forth in this Prospectus and, in particular, the following risk factors.

Historical and Anticipated Future Net and Operating Losses and Negative EBITDA

      The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses. The Company historically has had net losses and negative EBITDA, including a net loss and negative EBITDA of approximately $15.9 million and $9.0 million, respectively, for the ten months ended December 31, 1995, and $50.0 million and $28 million, respectively, for the nine months ended September 30, 1996. The Company has been offering local access and other Carrier Services only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its wireless local telecommunications services operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to incur significant and increasing operating and net losses and to generate increasingly negative EBITDA while it develops and expands its telecommunications businesses and until such time as it establishes a sufficient revenue-generating customer base. As a result of increased expenses, principally relating to an increase in the number of employees, in connection with the rollout of CLEC services, and expenses relating to the servicing of debt, there will be substantial increases in the Company's net loss, operating loss and negative EBITDA in the fourth quarter of 1996 as compared to prior quarters and for 1996 and 1997 as compared to prior years. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt. In addition, if the Company does not achieve and sustain positive EBITDA and profitability, the value of the Common Stock may be adversely affected. See "-- Competition -- Long Distance Market," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business

      The Company is pursuing an accelerated strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own local exchange services. The Company has virtually no experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation of resale agreements with other local service providers; the negotiation of interconnection agreements with RBOCs and other incumbent LECs; the failure of LECs and RBOCs to honor the letter and spirit of consummated interconnection agreements; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's switch rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers and to deliver high quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, who may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. The Company commenced marketing its local exchange services in New York City in April 1996 on a resale basis and began providing switch-based services in that city in October 1996. The Company is also currently introducing its CLEC services on a resale basis in eight additional cities: Atlanta, Boston, Chicago, Hartford, Los Angeles, Milwaukee, San Diego and Stamford.

      Although the Company's initial implementation of its CLEC strategy often will entail the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and availability of satisfactory resale arrangements, the principal component of the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous switches and the interconnection of these facilities to customers' buildings and other local networks, including through the installation of Wireless Fiber links and the build out of other facility infrastructure, in advance of generating material revenues.

      As the Company rolls out its CLEC operations, it anticipates experiencing negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if (i) sales efforts result in sufficiently increased volumes of traffic originated and terminated over the Company's Wireless Fiber and switching facilities instead of LEC or other CLEC facilities and (ii) higher margin-enhanced services are provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability (which will permit customers to retain their telephone numbers when switching carriers), which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have an adverse effect on the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy for Telecommunications Business Growth" and "-- Telecommunications Services -- CLEC Services."

Negative Operating Margins in the Initial Provision of Wireless Fiber-Based Carrier Services

      The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based Carrier Services (which includes CAP services) and expects to continue to experience negative operating margins until it develops a revenue-generating customer base sufficient to fund operating expenses attributable to the provision of such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complementary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its Carrier Services over time by (i) obtaining appropriate sites for its operations, (ii) acquiring and retaining an adequate customer base, (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across Wireless Fiber links, (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs and (v) taking advantage of recent procompetitive regulatory initiatives and changes that permit the Company to provide additional local telecommunications services, thereby facilitating the marketability of higher-margin enhanced and premium services utilizing the Company's Wireless Fiber capabilities. If the Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its Carrier Services business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have an adverse effect on the value of the Common Stock. For a discussion of factors that affect results described in the forward-looking statements contained in this paragraph, see "-- Competition," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Competition in the Telecommunications Industry" and "-- Telecommunications Services -- Carrier Services."

Risks Associated with Rapid Expansion and Acquisitions

      The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, continued aggressive marketing of its Carrier Services and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the

Company's business, financial condition and results of operations and the value of the Common Stock. As part of its strategy, the Company may acquire complementary assets or businesses. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any acquisitions or integrate any business or assets which it may acquire into its operations. See "Business--Strategy for Telecommunications Business Growth."

Substantial Indebtedness; Ability to Service Indebtedness

      The Company has significant indebtedness and interest expense as a result of the 1995 Debt Placement. At September 30, 1996, on a pro forma basis giving effect to the Acquisitions, the Company would have had, on a consolidated basis, approximately $293.3 million of indebtedness, including capitalized lease obligations. The accretion of original issue discount on the Senior and Convertible Notes will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted to Common Stock). At September 30, 1996, on a pro forma as adjusted basis giving effect to the issuance of the Common Stock upon conversion of the Locate Note and the resulting retirement of the Locate Note, the Company would have had, on a consolidated basis, approximately $275.8 million of indebtedness. The indentures related to the Senior and Convertible Notes ("Indentures") limit, but do not prohibit the incurrence of additional indebtedness by the Company and subsidiaries. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

      The level of the Company's indebtedness could have important consequences, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase.

      The Company had net losses and negative EBITDA during the ten months ended December 31, 1995 (and prior fiscal years) and the first nine months of 1996 and management anticipates that such net losses and negative EBITDA will continue (and increase) in the foreseeable future. As the Company expands its operations, it expects to continue to experience increasing net and operating losses and negative EBITDA. There can be no assurance that the Company will be able to attain profitability or positive EBITDA or that the Company will be able to meet its debt service obligations. If the Company's cash flow is inadequate to meet its obligations or fund its operations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments or, if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company, including the Notes. Such defaults would adversely affect the market price of the Common Stock. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be affected by prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. See "Description of Certain Indebtedness."

Competition

      The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company.

      Local Telecommunications Market. The local telecommunications market is intensely competitive for new entrants and currently is dominated by the RBOCs and other LECs. The Company has been marketing local access and other Carrier Services only since December 1994 and local exchange services only since April 1996, and the Company has not obtained significant market share in any of the areas where it offers such services, nor does it expect to do so given the size of the local telecommunications services market, the intense competition and the diversity of customer requirements. In each area covered by the Wireless Licenses, the services offered by the Company compete with those offered by the LECs, such as the RBOCs, which currently dominate the provision of local services in their markets. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. While legislative and regulatory changes have provided increased business opportunities for competitive telecommunications providers such as the Company, these same decisions have given the LECs increased flexibility in their pricing of services. This may allow the LECs to offer special discounts to the Company's (and other CLECs') customers and potential customers. Further, as competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. As LECs lower their rates, other telecommunications providers will be forced by market conditions to charge less for their services in order to compete, which could have an adverse effect on the Company and on the value of the Common Stock.

      In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CAPs and CLECs, competitors offering wireless telecommunications services, including leading telecommunications companies, such as AT&T Wireless, and other entities that hold or have applied for 38 GHz licenses or which may acquire such licenses or other wireless licenses from others or the FCC. There is at least one other CAP and/or CLEC in each major metropolitan area covered by the Company's Wireless Licenses, including, in many such areas, companies such as ACSI, ICG, Brooks Fiber Properties ("Brooks Fiber"), MCI, MFS Communications Company, Inc. ("MFS"), Teleport and Time Warner, Inc. ("Time Warner"). Many of these entities (and the LECs) already have existing infrastructure which allows them to provide local telecommunications services with lower marginal costs than the Company can currently attain and which could allow them to exert significant pricing pressure in the markets where the Company provides or seeks to provide telecommunications services. In addition, many CAPs and CLECs have acquired or plan to acquire switches in order to offer a broad range of local telecommunications services.

      The Company currently also faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services, such as Advanced Radio Telecom Corp. ("ART") and BizTel Communications, Inc. ("BizTel"), and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI Wireless Systems, Inc. ("CAI"), a provider of wireless Internet access services, CellularVision USA, Inc. ("CellularVision"), a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services, and Associated Communications LLC ("Associated"), a provider of wireless CAP and other services. In many instances, these service providers hold 38 GHz licenses or licenses for other frequencies in geographic areas which encompass or overlap the Company's market areas. Additionally, some of these entities enjoy the substantial backing of, or include among their stockholders, major telecommunications entities, such as Ameritech with respect to ART, Teleport with respect to BizTel, and NYNEX and Bell Atlantic with respect to CAI. Due to the relative ease and speed of deployment of 38 GHz and some other wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. Furthermore, a notice of proposed rulemaking ("NPRM") issued by the FCC contemplates an auction of additional channels in the 38 GHz spectrum band, which have not been previously available for commercial use, and the FCC recently has stated its intention to auction licenses in other portions of the spectrum, including 28 GHz, which may provide licensees with capabilities similar to and, in some instances, possibly superior, to those of the Company. The grant of additional licenses by the FCC in the 38 GHz band, or other portions of the spectrum with similar or superior characteristics, as well as the development of new technologies, could result in increased competition. The Company believes that, assuming the adoption of the NPRM as currently proposed, entities having greater resources than the Company could acquire licenses to provide 38 GHz services.

      The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and long distance carriers. The great majority of these entities provide transmission services primarily over fiber optic-, copper-based and/or microwave networks, which, unlike the Company's Wireless Fiber services, enjoy proven market acceptance for the transmission of telecommunications traffic. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors. There can be no assurance that the Company will be able to compete effectively in any of its markets.

      The Company's Internet services also are likely to face significant competition, including, among others, from cable television operators deploying cable modems, which provide high speed data capability over existing coaxial cable television networks. Although cable modems currently are not widely available and do not provide for two-way data transfer rates that are as rapid as those which can be provided by Wireless Fiber services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet service providers using existing technologies such as ISDN and, in the future, such technologies as asymmetrical digital subscriber loop ("ADSL") and high speed digital subscriber loop ("HDSL") will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many other telecommunication service providers already are promoting their Internet services. See "Business -- Competition in the Telecommunications Industry -- Local Telecommunications Market" and "-- Government Regulation of Telecommunications Operations."

      Long Distance Market. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Historically, a substantial majority of the Company's telecommunications revenues have been derived primarily from residential long distance customers. In light of the early acceptance of the Company's CLEC business model, as well as regulatory actions and increasing price competition in the residential market, the Company has determined to re-focus its efforts and active marketing of its long distance services primarily on small and medium-sized business customers as a complement to its CLEC operations. As such, the Company is not currently marketing long distance services to residential customers on an active basis, except through established affinity group and other targeted programs.

      The Company competes for long distance customers with major carriers such as AT&T Corp. ("AT&T"), MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs as well as other CLECs also will become significant competitors in the long distance telecommunications industry. The Company believes that the principal competitive factors affecting its market share are sales and marketing programs, pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers. See "Business -- Competition in the Telecommunications Industry."

      Additionally, providers of long distance services, including the major interexchange carriers, as well as resellers, such as the Company, are coming under intensified scrutiny for marketing activities by them or their agents that result in alleged unauthorized switching of customers from one long distance provider to another. The FCC and a number of state authorities are seeking to introduce more stringent regulations to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effect, if any, of the adoption of any such proposed regulations on the long distance industry and the manner of doing business therein, cannot be anticipated. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company.

      New Media Business. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry. See "Business -- New Media Business."

      Consumer Products Business. The consumer products industry is subject to changes in styles and consumer tastes. An unanticipated change in consumer preferences inconsistent with the Company's merchandise lines could have a serious and adverse effect upon its operations. The Company's product lines are subject to intense competition with numerous manufacturers and distributors of hair, beauty and bath products. Mass merchandisers, drug store chains, and other mass volume retailers typically utilize freestanding pegboard fixtures or pegboard wall fixtures, as well as in-line shelving and end-cap displays, to display their products. Competition for shelf and wall space for product placement is intense, as many companies seek to have their products strategically placed within the store. Competition also exists with respect to product name recognition and pricing, since retailers and consumers often choose products on the basis of name brand, cost and value. Many of the Company's competitors have greater product and name recognition than it does, as well as much larger and more sophisticated sales forces, product development, marketing and advertising programs and facilities. The Company generally competes by attempting to offer retail customers quality, service and products at reasonable prices. See "Business -- Consumer Products -- Competition."

Limited Operating History in Telecommunications Industry

      The Company shifted its business focus in 1992 from marketing consumer products to providing telecommunications services in order to capitalize on emerging opportunities in the evolving telecommunications industry. The Company began reselling long distance telecommunications services in 1993. The Company began marketing its local access and other Carrier Services in December 1994 and offering local exchange services as a CLEC in April 1996. It currently provides CLEC services on a facilities and resale basis in New York City and is currently introducing CLEC services in Atlanta, Boston, Chicago, Hartford, Los Angeles, Milwaukee, San Diego and Stamford. Although a number of persons comprising the Company's senior management team have extensive experience in the telecommunications industry, the Company has a limited operating history in the telecommunications industry. The Company's prospects, therefore, must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an evolving industry characterized by intense competition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Significant Capital Requirements

      The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's capital expenditure requirements. Management anticipates, based on current plans and assumptions relating to its operations, that the Company's existing financial resources (including proceeds raised in the 1995 Debt Placement) and equipment financing arrangements that the Company is currently seeking, will be sufficient to fund the Company's growth and operations for approximately 12 to 15 months from the date of this Prospectus. Management believes that the Company's capital needs at the end of such period will continue to be significant and the Company will continue to seek additional sources of capital. Further, in the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), or if the Company does not consummate its equipment lease financings, the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and could adversely affect the Company's ability to service its existing debt and the value of the Common Stock. For a discussion of other factors that could affect the forward-looking statements contained in this paragraph, see the other risk factors and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Company Overview" and "-- Liquidity and Capital Resources."

Government Regulation

      The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers, and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions retain nonexclusive jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications. Municipalities also may regulate limited aspects of the Company's business by, for example, imposing zoning requirements or right-of-way permit procedures, certain taxes or franchise fees.

      The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of interLATA long distance services. Additionally, the FCC must promulgate new regulations over the next several years to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements. In addition, the Telecommunications Act requires the promulgation of regulations to implement universal service reform, to revise the existing subsidy system which is intended to provide support for the provision of ubiquitous telephone service, and to effect access charge reform to more closely align the access charges required to be paid by the long distance carriers to the LECs to the actual cost of providing service.

      The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

      As required by the Telecommunications Act, in August 1996 the FCC adopted new rules implementing the Telecommunications Act (the "Interconnection Order"). These rules constitute a pro-competitive, deregulatory national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. Although setting minimum, uniform, national rules, the Interconnection Order also relies heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets. Among other things, the Interconnection
Order: establishes rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; requires incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis at any technically feasible point at rates that are just, reasonable and nondiscriminatory; establishes rules requiring incumbent LECs to allow interconnection via physical and virtual collocation; requires the states to set prices for interconnection, unbundled elements, and termination of local calls that are nondiscriminatory and cost-based (using a forward looking methodology which excludes embedded costs but allows a reasonable cost-of-capital profit); requires incumbent LECs to offer for resale any telecommunications service that the carrier provides at retail to end users at prices to be established by the states but which generally are at retail prices minus reasonably avoided costs; and requires LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights of way owned or controlled by LECs or utilities. Exemptions to some of these rules are available to LECs which qualify as rural LECs under the Telecommunications Act. The Interconnection Order also requires that: intraLATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intraLATA toll service without having to dial extra digits) be implemented no later than February 1999; LECs provide new entrants with nondiscriminatory access to directory assistance services, directory listings, telephone numbers, and operator services; and LECs comply with certain network disclosure rules designed to ensure the interoperability of multiple local switched networks. There can be no assurance how the Interconnection Order will be implemented or enforced or as to what affect such implementation or enforcement will have on competition within the telecommunications industry generally or on the competitive position of the Company specifically. A number of LECs, the National Association of Regulatory Utility Consumers and others, have filed in Federal court seeking to appeal aspects of the Interconnection Order and to stay some or all of the rules adopted therein. In October 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of effectiveness of certain provisions of the Interconnection Order, including pricing and the pick and choose provisions, pending the lower court's review of the merits of the case. Oral argument on this appeal of the Interconnection Order is scheduled for January 1997. The Company believes that the stay will not adversely affect its CLEC operations and may positively affect the operations of the Carrier Services business.

      Although the Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses and approvals necessary and appropriate to conduct its operations, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz and/or the future granting of 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz, including, among other items, the imposition of minimum construction and usage requirements and an auction procedure for issuance of licenses in the 37-40 GHz band where mutually exclusive applications have been filed. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry, the satellite industry, various government agencies and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM, or that any rules will be adopted. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

      Pursuant to an international treaty to which the United States is a signatory, the 38.6-40.0 GHz band is allocated on a co-primary basis to the Fixed Satellite Services ("FSS") and the 37.5-40.5 GHz band is allocated on a co-primary basis to the Mobile Satellite Services Inc. ("MSS"). The FCC has not proposed rules to implement the treaty provisions, although comments and a petition for rule making recently have been filed with the FCC by Motorola Satellite Communications Inc. ("Motorola") requesting that such rules be considered and, in particular, power flux density limits. On May 21, 1996, the FCC placed on public notice for comment the petition to allocate the 37.5-38.6 GHz bands to the FSS and to establish Technical Rules for the 37.5-38.6 GHz band. In addition, Motorola requested the FCC to adopt the power flux density limitations of the ITU Radio Regulations for the 37.5 to 40.5 GHz band in order to allow FSS systems and terrestrial microwave operators to co-exist on a co-primary basis. In September 1996, MSSI filed an application at the FCC to offer broadband satellite services using a portion of the radio spectrum that includes the 38.6 to 40 GHz band where the Company holds its Wireless Licenses. If the FCC were to allow transmissions from space to earth as proposed by MSSI, such transmissions could adversely affect the Company's existing or future operations by creating interference or causing the FCC to institute power and other limitations upon the Company's transmissions. If adopted as proposed, the MSSI application would likely require changes in the FCC's rules, although it would likely be a number of years before MSSI's satellite system could be launched. The extent of the adverse impact upon the Company's operations if the MSSI application were to be granted in its current form is unknown, and there can be no assurance that the Company's operations would not be adversely effected.

      The Company plans to operate as a CLEC in numerous states and to offer a full range of local exchange services. However, the Company must obtain the approval of state regulatory authorities prior to offering CLEC services in each state. The Company currently is authorized to operate as a CLEC in California, Connecticut, Florida, Georgia, Illinois, Massachusetts, Michigan, New York, Pennsylvania, Tennessee, Texas, Washington and Wisconsin, and is seeking or intends to seek authorization in numerous other jurisdictions. However, there can be no assurance that the Company will obtain or retain such state authorizations. Further, as a CLEC, the Company will be subject to additional state regulatory and service parameters, including those relating to quality of service.

      The FCC is required by the Telecommunications Act to examine and modify existing universal service and access charge policies by May 1997. In doing so, it will likely allocate the cost of subsidizing universal service initiatives to all telecommunications carriers and reduce substantially the access charges that interexchange carriers pay to LECs for access to the public switched network. CAPs provide local access (i.e., the transmission of a long distance call from the caller's location to the long distance carrier's POP, and from the terminating POP to the recipient of the call) at rates that are discounted from the rates charged by LECs. If the FCC were to mandate reductions in LECs' local access charges, CAPs might be forced to substantially reduce the rates they charge long distance providers, resulting in lower gross margins (which, in the case of the Company, are currently negative). This could have a material adverse effect on the Company's Carrier Services operations. See "Business -- Telecommunications Industry Overview," "-- Government Regulation of Telecommunications Operations" and "-- Competition in the Telecommunications Industry."

Finite Initial Term of Wireless Licenses; Potential License Renewal Costs; Fluctuations in the Value of Wireless Licenses; Transfer of Control

      The FCC's current policy is to align the expiration dates of all 38 GHz licenses such that all such licenses mature concurrently and then to renew all such licenses for ten years. The initial term of all currently outstanding 38 GHz licenses, including the Company's licenses, expires in February 2001. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

      In the NPRM, the FCC proposed auctioning licenses for currently unallocated 38 GHz channels. Given the current political climate with respect to balancing the federal budget, there is a risk that the FCC will require significant payments upon renewal of the Company's Wireless Licenses. The FCC's failure to renew, or imposition of significant charges for renewal of, one or more Wireless Licenses could have a material adverse effect on the Company and could adversely affect the value of the Common Stock.

      The Wireless Licenses are a significant asset of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and status of the transferee and prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses.

      The Company has entered into acquisition and related agreements with Milliwave. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and qualifications of the transferee and the satisfaction of certain other regulatory requirements. In addition, the existence of proposed channel limitations in the NPRM, which in at least one licensed area may result in the Company exceeding the proposed maximum number of licenses for that area, may result in the FCC denying consent for one or more license transfers. In light of the foregoing, the newness of this service, and the uncertainty of final regulations to be issued in connection with the NPRM, there can be no assurance that the FCC will approve all or any of the proposed acquisitions or, if approved, that the FCC will not impose limitations on the ultimate number of licenses held in any particular licensed area. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Licenses" and "-- Government Regulation of Telecommunications Operations."

Changes in Technology, Services and Industry Standards

      The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the value of the Common Stock. See "Business -- Telecommunications Industry Overview."

Certain Financial and Operating Restrictions

      The indebtedness of the Company and the Indentures impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the value of the Common Stock. See "Description of Certain Indebtedness."

Dependence on Third Parties for Service and Marketing; Possible Service Interruptions and Equipment Failures

      The Company's long distance resale business is dependent on utilizing the facilities of major long distance carriers to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has agreements with long distance carriers that provide it with access to such carriers' networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could material ly adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities also would have a material adverse effect on the Company, and could require the Company to significantly curtail or cease its operations. Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switch ing facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation and the value of the Common Stock. See "Business -- Telecommunications Services -- Long Distance Services."

      The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with each of PacBell, ACSI, Electric Lightwave, MCI, ICG and Century Telephone, which allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations or its ability to service its customers. The Company plans to enter into master service agreements with other telecommunications service providers, and the failure to do so could have an adverse effect on the Company's development and results of operations and the value of the Common Stock. See "Business -- Telecommunications Services -- Carrier Services."

Reliance on Equipment Suppliers

      The Company currently purchases substantially all of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, no industry standard or uniform protocol currently exists for 38 GHz equipment. Consequently, a single manufacturer's equipment must be used in establishing each wireless link. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Fiber Links."

Line of Sight; Distance Limitations Imposed by Rainfall Conditions in Certain Geographic Areas; Roof Rights

      In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corres ponding transceivers of five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart or to establish a system of interconnected hub sites. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. Notwithstanding its prequalification activities, there can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize Roof Rights it obtains. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Fiber Links."

Uncertainty of Market Acceptance of Wireless Fiber Services

      The Company has been marketing its Wireless Fiber services since December 1994 and such services currently are generating revenues that are insignificant. The Company has not obtained a signifi cant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecom munications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz, or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area, changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the value of the Common Stock. See "Business -- Telecommunications Services."

Reliance on Key Personnel

      The efforts of a small number of key management and operating personnel will largely determine the Company's success. The loss of any of such personnel could adversely affect the Company. The Company's success also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. See "Management."

Volatility of Market Price of Common Stock

      Since the Common Stock has been publicly traded, the market price of the Common Stock has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the Common Stock, variations in the Company's operating results, press reports, including with respect to regulation and industry trends, and the difference between actual results and the results expected by investors and analysts. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies, particularly telecommunications companies. These broad market fluctuations also may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

Shares Eligible for Future Sale

      As of September 30, 1996, the Company had 28,290,525 shares of Common Stock outstanding. Although a significant number of the outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144, substantially all of such Restricted Shares either have been registered for resale under the Securities Act or are currently, or will soon become, available for sale pursuant to Rule 144. In addition, the Company is obligated to issue a substantial number of shares of Common Stock in connection with the Milliwave Acquisition, which would be subject to registration rights requiring the Company to register them for resale. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale."

Effect of Outstanding Options, Warrants and Other Convertible Securities

      As of September 30, 1996, there were outstanding options and warrants with respect to an aggregate of 9,597,968 shares of Common Stock at per-share exercise prices ranging from $1.06 to $31.12. Additionally, the Convertible Notes are convertible into shares of Common Stock and the Company intends to convert the Locate Notes by issuing the Conversion Shares (all with no additional cash payment to the Company). Moreover, substantially all of the shares underlying such securities have been or will be registered for resale under the Securities Act. The Company has two existing stock option plans under which options to purchase up to an additional 1,338,833 shares of Common Stock may be granted. The exercise of outstanding stock options, warrants and other convertible securities will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock issuable upon the exercise of such stock options, warrants and convertible securities may adversely affect prevailing market prices for the Common Stock. See "Description of Certain Indebtedness," "Description of Capital Stock" and "Shares Eligible for Future Sale."

Anti-takeover Provisions

      The Company's corporate charter provides that directors serve staggered three-year terms and authorizes the issuance of up to 15,000,000 preferred shares with such designations, rights and prefer ences as may be determined from time to time by the Company's Board of Directors. The affirmative vote of the holders of at least two-thirds of the capital stock of the Company is required to amend the provisions of the charter relating to the classification of the Board. The staggered board provision could increase the likelihood that, in the event of a possible takeover of the Company, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change in con trol or management of the Company. While the Company has no commitments to issue Preferred Stock, the authorization of preferred shares empowers the Board of Directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. Additionally, certain of the Company's indebtedness (including the Notes) contains provisions which would allow holders, at their election, to require prepayment in the event of a change in control of the Company, which could also serve to delay or prevent such a change in control from occurring. Moreover, the Company's By-Laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting, and the Company's stock option plans contain a provision which accelerates the vesting of outstanding options in the event of certain changes in control of the Company, both of which could serve to delay or prevent a change in control from occurring. In addition, the Company is and, subject to certain conditions, will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, trans fers of control and/or certain assets of telecommunications entities, such as the Company, may require the approval of the FCC and/or state regulatory commissions. With respect to 38 GHz licenses such as the Company's Wireless Licenses, assignments of such licenses and changes of control involving entities holding licenses require prior FCC and state regulatory approval and are subject to restrictions and limitations on the identity and status of the assignee or successor. See "Description of Capital Stock."

                           PRICE RANGE OF COMMON STOCK

      The Company's Common Stock has been quoted on the Nasdaq National Market since June 27, 1994, under the symbol "WCII."

      The following table sets forth, for the fiscal periods indicated, the high and low last sale prices of the Common Stock as reported on the Nasdaq National Market or the Nasdaq SmallCap Market, as the case may be. The quotes represent "inter-dealer" prices without adjustment or mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


                                                           Common Stock Price
                                                           ------------------
Period Ended                                                High       Low
------------                                                ----       ---

November 30, 1994......................................... 9-11/16    6
February 28, 1995......................................... 9-1/8      5-1/32
May 31, 1995.............................................. 7-1/32     6
August 31, 1995........................................... 13-3/8     5
November 30, 1995......................................... 21-13/16   13-1/2
December 31, 1995 (commencing December 1, 1995)........... 17-3/8     14
March 31, 1996............................................ 18-1/2         13-3/8
June 30, 1996............................................. 32-1/4     16
September 30, 1996........................................ 29         15-3/4
October 1 to December 17, 1996............................ 23-7/8     16-1/2

      See the cover page of this Prospectus for a recent reported last sale price of the Common Stock on the Nasdaq National Market. As of December 17, 1996, there were 361 holders of record of the Common Stock. The Company believes that there are more than 1,000 beneficial holders of the Common Stock.

                                 DIVIDEND POLICY

      The Company has not declared or paid any dividends on the Common Stock and does not intend to pay dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings, if any, to finance the development and expansion of its business. Certain covenants in the Indentures currently effectively prohibit the Company from declaring or paying cash dividends. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

      The following table sets forth the cash and capitalization of the Company as of September 30, 1996: (i) on a historical basis, (ii) on a pro forma basis that gives effect to the acquisitions of Milliwave and Locate and financing thereof, as if they occurred on September 30, 1996 and (iii) on a pro forma as adjusted basis that gives effect to the conversion of the Locate Notes, as if it occurred on September 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                            September 30, 1996
                                                    -----------------------------------
                                                                              Pro Forma
                                                      Actual     Pro Forma   As Adjusted
                                                     ---------   ---------   -----------
                                                              (in thousands)
Cash, cash equivalents and short term investments .  $ 162,978   $ 125,935   $ 125,935
                                                     =========   =========   =========
Current portion of long-term debt and capital lease
  obligations .....................................  $   3,643   $  21,172   $   3,672
                                                     =========   =========   =========
Long-term debt and capital lease obligations:
  Senior Notes ....................................  $ 170,356   $ 170,356   $ 170,356
  Convertible Notes ...............................     85,178      85,178      85,178
  Other notes .....................................     10,680      10,680      10,680
  Capital lease obligations, net of current portion      5,981       6,215       6,215
                                                     ---------   ---------   ---------
    Total long-term debt and capital lease
       obligations ................................    272,195     272,429     272,429
                                                     ---------   ---------   ---------
Stockholders' equity:
  Preferred stock of the Company, 15,000,000
    shares authorized, none issued and
    outstanding ...................................       --          --          --
  Common Stock, $.01 par value, 75,000,000
    shares authorized, 28,290,525 shares issued
    and outstanding, 31,690,525 shares issued and
    outstanding on a pro forma basis, 32,743,157
    shares issued and outstanding on an as
    adjusted basis(1) .............................        283         317         327
  Additional paid-in capital ......................     70,501     155,467     172,957
  Accumulated deficit .............................    (91,338)    (91,338)    (91,338)
                                                     ---------   ---------   ---------
                                                       (20,554)     64,446      81,946
  Less:  treasury stock ...........................       --          --          --
    Unrealized gain on  long term investments .....         19          19          19
                                                     ---------   ---------   ---------
  Total stockholders' equity ......................    (20,535)     64,465      81,965
                                                     ---------   ---------   ---------
    Total capitalization ..........................  $ 251,660   $ 336,894   $ 354,394
                                                     ---------   ---------   ---------

----------
(1) Does not include (i) an aggregate of 1,175,852 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan ("1992 Plan"), (ii) an aggregate of 3,500,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan ("1995 Plan") and (iii) 6,660,949 shares of Common Stock issuable upon exercise of other outstanding options and warrants. See "Description of Certain Indebtedness" and notes 17, 18 and 22 to the Consolidated Financial Statements. The exercise and conversion prices of certain of the foregoing securities are below the current market price of the Common Stock as of the date of this Prospectus. Assumes the issuance of 3,400,000 shares of Common Stock in connection with the Milliwave Acquisition.

                             SELECTED FINANCIAL DATA

      The summary financial data presented below, as of and for the two years ended February 28, 1994 and 1995 and for the ten months ended December 31, 1995, have been derived from the Company's audited financial statements and the summary financial data presented below as of and for the nine months ended September 30, 1995 and 1996 and the ten months ended December 31, 1994 have been derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                               Year Ended         Ten Months Ended          Nine Months
                                              February 28,          December 31,         Ended September 30,
                                            ----------------      ----------------       -------------------
                                             1994       1995       1994       1995       1995      1996(1)
                                             ----       ----       ----       ----       ----      -------
                                                           (in thousands except per share data)
Statement of Operations Data:
Net sales:
  Telecommunications(2) ..................  $  8,505   $ 14,909   $ 13,420   $ 13,136   $  7,797   $ 27,958
  Information services ...................      --          474        193      2,648      2,790      7,479
  Merchandising ..........................     7,120     10,182      8,405     13,987     10,038     12,544
                                            --------   --------   --------   --------   --------   --------
    Total net sales ......................    15,625     25,565     22,018     29,771     20,625     47,981
Operating income (loss):
  Telecommunications .....................      (744)    (3,423)    (2,067)    (6,945)    (4,189)   (21,076)
  Information Services ...................      --         (117)      (115)       238        299       (369)
  Merchandising ..........................       223        307        329        756        436        151
  General corporate ......................    (1,547)    (2,378)    (1,609)    (3,861)    (2,968)    (8,495)
                                            --------   --------   --------   --------   --------   --------
    Total operating loss .................    (2,068)    (5,611)    (3,462)    (9,812)    (6,422)   (29,789)
Interest expense .........................       744        637        505      7,630        869     27,388
Interest income ..........................      (109)      (385)      (297)    (2,890)      (492)    (8,174)
Other expenses, net ......................     5,687      1,367        948      1,305      1,594      1,023
Net loss .................................    (8,195)    (7,230)    (4,618)   (15,857)    (8,394)   (50,027)
Net loss per common share ................  $  (1.06)  $  (0.42)  $  (0.28)  $  (0.70)  $   (.40)  $  (1.81)
Weighted average common shares outstanding     7,719     17,122     16,609     22,770     21,222     27,691

Other Financial Data:
Capital expenditures .....................  $    307   $  1,816   $  1,465   $  8,652   $  4,591   $ 29,719
EBITDA(3) ................................    (1,845)    (5,179)    (3,116)    (8,952)    (6,040)   (28,034)

                                                                                         As of            As of
                                                              As of February 28,      December 31,    September 30,
                                                              ------------------      ------------    -------------
                                                              1994           1995         1995            1996
                                                              ----           ----         ----            ----
                                                                 (in thousands)      (in thousands)  (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short term investments.......      $   719      $3,156       $211,701        $162,978
Property and equipment, net.............................        1,301       2,663         15,898          44,162
Total assets............................................       14,610      29,509        285,363         288,158
Current portion of long-term debt and capital
 lease obligations                                              2,851         332          9,643           3,643
Long-term debt and capital lease obligations,
 less current portion and discount......................        3,084       5,165        240,455         272,195
Stockholders' equity....................................        4,719      18,280         21,752        (20,536)

                                                        (footnotes on next page)

----------
(1) In the first nine months of 1996, the Company settled a dispute with another carrier regarding the unauthorized switching of the Company's customers from the other carrier. The Company recog nized revenue of approximately $1.5 million and cost of sales of approximately $850,000 in con nection with this settlement, the majority of which related to minutes of use during that period.

(2) The Company has generated nominal revenues from its Wireless Fiber services.

(3) EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's consolidated financial statements contained elsewhere in this Prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Company Overview

      The Company is the largest holder of 38 GHz licenses in the United States. It utilizes this position to provide telecommunications services in the United States. As a complement to its telecommunications operations, the Company produces and distributes information and entertainment content. The Company also operates a non-strategic consumer products company with distribution through national retailers in the United States and Canada.

      The Company is quickly becoming an integrated provider of bundled telecommunications services to small and medium-sized business customers. In connection with this effort, the Company recently commenced the rollout of its local exchange services as a value-added, economical alternative to the LECs, particularly through the exploitation of the Company's Wireless Fiber capabilities. The Company sells local, long distance, Internet access services and other services primarily through a direct sales force to small and medium-sized businesses.

      The Company also provides Wireless Fiber-based dedicated local access services to enable other carriers to expand their networks or meet end user demand via the Company's digital wireless capacity in the 38 GHz portion of the radio spectrum. Wireless Fiber services currently are marketed in most major metropolitan areas to incumbent LECs, long distance carriers, fiber-based competitive access providers, CLECs, cellular or specialized mobile radio services, cable companies, Internet service providers, value-added resellers and systems integrators.

      The Company expects revenues to grow substantially over the next several years as it focuses on building market share and customer relationships. Historically, substantially all of the Company's revenues have been generated through sales of residential long distance telecommunications, information and entertainment content and consumer products. This revenue mix is now shifting towards local and business long distance communications as a result of the above described activities. The Company expects the shift in revenue mix to become more pronounced in the next few quarters as the Company's revenues from its CLEC activities and the sale of 38 GHz services to other carriers grow. Indeed, revenues from the Company's local telecommunications businesses have already started to grow as a result of increased carrier sales, driven in part by capacity constraints caused by consumers' increasing data driven telecommunications usage, and as a result of the introduction of the Company's CLEC business. Conversely, revenues from the residential long distance business will continue to decline due to the Company's decision to withdraw from actively selling to that market segment.

      During the past several months, the Company launched its CLEC offering in New York City and is currently in the process of introducing such services in five additional markets. By the end of 1997, the Company currently plans to be offering its CLEC services in a total of 16 markets. The Company is installing its own switches and is utilizing its Wireless Fiber capacity, together with facilities leased or purchased from other carriers, to originate and terminate local switched telecommunications traffic in major markets. The Company plans to begin providing CLEC services in all 41 of its licensed areas over the next three years.

      The Company also has accelerated the expansion of its Wireless Fiber-based wholesale business. This business will serve a significant portion of the local access needs of the Company's CLEC business, including backbone interconnections of hub, main switch and local node sites, and the origination and termination of local traffic for the Company's local exchange customers. The Company has signed master service agreements with a number of large industry customers, including recent agreements with PacBell and ACSI, each of which have forecasted demand for several thousand T-1 and DS-3 circuits to be provided by the Company over the term of its agreement.

      In connection with the Company's rollout of its local communications services, the Company is continuing to acquire and develop its business information services. One of the Company's goals in this area is to make available an Internet-delivered group of targeted services for the small to medium-sized business market. It is currently anticipated that these services will be sold through the Company's direct sales force and will be structured as tiered-channels of licensed and customized information, which will serve as a one-stop, easy-to-use desktop information resource for business customers.

Revenues

      Revenues generated by the operations of the Company's telecommunications businesses will represent an increasingly larger percentage of the Company's consolidated revenues as the Company expands into the local telecommunications services market. Factors driving the mix of revenues are as follows:

      o CLEC revenues will be driven primarily by the number of local exchange circuits installed and in service. Customers generally are billed a flat monthly fee plus a per-minute usage charge or fraction thereof. Revenue growth depends on the introduction of local exchange services in new cities, the purchase and installation of switches to service those areas, and the addition of new customers. Additionally, if bundled services, such as long distance and Internet access and Internet related services are purchased by the Company's customers, revenue per circuit will increase. Other anticipated sources of revenue include resale agreements for CMRS services, advanced data services, broadband data transmission services and video conferencing. The Company believes that as its local exchange services business grows, it will become the most significant component of the Company's revenues. Local exchange services that are offered by the Company on a resale basis can be provided, and revenues generated thereby, shortly after receipt of customer orders. Currently, the sales cycle for the resale of local exchange services is approximately one to three weeks in duration. The Company anticipates that the sales cycle for local exchange services provided using its Wireless Fiber capabilities and its own switches will be approximately the same duration as that experienced in the resale of local exchange services. CLECs, including the Company, currently set prices at a discount to those charged by LECs. The Company anticipates ongoing price reductions for provision of local exchange services, including those provided by the Company, in the future.

      o Carrier Services revenues are driven primarily by the number of Wireless Fiber links in service and the capacity of each link (i.e., T-1s or DS-3s). Customers generally are billed at a fixed monthly rate per unit of capacity. Since the Company's local access customers have been, and will likely continue to be, predominantly telecommunications service providers, the addition or loss of several major customers would have a material impact on this business. The Company's local access services are sold through a sales cycle that has averaged 9 to 12 months in duration because of the need to (i) demonstrate the efficacy and reliability of Wireless Fiber-based services to potential customers, as such services involve technology that is relatively new to the United States telecommunications industry and (ii) acquire the Roof Rights to install the Wireless Fiber links necessary to address the specific requirements of a customer. The Company believes that this sales cycle will become shorter going forward as (i) the efficacy and reliability of Wireless Fiber services become more widely accepted in the industry (thereby shortening or eliminating the customer education phase of the sales cycle), (ii) the Company's strategy of prequalifying buildings for Roof Rights results in the acquisition of key locations that will enable the Company to more rapidly address the specific requirements of many potential customers and (iii) existing customers broaden their use of the Company's Wireless Fiber services, especially those which have entered into master service agreements with the Company. CAPs, including the Company, currently set prices at a discount to those charged by LECs. The Company anticipates significant ongoing price reductions for CAP services, including those provided by the Company, in the future. See "Risk Factors -- Uncertainty of Market Acceptance of Wireless Fiber Services."

      o Long distance telecommunications services revenues are driven principally by the size and type of the customer base, with the largest percentage of the Company's long distance telecommunications services revenues currently derived from residential customers. Customers are billed on the basis of minutes or fractions thereof. The Company is focusing on the sale of long distance services to small and medium-sized business customers as part of its CLEC rollout and is not currently marketing long distance services to residential customers on an active basis, except through established affinity group and other targeted programs. As a result, it is allowing its revenues from long distance service to decline through attrition, as it focuses on its core small to medium-sized business market.

      o Information and entertainment content revenues are generated principally by (i) sales of content and related services, such as business information documentaries, sports programming and foreign films, to traditional content customers, such as cable networks and radio stations, (ii) sales of content to new media distribution channels, such as on-line services, (iii) sales of advertising and (iv) the bundling of content with the Company's telecommunications services. Revenues also are driven by the size and quality of the Company's programming library and the release of new programs, which affects quarter to quarter comparability.

      o Consumer products revenues are driven principally by the number of national retailers in the Company's customer base. The Company obtains shelf space through such large retailers, and the addition or loss of several large retailers can have a significant effect on the revenues of the Company's consumer products business. Product sell-through and new product introductions also play an important role in the Company's relationships with its customers.

Costs

      Factors relating to costs are as follows:

      o Costs associated with the Company's CLEC business will include significant up-front capital expenditures for the development of the infrastructure required to provide the Company's own local exchange services, including purchases of switching equipment, 38 GHz radios, site acquisition fees and expenses (including option fees for the prequalification of buildings for Roof Rights) and strategic preplacement of a limited number of radios and related equipment in connection with the Company's building-centric network plan (i.e., hubbing). In addition, the Company will have substantial start-up costs related to its CLEC business that will not be capitalized, including costs of engineering, sales office and service personnel, marketing, administrative and other personnel, who will be needed in advance of related revenues. When the Company commences operations in a city, it will initially resell the local exchange services of LECs or other CLECs. The Company will carry more of its traffic on its own facilities as it develops and installs the switches, radios and interconnections required to provide services in a particular city. However, the Company always will carry significant amounts of its traffic over leased facilities at lower margins. The resale of local exchange services typically will result in greater operating costs than the provision of services over the Company's own facilities and such costs will therefore decrease as a percentage of total CLEC operating costs as the Company begins to provide more services over its own facilities. Additionally, site acquisition and switch costs will become a lower percentage of cost per minute of service as more buildings are connected and as the Company increases the number of customers and lines per building. The Company is following a city-by-city, building-centric network plan to establish its own local exchange services facilities. The up-front capital costs of establishing the initial infrastructure required for the Company to provide its own local exchange services are substantial and much greater than those relating to the Company's CAP business.

      o Costs associated with the Company's Carrier Services business include site acquisition (including option fees for the prequalification of buildings for Roof Rights) and equipment related fees and expenses, including costs incurred in connection with the acquisition of Roof Rights and the purchase of 38 GHz radios. In addition, the Company will continue to incur substantial start-up costs related to its CAP business that will not be capitalized, including costs of engineering, marketing, administrative and other personnel who will be needed in advance of related revenues. The Company anticipates that the cost per Wireless Fiber link will be reduced as increased traffic is generated in buildings in which the Company already has established service and the Company qualifies for volume discounts from its principal equipment vendors. The Company also expects that equipment costs will continue to drop as technological improvements are made and more vendors begin to offer 38 GHz radios and other equipment.

      o Costs associated with the Company's long distance business include expenses related to minutes purchased from major carriers for resale, and accordingly fluctuate with revenue. Typically, reductions of such costs are achieved through negotiated volume rebates and competitive contract pricing. Generally, the Company is obligated to generate certain minimum monthly usage with its long distance carriers and may be required to pay an underutilization fee in addition to its monthly bill equal to a certain percentage of the difference between such minimum commitments and the traffic actually generated by the Company. The Company has never paid or been required to pay any under utilization charges. Such costs will be reduced as the Company installs its own switches and certain services are no longer required.

      o The Company's information services businesses have production, distribution and services costs. Film production costs include those related to producing original products and licensing third-party products and are capitalized as incurred and are expensed as productions are completed. Overhead costs in the production division are also capitalized and allocated to films in progress, and are subsequently expensed as such films are completed. The distribution divisions incur royalty costs payable to third-party producers and selling costs, both of which vary directly with sales of acquired product, as well as administrative costs, substantially personnel related costs, which are primarily fixed in nature and which are expensed as incurred.

      o Costs associated with the Company's consumer product business fluctuate with material and labor component pricing. A large percentage of material components are sourced overseas, and are purchased in United States dollars. The Company seeks to lower product costs through improved material sourcing. See "-- Liquidity and Capital Resources."

Results of Operations

      Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

      The Company has experienced and expects to continue to experience rapid revenue growth for the next several years. Net sales for the nine months ended September 30, 1996 increased by $27,356,000, or 133%, to $47,981,000 from
$20,625,000 for the nine months ended September 30, 1995. This increase was attributable to increased revenues generated by the Company's telecommunications and information services segments. Telecommunications services revenues increased by $20,161,000 to $27,958,000. The Company's revenues from WinStar Wireless increased to $2,131,000 from $90,000 for same period in 1995. WinStar Wireless derived a significant portion of its revenue from the Company's systems integration business, with Milliwave being the largest customer. Revenues at WinStar Telecom remain insignificant for the period ($103,000), but are expected to increase rapidly as the Company expands the provision of its local telecommunications services in New York and other cities.

      Residential long distance revenues through WinStar Gateway Network increased by $18,017,000 to $25,724,000 for the nine months ended September 30, 1996. The Company is currently focusing on the sale of long distance services to small and medium-sized business customers through its CLEC sales force and is allowing its revenues from residential long distance services to decline through attrition, as it focuses on its core business.

      Revenues from the information services segment through WinStar New Media increased by $4,689,000 to $7,479,000, due to continued growth of this segment internally and through acquisition.

      During the most recent quarter ended September 30, 1996, operations of the Company's CLEC business advanced on many fronts, including the addition of personnel, regulatory authorizations in several states, negotiation of interconnect and resale agreements with other local carriers, and new relationships with equipment vendors. The Company established sales and marketing offices in six cities. Its first switch was installed and is operating in New York City. Switches for four additional cities will be installed by the Company over the next several months. The Company also began an advertising campaign in New York City on November 17, 1996, targeting small and medium-sized businesses.

      WinStar Wireless, the Company's carrier sales subsidiary, has seen a significant increase in demand, has recently signed master service agreements with Pacific Bell and ACSI, and is currently negotiating with other regional Bell operating companies and other potential carrier customers. In part, this increase in demand is the result of local network capacity constraint which is an indirect result of growing online and Internet usage. Pacific Bell and ACSI, for example, have each forecasted demand for several thousand T-1 and DS-3 circuits to be provided by WinStar Wireless.

      Cost of sales for the nine months ended September 30, 1996 increased by $13,648,000, or 93%, from $14,626,000 for the nine months ended September 30, 1995. The increase was principally attributable to the growth in the telecommunications and information services business.

      Gross profit for the nine months ended September 30, 1996 increased by $13,708,000, or 228%, to $19,707,000. Gross profit as a percentage of net sales increased to 41% compared with 29% for the same period of 1995. This increase was primarily attributable to improving margins in the telecommunications and information services businesses. The gross profit margin in the telecommunications businesses increased from 25.6% in 1995 to 45.8% in 1996.

      The Company expects gross profit to continue to increase as the Company's local telecommunications business expands. However, fluctuations in gross profit margin are anticipated to continue during the rollout of the CLEC business. The gross profit margin of this business will initially be lower as it enters each city as a reseller. When its local exchange switches are installed and in operation, such margins are expected to increase. The Company's carrier sales business is expected to have a positive impact on margins as revenues increase. Long distance margins are expected to be lower in the near term due to the Company's shift in its long distance marketing strategy. While these decreased long distance margins may have a greater effect on the Company's overall gross profit margin in the near term, (e.g. the telecommunications margin decrease from 47.9% in the second quarter to 43.2% in the third quarter is directly attributable to the Company's withdrawal from residential marketing efforts), the impact of the consumer long distance business on margins is expected to decrease as the Company begins providing more switched long distance service to a greater number of commercial customers and as revenues from other business segments increase. The gross profit margins at the Company's information services and consumer products segments fluctuate from quarter to quarter based on seasonality and product mix.

      Selling, general and administrative expenses increased by $35,703,000 to $47,742,000, or 99% of net sales, for the nine months ended September 30, 1996, from $12,039,000, or 58% of net sales, for the comparable period of the prior year. Selling, general and administrative expense increases are and will continue to be generated predominantly from telecommunications segments as the Company continues to hire sales, marketing, network and software engineering, and related technical and support personnel in connection with accelerated rollout of its CLEC operations and growth in its other telecommunications businesses.

      Interest expense for the nine months ended September 30, 1996 was $27,388,000 compared with $869,000 for the same period in 1995. The increase was primarily attributable to $24,577,000 in interest accreted on the Company's senior and convertible notes payable issued in the October 1995 Debt Placement, which is not payable in cash until after 1999. Interest income for the nine months ended September 30, 1996 increased by $7,682,000 to $8,174,000, from $492,000 for the nine months ended September 30, 1995. The increase is attributable to short-term investment earnings on the proceeds of the 1995 Debt Placement, which raised net proceeds of $214,000,000.

      For the reasons noted above, the net loss for the nine months ended September 30, 1996 was $50,027,000, compared with a net loss of $8,394,000 for the nine months ended September 30, 1995.

Ten Months Ended December 31, 1995 Compared to the Ten Months Ended December 31, 1994

      Net sales for the ten months ended December 31, 1995 increased by $7,753,366, or 35.2%, to $29,771,472, from $22,018,106 in the comparable period of the prior year. This increase was attributable to increased revenues in the Company's information and entertainment services and consumer products merchandising subsidiaries. During the ten months ended December 31, 1995, WinStar Wireless had only nominal revenues. WinStar New Media, which reported nominal revenues in the prior year, had revenues of approximately $2,648,000 for the ten months ended December 31, 1995, related primarily to the completion of certain documentary television products. WinStar Global Products also experienced an increase in revenue of approximately $5,664,000, primarily due to the growth in sales volume of its bath and body product lines.

      Cost of sales for the ten months ended December 31, 1995 increased by $4,785,000, or 32%, to $19,546,000, from $14,761,000 for the ten months ended
December 31, 1994. The increase was principally attributable to the growth in the Company's information services and consumer products businesses.

      Gross profit for the ten months ended December 31, 1995 increased by $2,968,000, or 41%, to $10,225,000, from $7,257,000 for the ten months ended
December 31, 1994. Gross profit as a percentage of sales increased to 34.3% for the ten months ended December 31, 1995, compared to 33.0% in the comparable period of the prior year. The increase was principally attributable to an increase in gross margins at WinStar Global Products resulting from sales price increases and product cost decreases relating to better material pricing and factory efficiencies.

      Selling, general and administrative expenses increased by $9,292,277 to $19,266,466, or 64.7% of net sales, for the ten months ended December 31, 1995, from $9,974,189, or 45.3% of net sales, in the comparable period of the prior year. The acquisition of Avant-Garde and the consolidation of that entity's results of operations into the Company's financial statements from July 17, 1995 onward, as well as the growth in the administrative infrastructure at WinStar Wireless, accounted for approximately 36% of the total increase. In particular, expenses were incurred to develop operating systems, to market services to targeted customers and to prepare for future growth in the wireless business. Corporate general and administrative expenses accounted for approximately 23% of the total increase because of the hiring of additional personnel and the expansion of the Company's infrastructure to manage future growth in the wireless business. Selling and marketing expenses incurred by WinStar Global Products to service increased revenues accounted for approximately 22% of the total increase.

      For the reasons noted above, the operating loss for the ten months ended December 31, 1995, was $9,811,629, compared to an operating loss of $3,462,037 in the comparable period of the prior year.

      Interest expense increased by $7,125,000 to $7,630,000 for the ten months ended December 31, 1995, from $505,000 for the ten months ended December 31, 1994, reflecting principally the non-cash accretion of interest to the Senior and Convertible Notes.

      Interest income for the ten months ended December 31, 1995 increased by $2,593,000, to $2,890,000, compared with $297,000 for the same period during the prior year. The increase was attributable to earnings on the 1995 Debt Placement, which raised net proceeds of $214.5 million.

      Other expense, net, for the ten months ended December 31, 1995 increased by $357,000, to $1,306,000, compared with $949,000 for the same period of the prior year. The cost of the acquisition of Avant-Garde has been allocated primarily to the 38 GHz licenses held by Avant-Garde at the time of the acquisition, and the amortization of this asset beginning in June 1995, when such licenses were placed into service, caused an increase in amortization expense of $258,000.

      For the reasons noted above, the Company reported a net loss of $15,857,459 for the ten months ended December 31, 1995, compared to a net loss of $4,618,358 in the comparable period of the prior year.

      Year Ended February 28, 1995 Compared to Year Ended February 28, 1994

      Net sales for the year ended February 28, 1995, were $25,564,760, up 63.6% from the prior year's sales of $15,625,019. During the year ended February 28, 1995, WinStar Gateway reported net sales of $14,909,225, compared to net sales of $8,505,282 in the year ended February 28, 1994, an increase of 75.3%. Sales growth resulted primarily from growth in the customer base at WinStar Gateway. WinStar Global Products also experienced substantial sales growth, from $7,119,737 in the year ended February 28, 1994, to $10,182,143 in the year ended February 28, 1995, an increase of 43%. This increase was attributable to approximately $3,600,000 in additional sales from the bath and body product line acquired in the year ended February 28, 1994, as well as growth in the personal care products line. These sales increases were offset by a reduction of approximately $1,200,000 in sales from discontinued business lines. WinStar New Media generated $473,392 in sales in the year ended February 28, 1995, its first year of operation.

      Cost of sales for the year ended February 28, 1995 increased by $6,990,000, or 65%, to $17,703,000, from $10,712,000 for the year ended February
28, 1994. The increase is principally attributable to the growth in the Company's long distance telephone and consumer products businesses.

      Gross profit for the year ended February 28, 1995 increased by $2,949,000, or 60%, to $7,862,000, from $4,913,000 for the year ended February 28, 1994.
Gross profit as a percentage of sales was 30.8% in the year ended February 28, 1995, compared to 31.4% in the prior year. The slight decrease is attributable to certain one-time charges recorded at WinStar Gateway relating to contractual payments due to the Company's telecommunications providers.

      Selling, general and administrative expenses increased by $5,800,946 to $12,688,859, or 49.6% of net sales, for the year ended February 28, 1995, from $6,887,913, or 44.1% of net sales, for the prior year. The increase was attributable to increased operating expenses related to the growth of WinStar Gateway and WinStar Global Products, the build up of the corporate infrastructure to identify, acquire and manage opportunities for the Company's continued telecommunications growth, and start-up expenses associated with WinStar Wireless, offset by a reduction of expenses related to discontinued business lines. The Company also recorded a restructuring charge of $607,609 and other non-recurring charges of $481,872 in the year ended February 28, 1995, related to its WinStar Gateway subsidiary. These charges include termination costs for previous executive, management, and staff personnel as well as other charges taken in connection with sales programs and other initiatives implemented by previous management. For the reasons noted above, the operating loss for the year ended February 28, 1995, was $5,611,436, compared to an operating loss of $2,067,521 in the prior year.

      Interest expense decreased to $637,000 in the year ended February 28, 1995 from $744,000 in the prior year. This improvement was due to the use of approximately $2,000,000 in promissory notes by the holders thereof for the payment of the exercise price of certain warrants.

      Other expense, net, for the year ended February 28, 1995 decreased by $4,321,000, to $1,366,000, from $5,687,000 for the year ended February 28, 1994.
In the year ended February 28, 1994, the Company recorded a non-cash expense of $5,316,667 related to certain stock options issued in connection with the Company's initial public offering in 1991, and an expense of $292,376 related to discontinued business lines. The Company also recorded an extraordinary gain of $194,154 resulting from the settlement of debt at a discount. These situations did not recur in the year ended February 28, 1995. This decrease in other expense was offset in part by the Company's proportionate share of expenses incurred by Avant-Garde, aggregating $1.1 million.

      For the reasons noted above, the Company reported a net loss of $7,230,195 for the year ended February 28, 1995, compared to a net loss of $8,195,468 for the year ended February 28, 1994.

Liquidity and Capital Resources

      The Company has incurred significant operating and net losses, due in large part to the development of its telecommunications services business, and anticipates that such losses will continue as the Company accelerates its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through public and private offerings of debt and equity securities and from credit and lease facilities. Cash used to fund negative EBITDA during the nine months ended September 30, 1996 was $28.0 million. In October 1995, the Company raised net proceeds of approximately $214 million from the 1995 Debt Placement to fund the expansion of its wholesale telecommunications business. Cash payment of interest expense on such debt is not required to begin until October 2000. At September 30, 1996 and December 31, 1995, working capital was $170 million and $215 million, respectively, including cash, cash equivalents and short term investments of $163 million and $212 million, respectively.

      The passage of the Telecommunications Act in February 1996 resulted in opportunities that motivated the Company to accelerate the development and expansion of its telecommunications businesses. To capitalize on these opportunities, the Company has expanded and accelerated its capital expenditure program. Capital expenditures for the nine months ended September 30, 1996, and the ten months ended December 31, 1995 were $29.7 million and $8.7 million, respectively. As a result of the acceleration of the development and expansion of the Company's telecommunications business, the

Company's current plans are for capital expenditures of approximately $240 million and $330 million for 1997 and 1998, respectively.

      A significant portion of the Company's increased capital requirements will result from the roll-out of the Company's CLEC business on a nation-wide basis. The Company is building a direct sales force, has opened sales offices in nine major cities, and is in the process of expanding into other metropolitan areas. Additionally, the Company is in the process of ordering and installing switching and other network equipment to be placed in its key markets. Accordingly, the Company expects that its working capital requirements, capital expenditure needs, and selling, general and administrative expenses may continue to increase as this expansion takes place, and that such increases may require the Company to continue to seek additional capital.

      The Company has two working capital facilities with a total of $8.3 million outstanding thereunder as of September 30, 1996, with terms expiring in 1998 and 1999.

      As of September 30, 1996, the Company has commitments during the next year
(i) to purchase $26 million of telecommunications capital equipment, (ii) to pay an aggregate of approximately $41 million in cash (plus 3.4 million shares of its Common Stock) upon consummation of the Milliwave and other acquisitions, and
(iii) to pay $17.5 million in cash upon maturity of the Locate Notes, assuming such notes are not converted by the Company into the Conversion Shares.

      Management anticipates, based on current plans and assumptions relating to its operations, that the proceeds of this offering, together with the Company's existing financial resources (including proceeds raised in the 1995 Debt Placement) and equipment financing arrangements which the Company intends to seek, will be sufficient to fund the Company's growth and operations for approximately 12 to 15 months from the date of this Prospectus. After such time, the Company will be required to obtain additional sources of significant capital. Further, in the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional 38 GHz licenses, by auction or otherwise) or if the Company does not consummate its equipment financings, the Company may be required to seek additional sources of capital sooner than currently anticipated. See "Risk Factors -- Significant Capital Requirements" and "-- Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business" and "Use of Proceeds."

Forward Looking Statements

      When used in this and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," expects," "plans," "will continue," "is anticipated," "estimated," "project" or "outlook" or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and other aspects of the Company's business and operations are described in "Risk Factors." The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                                    BUSINESS

General

      The Company is the largest holder of 38 GHz licenses in the United States and utilizes this position to provide facilities-based telecommunications services. The Company is in the process of rolling out its CLEC business and plans to offer a full range of telecommunications services, including local, long distance and Internet access services, to small and medium-sized businesses in major metropolitan areas throughout the United States. The Company also offers its Carrier Services, a variety of broadband, high-capacity digital network services, to other telecommunications providers on a wholesale basis. In addition, as a complement to its telecommunications services offerings, the Company produces and distributes information and entertainment content.

      By exploiting its Wireless Fiber services as a key component of its transmission capabilities and deploying a strategic network of switches, the Company seeks to distinguish itself in its markets as a value-added, economical provider of high-capacity, local telecommunications services and an attractive alternative to the LECs, such as the RBOCs.

      Wireless Fiber services deliver high-quality transmission via digital, wireless capacity in the 38 GHz portion of the radio spectrum, pursuant to the Wireless Licenses. The Wireless Licenses enable the Company to provide Wireless Fiber services in, among other major metropolitan areas, the 31 most populated Metropolitan Statistical Areas ("MSAs") in the United States, including Atlanta, Boston, Chicago, Los Angeles, New York and San Francisco. The MSAs covered by the Wireless Licenses include more than 100 cities with populations exceeding 100,000 each and encompass an aggregate population of almost 110 million. In addition, the Company has entered into an agreement to acquire a significant number of additional 38 GHz licenses, as described below under "-- Telecommunications Services -- Wireless Fiber -- Pending Milliwave Acquisition."

      Wireless Fiber services are engineered to provide up to 99.999% reliability with a 10(-13) bit error rate (unfaded), performance equivalent to that provided by fiber optic-based networks and exceeding that generally provided by copper-based networks. Wireless Fiber services provide a high-capacity, cost-effective solution for voice and broadband applications, providing data transfer rates equivalent to fiber-optic products and significantly exceeding those provided by the fastest dial-up modems and ISDN lines. The wireless nature of the Company's services enables it to provide services to a customer more quickly and less expensively than telecommunications providers that rely on the installation of fiber optic- or copper-based lines for connection to customer locations.

Telecommunications Industry Overview

      The telecommunications industry is being reshaped by the deregulation of telecommunications markets, growing demand for high speed, high capacity, digital telecommunications services and rapid advances in wireless technologies, including 38 GHz-based technology. The long distance market has been opened to competition for more than a decade and current deregulation is now allowing new competitors to enter into the local telecommunications markets to compete with the incumbent LECs in all aspects of local telecommunications services and to offer integrated (i.e., bundled local, long distance and other) telecommunications services. The accelerating growth of LANs, WANs, Internet services and video teleconferencing and the ongoing revolution in microprocessor power are significantly increasing the volume of broadband telecommunications traffic. The convergence of these factors is creating significant opportunities for competitive telecommunications services providers such as the Company.

      General

      The present structure of the telecommunications marketplace was shaped principally by the court-directed divestiture ("Divestiture") of the Bell System in 1984. In connection with the Divestiture, the United States was divided into 194 local regions known as LATAs and the Bell System was separated into a long distance carrier, AT&T, to provide long distance services between LATAs, and seven RBOCs, including, for example, Bell Atlantic and NYNEX, to provide local telecommunications services.

      While the Divestiture facilitated competition in the long distance segment of the telecommunications market, each LEC initially continued to enjoy a monopoly in the provision of local telecommunications services in its respective geographic service area. The Telecommunications Act, however, opens the local exchange services market to competition on a nation-wide basis. The Telecommunications Act provides for the removal of legal barriers to competition in the local exchange market and will permit CLECs, such as the Company, to offer, in addition to long distance and other services, a full range of local exchange services, including local dial tone, custom calling features and intraLATA toll services, to both business and residential customers. It requires LECs to allow alternate carriers, such as the Company, to interconnect with their networks and establishes additional procompetitive obligations upon the incumbent LECs. These obligations include allowing unbundled access to the incumbent LECs' networks, resale of local exchange services, number portability, dialing parity, access to rights-of-way and mutual compensation for the termination of switched local traffic. In addition, the legislation codifies the LECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains certain provisions that ultimately will eliminate the restrictions that currently prohibit the RBOCs from providing interLATA services.

      The full extent of the effects of the Telecommunications Act and the FCC's Interconnection Order implementing such Act (the "Interconnection Order") on the Company and other telecommunications companies is as of yet unknown, particularly because it contains many provisions that require enabling regulations, many of which have not yet been promulgated or which are not yet final or are still subject to reconsideration or appeal or both. However, the Company believes that both competition and opportunity in the telecommunications industry will be increased by the Telecommunications Act, as telecommunications providers seek to enter quickly into newly-opened markets. The Company believes that such opportunity is amplified by (i) growing consumer interest, especially among business users, in alternatives to their existing carriers for improved customer service, and for more capacity in the form of broader digital bandwidth channels to customer premises, better pricing terms and route diversity, (ii) long distance carriers' desire to connect their long distance networks to local origination and termination points at rates lower than available from the incumbent LECs', (iii) a monopoly position and pricing structure in the local exchange services market which historically has provided little economic incentive for the incumbent LECs to upgrade their existing networks or to provide specialized services, (iv) technological advances in data and video services and products requiring greater transmission capacity and reliability and (v) ongoing regulatory initiatives to allow other providers of local telecommunications services to interconnect their networks with those owned by the incumbent LECs.

      38 GHz Technology

      An aggregate of fourteen 100 MHz channels in 38 GHz currently are allocated by the FCC in each 38 GHz licensed area with certain additional 100 MHz channels available for future licensing. Although FCC rules specify that 38 GHz be used for point-to-point transmissions, it has not mandated any particular commercial services for such frequency. Prior to 1993, the 38 GHz portion of the radio spectrum remained largely unassigned for commercial use in the United States due to, among other factors, the lack of available technology to efficiently utilize 38 GHz for commercial purposes. In the early 1990s, however, technology became available which allowed for the provision of wireless telecommunications links between two fixed points. 38 GHz technology was first deployed on a commercial basis in Europe by PCS providers for the interconnection of their cell sites.

      By early 1994, technological advances combined with growing use in Europe led to increasing awareness of and interest in the potential uses of 38 GHz in the United States. After Avant-Garde (which was acquired by the Company in July 1995 and which was the original recipient of many of the Company's Wireless Licenses) received its initial 30 multiple-channel 38 GHz licenses in September 1993 (each license providing for four channels for an aggregate of 400 MHz of bandwidth capacity), other entities, including several large telecommunications companies such as Pacific Telesis, Inc., GTE and MCI, sought similar multiple-channel 38 GHz licenses for the provision of wireless local telecommunications services. However, in September 1994, the FCC began to follow new procedures with respect to the granting of 38 GHz licenses, including limiting bandwidth capacity to a single 100 MHz channel per licensee in a particular licensed geographic area and, in November 1995, established a freeze on the issuance of new licenses in this spectrum pending the outcome of a rulemaking proceeding. See "-- Government Regulation of Telecommunications Operations."

      Point-to-point wireless local telecommunications services can be offered in many portions of the radio spectrum. However, 38 GHz has several characteristics that make it particularly well suited for the provision of such services, including:

      o Efficient Channel Re-Use Allowing for Dense and Controlled Network Designs. Certain characteristics of 38 GHz, including the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced in lower frequencies, allow for the re-use of bandwidth capacity in a licensed area. The ability to re-use capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, providing services to multiple customers over the same 38 GHz channel and conserving bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided. Due to the limited dispersion characteristics of 38 GHz, numerous T-1 circuits and/or DS-3 circuits can be placed in close proximity without interfering with each other. The Company believes that the use of multiple 100 MHz channels allows, and in many instances is required, for dense re-use where multiple DS-3 paths are being deployed in a given area. The Company currently utilizes one 100 MHz channel to provide either four T-1 circuits, eight T-1 circuits or one DS-3 circuit depending on the specific radio equipment utilized and its configuration. The specific equipment and capacity deployed are determined by the capacity needed on each link.

      38 GHz licenses have been granted by the FCC on a geographic basis and cover areas originally defined by the applicant, allowing the license holder to install and operate as many transmission links as can be engineered in the entire licensed area without obtaining further approval from the FCC. This is a significant difference from most other comparable portions of the radio spectrum (i.e., those that are used for most other commercial point-to-point applications), which are typically licensed on a link-by-link basis following frequency coordination. Frequency coordination is often time consuming and problematic at frequencies lower than 38 GHz because such frequencies are widely used and signals at such frequencies are more dispersed. The exclusive right to use a particular channel or channels within a broad geographic area gives the licensee much greater control and flexibility over its network design. A 38 GHz licensee can save costs, ensure interference-free operations and increase quality and reliability by designing efficient 38 GHz networks in advance of their deployment.

      o Higher Data Transfer Rates. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 channel at 45 Mbps today can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30 Mbps). The broadband capacity of 38 GHz transmission provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks.

      o Rapid Deployment. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of the need to follow FCC frequency coordination procedures in connection with the installation of most wireless facilities).

      o Ease of Installation. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive, less expensive and uses less power than equipment used for similar applications at lower frequencies, making it often relatively easier to obtain the Roof Rights required to install transceivers and less costly to initiate 38 GHz-based services.

      o Additional Advantages Over Other Portions of Radio Spectrum. At frequencies above 38 GHz, point-to-point applications become less practical because the maximum distance between transceivers continually decreases as attenuation increases. Additionally, the FCC has specified the use of many portions of the spectrum, both above and below 38 GHz for applications, such as satellite and wireless cable services, and, accordingly, are not available. Finally, 38 GHz has characteristics which provide better signal quality and performance in inclement weather than those offered in the immediately surrounding portions of the radio spectrum.

Strategy for Telecommunications Business Growth

      Key elements of the Company's strategy include:

      Accelerating Rollout of CLEC Services and Leveraging of Wireless Fiber Capabilities. In addition to the major metropolitan areas where its is already providing or introducing its CLEC services, the Company intends to introduce such services in each of the other markets where it has multiple-channel Wireless Licenses during the next three years. As the Company commences its CLEC business in each market, in order to gain initial market penetration in that market, it may initially resell the local exchange services of other service providers, such as other CLECs and the incumbent LECs, until it has established the Wireless Fiber and switch-based infrastructure required to provide its local exchange services in that city. The Company commissioned its first switch in New York City in October 1996 and currently intends to install, approximately 40 additional switches in its major markets during the next three years. In July 1996, the Company entered into a three-year agreement with Lucent allowing the Company to purchase the switching systems and related equipment and software it will need to build its CLEC infrastructure. Under the agreement, switches will be provided to the Company at discounted prices so long as the Company purchases certain minimum numbers of switches during each year of the agreement.

      The Company also has entered into interconnection agreements with local exchange service providers, including incumbent LECs, under which the Company will be able to exchange customer traffic with such providers and obtain network elements and/or services on an unbundled basis. These agreements are with carriers such as Ameritech for Illinois and Michigan, PacBell for California, GTE for California and Tampa, Florida, NYNEX for New York and Massachusetts, Bell South for Florida, Georgia and Tennessee, Sprint for the Chicago metropolitan area, and Bell Atlantic for Pennsylvania, the District of Columbia, New Jersey and Delaware, among others. The Company is also in the process of negotiating a number of additional interconnection agreements encompassing cities covered by Wireless Licenses.

      The Company is following a city-by-city, building-centric network plan to establish its own local exchange services facilities which will utilize the Company's own switches and Wireless Fiber services to link end user customers and fiber optic facilities leased or purchased from service providers. By utilizing its Wireless Fiber services to originate and terminate customer traffic without connecting to end users through the extension of more costly fiber-optic lines or using the facilities of the LECs, the Company believes that it will be able to provide many types of bundled local exchange, long distance, Internet services, enhanced communications and information services to its target customers at lower cost than many of its competitors, with equal or better quality. See "-- Telecommunications Services -- CLEC and Long Distance Services."

      Exploiting First to Market and Leading Spectrum Holder Advantages. The Company currently enjoys a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure and the capital necessary to rapidly exploit and roll out its 38 GHz services on a commercial basis. The Company believes that its competitive advantage is further strengthened by its position as the holder of the largest aggregate amount of 38 GHz bandwidth capacity in the United States and by the broad geographic scope encompassed by its Wireless Licenses. The Company holds 45 Wireless Licenses, 30 of which provide for 400 MHz of bandwidth capacity per licensed area and 15 of which provide for 100 MHz of bandwidth capacity per licensed area, and which allow the Company to address an aggregate of more than 400 million channel pops (i.e, the aggregate population in the areas covered by the Wireless Licenses multiplied by the aggregate number of 100 MHz channels allocated to the Company under those licenses). The acquisition described under "--Pending Acquisition of Milliwave" will substantially increase the Company's 38 GHz bandwidth holdings. Based on existing and proposed FCC regulations, the Company believes that it will be difficult, in the near term, for other entities seeking to provide wireless local telecommunications services similar to those of the Company to obtain the aggregate bandwidth capacity and widespread geographic coverage afforded to the Company under its Wireless Licenses.

      Marketing Wireless Fiber Services to Other Telecommunications Providers. The Company targets other telecommunications service providers in marketing its Wireless Fiber-based last-mile local access and high-capacity, broadband services. The Company believes that its Wireless Fiber services present an attractive, economical method for other telecommunications service providers to add a high-capacity extension to their own networks and service territories, especially as they seek to rapidly penetrate new markets opening up to them as a result of the Telecommunications Act. By having its Wireless Fiber services packaged with the service offerings of other telecommunications providers or utilized as a seamless component of such providers' own telecommunications networks, the Company also hopes to leverage the marketing and distribution capabilities of such providers. The Company currently offers its Wireless Fiber services to long distance carriers, RBOCs and other LECs, other CAPs and CLECs, providers of personal communications services ("PCS") and cellular and specialized mobile radio services (collectively "CMRS providers"). The Company also markets its Wireless Fiber services to telecommunications service providers as viable, cost-efficient alternate routes for their telecommunications traffic in situations where primary routes are incapacitated and/or network reliability concerns require alternate multiple telecommunications paths. See "-- Telecommunications Services -- Carrier Services."

      Marketing Wireless Fiber Services as a Solution to Growing Volume of Data Communications and Internet Traffic and for Private Network Services. The Company believes that demand for its Wireless Fiber services will be amplified by the growing volume of data communications traffic resulting from increasing Internet usage and other high-volume transmissions. This type of traffic increasingly requires high-capacity, end-to-end networks that are often difficult to provide economically with existing RBOC and LEC infrastructure. The Company markets its Wireless Fiber services to take advantage of the characteristics that make it an attractive solution for entities seeking cost-effective, high-capacity Internet access and private voice and data services. The total amount of bandwidth of each 38 GHz channel is 100 MHz, which supports high broadband, interactive transmission paths. Wireless Fiber DS-3 links (each of which currently transmits at a rate up to 45 MHz) provide transfer rates which are over 1,500 times the rate of the fastest dial-up modem currently in use and over 350 times the rate of the fastest ISDN line currently in use. In addition to accommodating standard voice and data requirements, Wireless Fiber services can allow end users to receive real time, full-motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. The Company recently established its first major relationship with an Internet service provider and is actively pursuing relationships with additional Internet service providers. The Company also offers its Wireless Fiber services to businesses, government agencies and institutions with multiple locations that seek to establish their own independent local telecommunications systems for dedicated private-line voice and data networks, including LAN and WAN applications. See "-- Telecommunications Services -- Carrier Services."

      Acquiring Information and Content Services to Complement Telecommunications Service Offerings. The Company believes that participants in the telecommunications market will increasingly seek to offer "content" -- such as legal, human resources, training, news, stock quotes and other value-added information-- to differentiate their services and attract traffic onto their transmission networks. It is believed that the ability to deliver information and other content will play an especially important role in business users' choice of a telecommunications provider. Accordingly, the Company seeks to bundle proprietary content that it controls with various telecommunications services it offers to provide higher-margin products and services. The Company currently is developing an Internet-delivered network of proprietary services and productivity tools to be targeted primarily to its business customers. It also produces entertainment content, focusing on niche programming such as documentaries, foreign films and multimedia sports programming. The Company also provides support services, including financial, marketing and telecommunications services, in connection with the development and delivery of proprietary information content services and products by others in order to create proprietary positions in these sources of content. See "-- New Media Business."

      Re-focusing and Expanding the Company's Long Distance Operations. The Company has shifted the focus of its long distance operations toward providing long distance services to business users as a complement to its CLEC services. As such, the Company is not currently marketing long distance services to residential customers on an active basis, except through established affinity group programs. Consistent with this approach, the Company is seeking to expand and improve its long distance operations by (i) bundling its long distance services with its local telecommunications services, (ii) broadening its business customer base and increasing customer retention rates and (iii) improving operating efficiencies by reducing costs associated with the provision of its long distance services. The Company also anticipates that it will be able to leverage the intelligent network platforms developed in connection with its long distance services to enhance the marketability of its local telecommunications services and will be able to improve margins on its long distance services by shifting long distance traffic to the Company's switches as they are deployed. See "-- Telecommunications Services -- CLEC and Long Distance Services."

Telecommunications Services

      The Company began implementing its CLEC business on an accelerated basis with the passage of the Telecommunications Act in February 1996. The Company is quickly becoming an integrated provider of bundled telecommunications services and seeks to become a value-added, economical alternative to the LECs, particularly through the exploitation of the Company's Wireless Fiber capabilities. The Company currently provides local exchange services on a switched and resale basis in New York City and is currently introducing CLEC services in Atlanta, Boston, Chicago, Hartford, Los Angeles, Milwaukee, San Diego and Stamford. Since late 1994, the Company has also focused on the development and marketing of its Wireless Fiber-based Carrier Services, including local access services. After an initial market-education phase, in which the Company demonstrated the efficacy and reliability of its Wireless Fiber services, principally through the use of field demonstrations and the installation of trial-basis Wireless Fiber links, the Company began receiving orders for Wireless Fiber services in 1995.

      Wireless Fiber

      The Company utilizes its Wireless Fiber capacity in connection with its Carrier Services business and will employ its Wireless Fiber capacity as an integral component of its CLEC facilities for the origination and termination of local traffic and hubbing of switch sites and other facilities constructed or accessed by the Company.

      Wireless Fiber Links.

      Each Wireless Fiber link currently provides up to eight T-1s of capacity (equivalent to 192 voice lines) or one DS-3 of capacity (equivalent to 672 voice lines). The Company believes that with future developments in 38 GHz technology there will be substantial increases in the capacity of each Wireless Fiber link. The Company's Wireless Fiber links meet or exceed general telephone industry standards, provide transmission quality equivalent to that produced by fiber optic-based facilities, and address the growing demand for high speed, high capacity, digital telecommunications services for voice, data and video applications, including traditional local access, Internet access and network interconnection services. Accordingly, the Company believes that its Wireless Fiber capacity meets or exceeds the majority of potential customers' requirements in the Company's present and future target markets.

      Each Wireless Fiber path consists of transmission links, which are paired digital millimeter wave radio transceivers placed at a distance of up to five miles from one another within a direct, unobstructed line of sight. The transceivers currently used by the Company to create its Wireless Fiber paths are primarily the Tel-Link 38 Radio Systems supplied by P-Com, Inc. ("P-Com") pursuant to a four-year nonexclusive supply agreement ("Tel-Link Agreement") executed in November 1994, which may be terminated by the Company upon 90 days' notice to P-Com (subject to certain liquidated damages provisions if certain purchase minimums are not met). The transceivers are installed where lines of sight can be established between transceivers, such as on rooftops or towers or in windows. The Tel-Link Agreement includes provisions whereby the Company pays a higher price per link at the beginning of the contract period, with the excess recoverable by the Company in the form of significantly discounted links once certain volume levels have been achieved. The contract also stipulates certain minimum annual volume levels which must be met in order to maintain the agreed upon pricing structure. The Company has entered into an amendment to the Tel-Link Agreement with P-Com, pursuant to which the requirements for volume discount pricing were revised. The Company has not yet qualified for significant volume discounts. The amendment also added another year to such term, reduced the purchase commitment provisions upon termination, and revised the type of Tel-Links to be provided by P-Com such that a greater proportion of higher capacity transceivers (including DS-3 capable transceivers), will be delivered under the agreement.

      The Company's Wireless Fiber services are reliable and cost-efficient. Significant features of the Company's Wireless Fiber services include: (i) 38 GHz digital millimeter wave transmissions having narrow beam width, reducing the potential for channel interference; (ii) 100 MHz bandwidth in each channel, allowing for high subdivision of voice and data traffic; (iii) a range of up to five miles between transmission links; (iv) performance engineered to provide up to 99.999% reliability, as tested; (v) transmission accuracy engineered to provide bit error rates of 10(-13) (unfaded); (vi) 24-hour network monitoring by the Company's and Lucent's System Operations Control Centers ("SOCCs"); (vii) optional safeguards from link outages by installation of hot standbys that remain powered up and switch "on line" if the primary link fails; (viii) optional forward error correction ensuring the integrity of transmitted data over Wireless Fiber paths; and (ix) relatively low cost (installed) for each pair of transceivers comprising a transmission link.

      In August 1995, the Company entered into a three-year service contract with Lucent, pursuant to which Lucent has agreed to provide site survey, installation, maintenance and network management services for the Company's Wireless Fiber services 24-hours a day, 365 days a year, as required. The Company also is in the process of expanding its own installation, maintenance and network management capabilities, which expansion includes the hiring of qualified personnel, the development of management and operating systems, and the recently completed construction of a modern, state-of-the-art SOCC in Tysons Corner, Virginia.

      Transmission links in the Company's Wireless Fiber paths are connected via dial-up modems to both the Company-maintained SOCC in Virginia. The SOCC provides the Company with points of contact for network monitoring, troubleshooting and dispatching repair personnel in each MSA. The SOCC provides a wide range of network surveillance functions for each Wireless Fiber path, providing the Company with the ability to remotely receive data regarding the diagnostics, status and performance of its transmission links.

      In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (or shorter distances in certain areas; as weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected Wireless Fiber services. The establishment of Wireless Fiber may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles or to establish a system of interconnected hub sites, additional transceivers are required to establish a chain whose links are no more than five miles apart at any given point. The cost of additional transceivers where required by weather, physical obstacles or distance may render the provision of Wireless Fiber services uneconomical in certain instances.

      The Company must obtain Roof Rights (or rights to access other similar locations where unobstructed lines of sight are available) on each building where a transceiver will be placed. The Company's prequalification activities often require the payment of option fees for the buildings that are being prequalified. In connection with the development of its Wireless Fiber capacity for both its Carrier Services and CLEC businesses, the Company has been following a plan pursuant to which it seeks to negotiate, prior to receipt of actual service orders, Roof Rights for the installation of Wireless Fiber links on buildings specifically identified by existing and potential customers in the metropolitan areas covered by the Wireless Licenses, including buildings that can provide interconnection access to long distance carriers' points of presence, switch locations and local access nodes. Upon consummation of the Locate Acquisition, the Company gained roof access to a number of buildings, including the World Trade Center and other key sites in New York City, which the Company anticipates using in its Carrier Services and CLEC operations.

      Wireless Licenses.

      The Wireless Licenses allow the Company to provide Wireless Fiber services in the 31 most populated MSAs in the United States and 41 of the 45 most populated MSAs, which include more than 100 cities with populations exceeding 100,000 each and encompass an aggregate population of almost

110 million people. The Company has the largest aggregate amount of 38 GHz bandwidth capacity in the United States, holding 45 Wireless Licenses, 30 of which provide for 400 MHz of bandwidth capacity per licensed area ("400 MHz Wireless Licenses"). The 400 MHz Wireless Licenses allow for the provision of wireless local telecommunications services over four of the fourteen 38 GHz channels allocated in each of the following metropolitan areas: Atlanta, Baltimore, Boston, Buffalo, Chicago, Cincinnati, Cleveland, Dallas, Denver, Detroit, Houston, Kansas City, Los Angeles, Miami, Milwaukee, Minneapolis/St. Paul, New York (Long Island), New York City, New York West (Newark and Northern New Jersey), Oakland, Philadelphia, Phoenix, Pittsburgh, San Diego, San Francisco, Seattle, Spokane, St. Louis, Tacoma, Tampa Bay and Washington, D.C. The Company's remaining 15 Wireless Licenses, providing for 100 MHz of bandwidth capacity per licensed area ("100 MHz Wireless Licenses"), were issued under FCC procedures adopted in September 1994 which have limited recent grants of 38 GHz licenses to 100 MHz of bandwidth capacity per licensee in a particular licensed area. The 100 MHz Wireless Licenses allow for the provision of wireless local telecommunications services over two additional channels in the New York City metropolitan area, over one additional channel in each of Baltimore and Philadelphia and over one channel in each of the following metropolitan areas:
Austin-San Marcos, Boise, Charlotte, Indianapolis, Jacksonville, Memphis, New Orleans, Oklahoma City, Omaha, Portland (Oregon), Richmond, San Antonio and Stamford.

      The 400 MHz Wireless Licenses were granted in September 1993 and the majority of the 100 MHz Wireless Licenses have been granted since June 1995. The FCC's current policy is to align the expiration dates of all outstanding 38 GHz licenses such that all such licenses mature concurrently and then to renew all such licenses for a matching period. The initial term of all currently outstanding 38 GHz licenses, including the Wireless Licenses, expires in February 2001. While the Company believes that all of its Wireless Licenses will be renewed, based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term. See "Risk Factors -- Finite Initial Term of Wireless Licenses; Potential License Renewal Costs; Fluctuations in the Value of Wireless Licenses; Buildout Requirements for Milliwave and Other New Licenses; Transfer of Control."

      Pending Milliwave Acquisition.

      The Company expects that the Milliwave Acquisition will expand its geographic coverage, provide additional capacity in existing markets, provide economies of scale and permit the Company to achieve greater network efficiency. The following chart sets forth the change in the Company's Wireless License asset base after giving effect to the consummation of the Milliwave Acquisition:

                                                                        WinStar
                                            WinStar      Milliwave     Pro Forma
                                            -------      ---------     ---------
Population Coverage (millions)............    109           160          170(1)
Channel Pops (millions)...................    413           160          573(1)
Licensed Areas with Multiple Channels.....     30             0           39(2)

----------
(1) Pro forma population coverage and channel pops are not additive because of overlapping licensed areas.

(2) Milliwave has only one channel in each of its licensed areas; however, when combined with WinStar, the overlapping single channel licensed areas increase WinStar's pro forma multiple channel coverage by nine licensed areas, bringing the aggregate population covered by multiple channels to over 100 million.

      Upon consummation of the Milliwave Acquisition, the Company will obtain 88 additional 38 GHz licenses, each providing for 100 MHz of bandwidth. The Milliwave Licenses allow for the provision of service in more than 80 major markets, encompassing an aggregate population of greater than 160 million. The cities covered by the Milliwave Licenses include many already serviceable by the Company under its existing Wireless Licenses, such as Boston, Chicago, Dallas, Los Angeles and New York, among others, which will increase the Company's aggregate bandwidth capacity in each such city. The Milliwave Licenses also cover many cities which currently are not serviceable by the Company under its existing Wireless Licenses, including, among others, Honolulu, Nashville, Orlando, Raleigh/Durham and Rochester (New York). The Company also has entered into a (i) services agreement with Milliwave pursuant to which it has agreed to provide services to Milliwave in connection with the buildout by Milliwave of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with Milliwave permitting the Company to use up to 488 radio links in Milliwave's licensed areas.

      The purchase price for the Milliwave Merger will be $40 million in cash and 3.4 million shares of Common Stock (which had an aggregate market value of $85 million based on a $25 per share market price at the time the Milliwave Merger Agreement was executed). The number of shares to be issued in connection with the Milliwave Merger is subject to upward or downward adjustment depending on the average market price of the Common Stock for the ten trading days prior to the consummation of the transaction (i.e., upward adjustment if the average price is below $22.06 per share and downward adjustment if the average price is above $27.94 per share); provided that the Company may determine not to consummate the transaction if the adjustment results in the Company being required to issue in excess of 4.5 million shares. All of the consideration is to be paid at the time the Milliwave Merger is consummated; however, the Company has placed $5 million of the cash consideration in an escrow account pending consummation of the Milliwave Merger. The Milliwave Acquisition is subject to certain regulatory approvals, but is expected to be consummated in the second quarter of 1997. Milliwave has generated insignificant revenue to date.

      Recent Acquisition of Locate.

      The Company recently consummated the acquisition (the "Locate Acquisition") of the assets of Local Area Telecommunications, Inc. ("Locate") comprising Locate's business as a CAP providing microwave-based local access services to corporations and long distance and other common carriers (the "Locate Business"), for a purchase price of $17.5 million. Among Locate's key assets are two 38 GHz licenses, each providing 100 MHz of bandwidth, for the New York City metropolitan area, including Long Island and Northern New Jersey. In addition, Locate, together with its existing customers, has access to the roofs of numerous buildings, including the World Trade Center and other key sites in New York City, which the Company anticipates using in its CAP and CLEC operations. As part of the Locate Acquisition, the Company also acquired from Locate certain licenses for the provision of point-to-point services in other portions of the radio spectrum, including, among others, 10, 12, 16 and 18 GHz.

      CLEC and Long Distance Services

      An integral part of the Company's telecommunications business strategy is the creation of a Wireless Fiber-based infrastructure on a city-by-city basis that will allow the Company to provide a broad range of communications services within cities covered by the Wireless Licenses. This infrastructure will utilize the Company's Wireless Fiber capabilities, together with acquired or to be acquired by the Company and facilities leased or purchased from other carriers, to originate and terminate local traffic and to connect long distance traffic to the interLATA facilities of other carriers. The Company believes that its Wireless Fiber capabilities will provide it with a critical economic advantage over many other service providers because of the high costs such service providers encounter in connecting fiber-optic lines to end users. In building its infrastructure, the Company is following a building-centric network plan, pursuant to which the Company is identifying strategically-located buildings in areas covered by its Wireless Licenses to serve as hubs for its network in each city. These hub sites are or be interconnected via Wireless Fiber links to fiber optic facilities leased or purchased from other carriers as well as to end users.

      CLEC Services.

      In October 1996, the Company commissioned its first switch in New York city and intends to install approximately 40 additional switches during the next three years. The Company intends to have at least five additional major metropolitan areas serviced by its own switches by the end of the second quarter of 1997. In July 1996, the Company entered into a three-year agreement with Lucent providing for the purchase from Lucent of the switching systems and related equipment and software the Company will need to build its CLEC infrastructure. Switches will be provided to the Company at discounted prices so long as the Company purchases certain switches during each year of the agreement.

      The Company has commenced a program designed to obtain, by the end of 1999, authorization to operate as a CLEC in virtually every state where the Company has Wireless Licenses, which will allow the Company to file tariffs and provide local exchange services in such states once authorization is granted. The Company currently is authorized to operate as a CLEC in California, Connecticut, Florida, Georgia, Illinois, Massachusetts, Michigan, New York, Pennsylvania, Tennessee, Texas, Washington and Wisconsin, is in the process of seeking authorization to operate as a CLEC in several additional states, and intends to seek such authorization in a number of additional states. The Company has entered into a number of interconnection agreements for states that encompass various cities covered by the Wireless Licenses. These agreements are with carriers such as Ameritech Corp. ("Ameritech") for Illinois and Michigan, Pacific Bell ("PacBell") for California, GTE for California and Tampa, Florida, NYNEX for New York and Massachusetts, Bell South for Florida, Georgia and Tennessee and Bell Atlantic or Pennsylvania, Maryland, the District of Columbia, New Jersey and Delaware, among others. It also is in the process of negotiating additional interconnection agreements with various local exchange service providers, including incumbent LECs.

      Implementation of the Company's CLEC strategy requires significant up-front capital expenditures to obtain necessary Roof Rights for hub buildings, to purchase 38 GHz radios and install Wireless Fiber links on hub buildings and to purchase and install switches in up to 40 additional cities through 1999. See "Risk Factors -- Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

      The Company offers local exchange services on a resale and switched basis in New York City to various customers and is currently in the process of introducing CLEC services in eight additional cities. As the Company commences its CLEC business in each city, in order to gain initial market penetration in that city, it initially may resell the local exchange services of other service providers, such as CLECs and the incumbent LECs, until such time that it has established the Wireless Fiber and switch-based infrastructure required to provide its own local exchange services in that city.

      In connection with the plan to build its CLEC networks on a city-by-city basis, the Company is hiring numerous engineering, installation, maintenance, customer service, and marketing and sales personnel in order to create a direct sales force organization which will provide a high level of service to the business and multi-dwelling residential markets. A sales force has been deployed in New York and in a number of other cities, and, the Company currently plans to have a sales force in all metropolitan areas covered by the Wireless Licenses by the end of 1999. The Company also is developing joint marketing, reselling and agency relationships. For example, pursuant to the Digex Agreement, the Company will purchase from Digex, during the next six years, a minimum of $5 million of Internet services with the right to purchase additional amounts, in each case on a discounted basis. The Company will resell these Internet services under the Company's own brand name, including through the bundling of such services with the Company's other telecommunications services.

      The Company seeks to make its CLEC business an attractive choice for potential customers by (i) offering a broad range of telecommunications services that specifically address its target customers' needs, while providing levels of customer satisfaction that exceed those provided by larger competitors and (ii) exploiting the Company's Wireless Fiber service whenever feasible for economical origination and termination of customer traffic, thereby allowing for attractive pricing of services.

      Long Distance Services.

      As a complement to its CLEC services, the Company offers its business customers long distance services on a resale basis through agreements with major long distance carriers (AT&T, MCI, WorldCom, Inc. and U.S. Long Distance, Inc.) which allow it to utilize their networks. In addition to providing basic long distance service, the Company is able to provide toll-free services, international call-back, prepaid phone cards and certain enhanced services.

      The Company's agreements with certain major long distance carriers are for between one- and four-year terms and provide the Company with access to long distance carriers' networks at rates which are typically discounted, varying with monthly traffic generated by the Company through each carrier. Generally, the Company is obligated to generate certain minimum monthly usage through each network and, if such traffic is less than the minimum monthly usage commitment, may be required to pay an underutilization fee in addition to its monthly bill equal to a certain percentage of the difference between such minimum commitments and the traffic actually generated by the Company. The Company has never paid or been required to pay any underutilization charges. During 1995, the Company established a reserve for possible underutilization charges.

      The Company continues to provide long distance services to its existing residential customers, through its wholly-owned subsidiary, WinStar Gateway Network, Inc., though it no longer actively markets such services to that segment of the market. As a result of this change in focus, the Company's residential long distance customer base has and will continue to decrease due to attrition.

      Carrier Services

      The Company markets and provides wireless broadband, high capacity local access and other network services primarily to other carriers. Utilizing its Wireless Licenses, the Company offers numerous wireless telecommunications services to support a wide range of local access and dedicated service needs with a high degree of reliability. The technology and service applications in this field are evolving rapidly, and the Company believes that its Wireless Fiber service offerings will expand over time to include a broad range of voice, data and video applications. The Company currently offers Wireless Fiber services for the following applications, among others:

      Local By-Pass for Long Distance Carriers. Long distance carriers can utilize the Company's Wireless Fiber services to connect certain call termination or origination points in a particular licensed area to such carriers' POPs in the licensed area (see diagram on next page) at more economical rates than those generally charged by LECs and to connect two or more of their respective POPs in a single licensed area. Long distance carriers using Wireless Fiber services may benefit from both the lower cost afforded by such services and the wide-band capacity compared to LEC facilities, which, in many instances, are based in part on copper infrastructure and are, therefore, narrow-band. By utilizing the Company's Wireless Fiber services, long distance carriers can avoid the capacity barrier inherent in copper wire connections that typically has prevented them from providing their customers with end-to-end, full digital service available under a fiber optic- or wireless-based system. Wireless Fiber services also may be utilized to provide such carriers with viable, cost-efficient paths to serve as physically diverse routes (redundant and back-up capacity) for traffic in situations where primary routes are incapacitated and/or network reliability concerns demand alternate telecommunications paths.

                   Local Bypass For The Long Distance Industry

                                    [Diagram]

      Wireless Complement to CAP and LEC Networks. Currently, CAPs typically compete with LECs by utilizing their own fiber optic cable rings and lease the other facilities necessary to complete their networks from the LECs. Due to the large capital investment required to construct such networks, CAPs generally build their networks in limited, densely populated areas and offer services primarily to large customers such as long distance carriers, medium- to large-size businesses, government agencies and institutions. CAPs can utilize Wireless Fiber services to bypass facilities typically leased by them from the LECs (see diagram on next page). CAPs also can utilize the Company's Wireless Fiber services to facilitate the build out and enhance the reliability of their own local telecommunications networks and expand their marketing opportunities. The Company believes that the relative ease and low cost of installation of Wireless Fiber services in comparison to fiber optic-based facilities can provide CAPs with the ability to expand their networks to reach some customers in areas where demand levels are insufficient to justify the cost and time involved in constructing fiber optic capacity. CAPs, as well as LECs, also can utilize the Company's Wireless Fiber services to extend their own networks to provide services to areas within a licensed area to which it is not cost-efficient to run fiber optic cable or to which such cable simply has not yet been run. CAPs and LECs also may utilize the Company's Wireless Fiber services to provide redundant and back-up capacity to their own existing networks.

                      Wireless Complement To Fiber Network

                                    [Diagram]

      Backbone Interconnection and Redundancy for CMRS Service Providers. Wireless Fiber services can be utilized by providers of mobile telecommunications services, such as PCS, cellular and specialized mobile radio carriers, for interconnecting traffic (backbone network traffic) between and among cell sites, repeaters, MTSOs and the wired local networks (see diagram below). The Company also anticipates that entities that acquired licenses in the PCS auctions or which will acquire licenses in subsequent PCS auctions conducted by the FCC, also will find Wireless Fiber services attractive to carry their backbone network traffic. By utilizing Wireless Fiber services for their backbone network needs, CMRS carriers can maintain greater control over their systems by monitoring traffic carried over the Wireless Fiber services component of their systems, reduce costs of construction of their networks, increase the flexibility of their services and reduce the lead time involved in the provision of services in their respective licensed areas. Wireless Fiber services also can be used by CMRS carriers to provide redundant and back-up capacity for the fiber optic and/or copper wire portions of their backbone networks.

                         Cellular/PCS Site Interconnect

                                    [Diagram]

      Dedicated Private Network Services. The Company also markets its Wireless Fiber services to businesses, government agencies and institutions with multiple locations within the Company's licensed areas and which generate heavy telecommunications traffic between such locations. These entities can utilize Wireless Fiber services to establish their own independent telecommunications systems for dedicated private network services (see diagram below). Wireless Fiber services present entities with (i) a method for providing telecommunications connections between their buildings on a cost-effective basis, (ii) a viable alternative to the LECs' networks that frequently use low-capacity copper wire for "last mile" delivery, generally allowing for faster, more reliable data transmissions, (iii) greater control over their local telecommunications traffic and costs and (iv) greater security because of the private line nature of the Company's Wireless Fiber services.

                            End User Private Network

                                    [Diagram]

      Network and Internet Access. The ability to access and distribute information quickly has become critical to business and government end users. Data traffic is becoming an increasing portion of overall telecommunications traffic because of the proliferation of LANs, WANs, Internet services and video teleconferencing. The Company's Wireless Fiber capacity enables it to provide high-speed data transmission services to end users.

      WAN Services. The Company recently introduced dedicated WAN services. The Company's high-speed data telecommunications services permit businesses to transport data between buildings and between personal computers or workstations. These dedicated services allow personal computers and workstations on one LAN to communicate with personal computers and workstations on another LAN at the same speed at which these LANs operate. The Company's WAN services are offered at a variety of capacities to allow customers to choose the level which meets their needs.

      Internet Services. The expanding demand for Internet access and the growing importance of audio, video and graphic Internet applications to both businesses and consumers also has created a growing market opportunity for the Company. The Company can offer Internet service providers timely, reliable and affordable access at high speed data rates. The Company can provide wireless broadband links between customers and their Internet service providers and between Internet service providers' POPs and the Internet backbone. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates can allow end users to receive real time, full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. The Company is actively pursuing relationships with Internet service providers. In June 1996, the Company entered into an agreement with Digex, Inc. a provider of Internet access services that primarily serves other Internet access providers, as well as commercial, governmental and institutional end users. Pursuant to the Digex Agreement, the Company has the right of first refusal to provide all of Digex's local access and/or customer interconnection requirements through the use of the Company's Wireless Fiber services or the resale of other facilities, as appropriate.

      Potential Interactive Video Applications. The inherent qualities of 38 GHz also may offer substantial opportunities for broadband interactive video applications appropriate for highly customized commercial demands. While the specific service offerings utilizing 38 GHz for video applications are still in development, the ability to commercially utilize certain aspects of this technology appears to be possible. The narrow-beam characteristics of 38 GHz, allowing for frequency reuse within a small area, coupled with its broadband capacity and multichannel capabilities may offer a significant market opportunity in the future as the appropriate technologies emerge, although there can be no assurance of the consumer acceptance or commercial viability of such video services. In June 1996, the Company entered into an agreement with Source Media, a provider of interactive technology and programming. Pursuant to this agreement, the Company has the exclusive right, in the 38 GHz spectrum, to use Source Media's technology and programming in connection with entertainment and information services the Company may offer.

Advertising and Marketing of Telecommunications Services

      CLEC and Long Distance Services

      Over the next three years, the Company intends to commence marketing its local exchange services in substantially all markets covered by its Wireless Licenses through direct sales, television, print and other media advertisements. The Company introduced its first series of television commercials and print advertising in the New York City market in November 1996 and intends to utilize media advertising campaigns in each market in which it commences offering its CLEC services, including broadcast media in specific major markets.

      The Company is targeting small and medium-sized businesses, especially those in buildings in which the Company's Wireless Fiber capacity can be utilized, for economic competitive advantage, to originate and/or terminate customers local telecommunications traffic. The customer buildings initially targeted by the Company each have more than 100,000 square feet of commercial space and, in many instances, are not served by competitive access providers ("CAPs") or CLECs. The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million workers using more than 2.1 million phone lines, and that these buildings represent an aggregate local exchange service market exceeding $3.3 billion of aggregate revenue per annum. These estimates do not include multi-dwelling residential buildings, universities, hospitals or buildings occupied by a single tenant and do not include long distance, data transmission or Internet services or enhanced communications services, such as messaging.

      The Company also intends to market its services to residences in multiple dwelling units, such as apartment buildings. The Company intends to enter into the residential segment of the local exchange services market primarily by entering into partnerships and agency arrangements with shared tenant services providers and possibly partnerships or alliances with other telecommunications services providers.

      Consistent with its telecommunications marketing strategy of emphasizing small and medium-sized business customers, the Company has, among other things, introduced products and services readily marketable to business long distance customers, including prepaid phone card services and a broad array of toll-free services, including services which allow toll-free calls to be originated nationwide. The Company also offers business customers several flexible billing services such as master account billing (which enables customers to aggregate billing for several locations for management and accounting purposes and to qualify for volume discounts), project accounting codes (which reflect accounting codes of the customer on the billing statement) and computerized call detail reports (which provide call detail to customers on computer disks or tape for direct input into the customer's computer for accounting or rebilling).

      Carrier Services

      The Company began marketing its Wireless Fiber services in December 1994. Wireless Fiber services currently are marketed by the Company primarily to long distance carriers, CAPs, CMRS service providers and LECs, as well as businesses, government agencies and institutions. The Company has entered into master service agreements with each of PacBell, ACSI, Electric Lightwave, MCI, ICG and Century Telephone. These agreements contemplate that the carriers will utilize the Company's Wireless Fiber services as a component of their own networks and set forth the general terms of the relationship between the Company and each carrier, including the initial term of the relationship, pricing, service and installation parameters. The Company also recently began to provide Wireless Fiber services to the City of New York as a back-up disaster recovery system for certain of its facilities, providing the city with redundancy in the event that its land-based telecommunications service fails for any reason.

      The Company currently markets or intends to market its Carrier Services
(i) by performing field demonstrations and testing of Wireless Fiber services,
(ii) by providing potential customers with Wireless Fiber services at reduced rates, in order to educate such customers about the efficacy and reliability of such services, (iii) by appearing at trade shows and advertising in trade publications, (iv) through national sales agents and direct sales and (v) directly to existing and potential customers of the Company's other telecommunications services.

Competition in the Telecommunications Industry

      Local Telecommunications Market

      The local telecommunications market is intensely competitive and currently is dominated by the RBOCs and LECs. The Company has been marketing local access and other Carrier Services only since December 1994 and local exchange services as a CLEC only since April 1996, and the Company has not obtained significant market share in any of the areas where it offers such services, nor does it expect to do so given the size of the local telecommunications services market, the intense competition and the diversity of customer requirements. In each area covered by the Wireless Licenses, the services offered by the Company compete with those offered by the LECs, such as the RBOCs, which currently dominate the provision of local services in their markets. The LECs have long-standing relationships with their customers, have the potential to subsidize competitive services with revenues from a variety of business services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. While legislative and regulatory changes have provided increased business opportunities for competitive telecommunications providers such as the Company, these same decisions have given the LECs increased flexibility in their pricing of services. This may allow the LECs to offer special discounts to the Company's (and other CLECs') customers and potential customers. Further, as competition increases in the local telecommunications market, general pricing competition and pressures will increase significantly. As LECs lower their rates, other telecommunications providers will be forced by market conditions to charge less for their services in order to compete.

      In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CAPs and CLECs, competitors offering wireless telecommunications services, including leading telecommunications companies, such as AT&T Wireless, and other entities that hold or have applied for 38 GHz licenses or which may acquire such licenses or other wireless licenses from others or the FCC. There is at least one other CAP and/or CLEC in each metropolitan area covered by the Company's Wireless Licenses, including, in many such areas, companies such as IntelCom, ICG, MCI, MFS, TCG and Time Warner. Many of these entities (and the LECs) already have existing infrastructure which allows them to provide local telecommunications services at potentially lower marginal costs than the Company currently can attain and which could allow them to exert significant pricing pressure in the markets where the Company provides or seeks to provide telecommunications services. In addition, many CAPs and CLECs have acquired or plan to acquire switches so that they can offer a broad range of local telecommunications services.

      The Company currently also faces competition from other entities which offer, or are licensed to offer, 38 GHz services, such as ART and BizTel, and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI, a provider of wireless Internet access services, CellularVision, a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services and Associated, a potential provider of wireless CAP and other services. In many instances, these service providers hold 38 GHz licenses or licenses for other frequencies (such as 18 and 28 GHz) in geographic areas which encompass or overlap the Company's market areas. Additionally, some of these entities enjoy the substantial backing of, or include among their stockholders, major telecommunications entities, such as Ameritech with respect to ART, TCG with respect to BizTel, and NYNEX and Bell Atlantic with respect to CAI. Due to the relative ease and speed of deployment of 38 GHz and some other wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. Furthermore, the NPRM issued by the FCC contemplates an auction of the lower 16 channels in the 38 GHz spectrum band, which have not been previously available for commercial use. The grant of additional licenses by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, as well as the development of new technologies, could result in increased competition. The Company believes that, assuming the adoption of the NPRM as currently proposed, additional entities having greater resources than the Company could acquire licenses to provide 38 GHz services.

      The Company also may face competition from cable companies, electric utilities, LECs operating outside their current local service areas and long distance carriers in the provision of local telecommunications services. The great majority of these entities provide transmission services primarily over fiber optic-, copper-based and/or microwave networks, which, unlike the Company's Wireless Fiber services, enjoy proven market acceptance for the carriage of telecommunications traffic. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors to the Company. There can be no assurance that the Company will be able to compete effectively in any of its markets.

      The Company's Internet services also are likely to face significant competition from other Internet service providers as well as from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems currently are not widely available and do not provide for data transfer rates that are as rapid as those which can be provided by Wireless Fiber services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet access services based on existing technologies such as ISDN and, in the future, on such technologies as ADSL and HDSL will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many LECs and CLECs already are promoting other Internet access services.

      Long Distance Market

      The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as AT&T, MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry for certain types of services and that Internet service providers also will compete in this market. The Company believes that the principal competitive factors affecting its market share are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also would put the Company's long distance business at a disadvantage in competing with larger providers.

Government Regulation of Telecommunications Operations

      The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers, and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions retain nonexclusive jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications. Municipalities also may regulate limited aspects of the Company's business by, for example, imposing zoning requirements or permit right-of-way procedures, and certain taxes or franchise fees.

      The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs to compete in the provision of interLATA long distance services. Additionally, the FCC must promulgate new regulations over the next several years to address mandates contained in the Telecommunications Act, which may change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements.

      The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

      As required by the Telecommunications Act, in August 1996 the FCC adopted the Interconnection Order. These rules constitute a pro-competitive, deregulatory national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. Although setting minimum, uniform, national rules, the Interconnection Order also relies heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets. Among other things, the Interconnection Order: establishes rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; requires incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis at any technically feasible point at rates that are just, reasonable and nondiscriminatory; establishes rules requiring incumbent LECs to allow interconnection via physical and virtual collocation; requires the states to set prices for interconnection, unbundled elements, and termination of local calls that are nondiscriminatory and cost-based (using a forward looking methodology which excludes embedded costs but allows a reasonable cost-of-capital profit); requires incumbent LECs to offer for resale any telecommunication service that the carrier provides at retail to end users at prices to be established by the states but which generally are at retail prices minus reasonably avoided costs; and requires LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights' of way owned or controlled by LECs or utilities. Exemptions to some of these rules are available to LECs which qualify as rural LECs under the Telecommunications Act. The Interconnection Order also requires that: intraLATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intraLATA toll service without having to dial extra digits) be implemented no later than February 1999; LECs provide new entrants with nondiscriminatory access to directory assistance services, directory listings, telephone numbers, and operator services; and LECs comply with certain network disclosure rules designed to ensure the interoperability of multiple local switched networks. There can be no assurance how the Interconnection Order will be implemented or enforced or as to what affect such implementation or enforcement will have on competition within the telecommunications industry generally or on the competitive position of the Company specifically. A number of LECs, as well as the National Association of Regulatory Utility Consumers and others, have filed in Federal court seeking to appeal aspects of the Interconnection Order and to stay some or all of the rules adopted therein. In October 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of effectiveness of certain provisions of the Interconnection Order, including the pricing provisions and the pick and choose rule, pending the lower court's review of the merits of the case. Oral argument on this appeal of the Interconnection Order is scheduled for January 1997. The Company does not believe that the stay will adversely affect its CLEC operations and may positively affect the operations of the Carrier Services business.

      The allocation of jurisdiction between federal and state regulators over dedicated circuits that carry both interstate and intrastate traffic (including private line and special access services) poses jurisdictional questions. Although the FCC does not generally rule on the jurisdictional nature of a carrier's traffic, under current FCC practice, non-switched telecommunications services are considered jurisdictionally interstate (subject to FCC jurisdiction) unless more than 90% of the traffic is intrastate in nature. Currently, the Company's dedicated service offerings are primarily jurisdictionally interstate in nature. The Company believes that these services include virtually all service between a long distance carrier's POP and another POP of that long distance carrier or another long distance carrier, and between an end user and a long distance carrier's POP.

      The Company currently is not subject to price-cap or rate-of-return regulation and it may install and operate non-radio facilities for the transmission of interstate communications without prior FCC authorization.

      In addition, the Company has filed tariffs with the FCC as required with respect to its provision of interstate service. However, pursuant to authority granted to it under the Telecommunications Act, in October 1996 the FCC ruled that non-dominant inter-exchange carriers such as the Company may no longer file tariffs with the FCC and old tariffs will no longer be applicable. The Company also has received certification or other appropriate regulatory authority to provide intrastate non-switched service in 28 states and has applied for authority in eight additional states.

      Some of the Company's services may be classified as intrastate and therefore currently subject primarily to state regulation. In all states where the Company is offering jurisdictionally intrastate Carrier Services or CLEC service, the Company (through its state-specific operating subsidiaries) is certified or otherwise operating with appropriate state authorization. The Company provides intrastate long distance service pursuant to certification, registration or (where appropriate) on a deregulated basis in more than 40 states and is currently seeking intrastate authority in the remaining continental states. The Company expects that as its business and product lines expand and as more procompetitive regulation of the local telecommunications industry is implemented, it will offer additional intrastate service. The Company is seeking to expand the scope of its intrastate service in various jurisdictions, a process which depends upon regulatory action and, in some cases, legislative action in the individual states. Interstate and intrastate regulatory requirements are changing rapidly and will continue to change.

      Although the Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses and approvals necessary and appropriate to conduct its operations, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz and/or the future granting of 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz, including, among other items, the imposition of minimum construction and usage requirements and an auction procedure for issuance of licenses in the 37-40 GHz band where mutually exclusive applications have been filed. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry, the satellite industry, various government agencies and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM, or that any rules will be adopted. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

      Pursuant to an international treaty to which the United States is a signatory, the 38.6-40.0 GHz band is allocated on a co-primary basis to the Fixed Satellite Services ("FSS") and the 37.5-40.5 GHz band is allocated on a co-primary basis to the Mobile Satellite Services Inc. ("MSS"). The FCC has not proposed rules to implement the treaty provisions, although comments and a petition for rule making recently have been filed with the FCC by Motorola Satellite Communications Inc. ("Motorola") requesting that such rules be considered and, in particular, power flux density limits. On May 21, 1996, the FCC placed on public notice for comment the petition to allocate the 37.5-38.6 GHz bands to the FSS and to establish Technical Rules for the 37.5-38.6 GHz band. In addition, Motorola requested the FCC to adopt the power flux density limitations of the ITU Radio Regulations for the 37.5 to 40.5 GHz band in order to allow FSS systems and terrestrial microwave operators to co-exist on a co-primary basis. In September 1996, MSSI filed an application at the FCC to offer broadband satellite services using a portion of the radio spectrum that includes the 38.6 to 40 GHz band where the Company holds its Wireless Licenses. If the FCC were to allow transmissions from space to earth as proposed by MSSI, such transmissions could adversely affect the Company's existing or future operations by creating interference or causing the FCC to institute power and other limitations upon the Company's transmissions. If adopted as proposed, the MSSI application would likely require changes in the FCC's rules, although it would likely be a number of years before MSSI's satellite system could be launched. The extent of the adverse impact upon the Company's operations if the MSSI application were to be granted in its current form is unknown, and there can be no assurance that the Company's operations would not be adversely effected.

      The FCC is required by the Telecommunications Act to examine and modify existing universal service and access charge policies by May 1997. In doing so, it will likely allocate the cost of subsidizing universal service initiatives to all telecommunications carriers and reduce substantially the access charges that interexchange carriers pay to LECs for access to the public switched network. CAPs provide local access (i.e., the transmission of a long distance call from the caller's location to the long distance carrier's POP, and from the terminating POP to the recipient of the call) at rates that are discounted from the rates charged by LECs. If the FCC were to mandate reductions in LECs' local access charges, CAPs might be forced to substantially reduce the rates they charge long distance providers, resulting in lower gross margins (which, in the case of the Company, are currently negative). This could have a material adverse effect on the Company's Carrier Services operations.

      In connection with the rulemaking proceedings required under the Telecommunications Act, the FCC will consider reform of the existing access charge mechanisms, including possibly substantial reductions in the rates charged by LECs to long distance service providers for local "access" (i.e., the transmission of a long distance call from the caller's location to the long distance provider's POP and from the terminating POP to the recipient of the call). CAPs, such as the Company's Carrier Services operations, provide local access at rates that are discounted from the rates charged by LECs. If the FCC were to mandate reductions in LECs' local access charges, CAPs might be forced to substantially reduce the rates they charge long distance providers, resulting in lower gross margins (which, in the case of the Company, are currently negative).

      Additionally, providers of long distance services, including the major interexchange carriers as well as resellers, such as the Company, are coming under intensified regulatory scrutiny for marketing activities by them or their agents that result in alleged unauthorized switching of customers from one long distance service provider to another. The FCC and a number of state authorities are seeking to introduce more stringent regulations or take other actions to curtail the intentional or erroneous switching of customers, which could include, among other things, the imposition of fines, penalties and possible operating restrictions on entities which engage or have engaged in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effect, if any, of the adoption of any such proposed regulations or other actions on the long distance industry and the manner of doing business therein, cannot be anticipated. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company.

New Media Business

      The Company believes that the ability to deliver entertainment and information content to consumers will play an increasingly important role in consumers' choice of a telecommunications provider. The Company actively seeks opportunities to acquire the rights or means to market and distribute information and entertainment content and services that are marketable to traditional markets and which also can enhance the marketability of the Company's telecommunications services. The Company believes that, in the future, it will be able to bundle content that it controls with various telecommunications services its offers to provide higher-margin products and services.

      In December 1994, the Company consummated the acquisition of Non Fiction Films, Inc. ("NFF"), a producer of documentary programming. NFF's productions to date include ten hours of programming for the Arts and Entertainment Network's award winning Biography(R) series and "Divine MagicTM: The World of the Supernatural," a ten-part series that traces ancient beliefs, miracles and mysticism from their early beginnings.

      In April 1996, NFF acquired an 80% equity interest in Fox/Lorber Associates, Inc. ("Fox/Lorber"), an independent distributor of films, entertainment series and documentaries. Fox/Lorber distributes its content to television and home video markets domestically and abroad. Its home video division emphasizes the distribution of foreign and art films and has a home video library of over 100 titles. Its television division emphasizes the distribution of educational and entertainment program series, sports-related programs and documentaries to broadcast and cable stations abroad and in the United States and Canada. Under the terms of an agreement between NFF and the holder of the remaining 20% equity interest in Fox/Lorber, NFF has the right to require such holder to sell, and such holder has the right to require NFF to purchase, the remaining 20% equity interest based upon certain criteria.

      From April 1994 through April 1996, the Company has acquired an 80% equity interest in The Winning Line, Inc. ("TWL"). The Company has the right to require the stockholders of TWL who own the remaining 20% equity interest in TWL to sell, and such stockholders have the right to require the Company to purchase, the remaining 20% equity interest based upon certain criteria. TWL operates SportsFan, a multimedia sports programming and production company that provides live sports programming to more than 200 sports and talk format radio stations across the United States, up to 24 hours a day, including to stations in 90 of the top 100 United States markets. SportsFan owns and operates The Pete Rose Show, among others, and also has developing interests in television and on-line distribution channels. In addition, in October 1996, the Company acquired certain assets of Major Sports, a producer of sports radio programming. Among the assets purchased are radio programs such as "Costas Coast to Coast," "John Madden Sports Quiz" and "Pat O'Brien's Sports Flashback."

      In June 1996, the Company entered into an agreement with Source Media Inc. ("Source Media"), a provider of interactive technology and programming. Pursuant to this agreement, the Company has the exclusive right, in the 38 GHz spectrum, to use Source Media's technology and programming in connection with entertainment and information services the Company may offer.

      In September 1996 and November 1996, respectively, the Company acquired an 80% equity interest in Millennium Marketing, Inc. (which does business as WinStar Interactive Media Sales ("WIMS")) and 100% of Global Media Sales, Inc. ("GMS"). The Company has the right to require the stockholders of WIMS who own the remaining 20% equity interest in S&A to sell, and such stockholders have the right to require the Company to purchase, the remaining 20% equity interest based upon certain criteria. WIMS is a full service agency to media sellers, with a focus on the provision of advertising sales representation and/or related consulting services for content-driven interactive media properties. GMS is a distributor of broadcast advertising on radio properties.

      The industry in which the Company's new media operation competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media operation competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to successfully compete in the emerging new media industry.

Consumer Products

      The Company's consumer products business is operated through its subsidiary, WinStar Global Products, Inc. ("WinStar Global Products"). WinStar Global Products designs, markets and distributes personal care products, including hair brushes and certain hair accessories, and bath products, including gels, lotions, bath oils and home fragrance products including potpourri and candles.

      Marketing and Distribution

      WinStar Global Products' customers are primarily large retailers, including mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional chains. WinStar Global Products' customers sell through more than 20,000 individual retail outlets. Its current customer list includes the following national and regional chain stores:
Walmart, Revco Drug Stores, CVS, Mervyn's, Target, Ames, Marshalls, Eckerd Drug, Family Dollar Stores, Sally Beauty Supply, Fay Drug, Arbor Drug and American Drug Stores.

      A significant portion of WinStar Global Products' sales is made by its in-house sales force. The remainder of WinStar Global Products' sales typically are made by independent sales representatives who receive a commission from WinStar Global Products on all orders generated by them. Independent sales representatives generally carry the product lines of several noncompeting manufacturers and distributors, many of whom are much larger than WinStar Global Products.

      Sourcing

      WinStar Global Products currently utilizes a combination of domestic and foreign suppliers and contract manufacturers and internal assembling for its consumer product lines. WinStar Global Products generally purchases its hair brushes and combs from foreign manufacturers, and packages these products in its Fairfield, New Jersey facility. WinStar Global Products purchases components for its bath and body product line from both foreign and domestic sources, and assembles and packages products in its Fairfield, New Jersey facility. WinStar Global Products does not have any binding agreements with any of its manufacturers or suppliers. Therefore, any of such entities can terminate their relationship with WinStar Global Products at any time. WinStar Global Products does not believe that the termination of any such relationship or relationships would have a material adverse impact on its operations since management believes it would have alternative sources for its products and components at comparable prices. There can be no assurance of this, however, or that, in the event that WinStar Global Products were to experience difficulties with its present manufacturers, suppliers and subassemblers, it would not experience a temporary delay in obtaining the products or components it needs elsewhere.

      Competition

      The consumer products industry is subject to changes in styles and consumer tastes. An unanticipated change in consumer preferences inconsistent with WinStar Global Products' merchandise lines could have a serious and adverse effect upon its operations. WinStar Global Products' product lines are subject to intense competition with numerous manufacturers and distributors of hair, beauty and bath products. Mass merchandisers, drug store chains, and other mass volume retailers typically utilize freestanding pegboard fixtures or pegboard wall fixtures, as well as in-line shelving and end-cap displays, to display their products. Competition for shelf and wall space for product placement is intense, as many companies seek to have their products strategically placed within the store. Competition also exists with respect to product name recognition and pricing, since retailers and consumers often choose products on the basis of name brand, cost and value. Many of WinStar Global Products' competitors have greater product and name recognition than it does, as well as much larger and more sophisticated sales forces, product development, marketing and advertising programs and facilities. WinStar Global Products generally competes by attempting to offer quality, service and products to its customers at reasonable prices.

Employees

      As of December 15, 1996 the Company had approximately 770 employees. The Company is not a party to any collective bargaining agreements and never has experienced a strike or work stoppage. The Company considers its relations with its employees to be good.

Properties

      The Company's corporate headquarters are located at 230 Park Avenue, New York, New York 10169. These headquarters are situated in approximately 11,500 square feet of space which the Company subleases for an average rent of approximately $304,000 per annum, as extended. The Company has executed leases for additional office space of approximately 6,000 square feet and 18,500 square feet, each at 230 Park Avenue, for rent of approximately $188,000 per annum and approximately $567,000 per annum, respectively. Each of the above-described leases expires in November 2006. The Company maintains leases on other properties used in the operations of its subsidiaries. The Company believes that its insurance coverage on its properties is adequate and that the Company, and each of its subsidiaries, as the case may be, is in compliance with the related leases.

Legal Proceedings

      WinStar Gateway receives inquiries from state authorities with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. During 1996, WinStar Gateway experienced an increased level of consumer and regulatory complaints, a substantial majority of which arose from the activities of a limited number of independent marketing agents. On May 10, 1996, WinStar Gateway adopted a policy of mandatory independent verification for 100% of customer orders received from these agents' programs, and effective June 10, 1996, no longer accepts customer orders from these programs. In December 1996, the FCC and WinStar Gateway entered into a consent decree which terminated an inquiry by the FCC into any alleged violations of unauthorized carrier conversions through the use of box programs by some of WinStar Gateway's agents. The FCC cited WinStar Gateway's efforts in identifying the problems caused by these agents and its proactive response in implementing remedial actions on its own as significant factors leading to the consent decree in lieu of initiating a formal investigation. The Company does not believe that resolution of these issues will have a material adverse effect on the Company, its financial condition or its results of operations.

      In June 1996 the Company, as plaintiff, commenced an action for declaratory judgment against Nelson Thibodeaux, a former officer of WinStar Gateway, in the Federal District Court for the Southern District of New York, seeking a declaration that the Company has no obligation to Mr. Thibodeaux under stock option agreements granted to him during his employment with WinStar Gateway. Further, because the Company believes that any and all claims that may be advanced by Mr. Thibodeaux with regard to his stock option agreements would be frivolous, the Company has notified Mr. Thibodeaux and his counsel of its intention to seek sanctions and such other remedies as may be available against Mr. Thibodeaux and his counsel in the event that Mr. Thibodeaux and his counsel seek to assert any defense to the Company's action. Additionally, the Company seeks monetary damages arising from an alleged breach by Mr. Thibodeaux of the non-competition and related provisions contained in his employment agreement with the Company. Mr. Thibodeaux answered the Company's complaint in August 1996, denying all of the Company's assertions. The Company intends to diligently proceed with this action.

                                   MANAGEMENT

      The following table sets forth certain information with respect to the executive officers and directors of the Company.


Name                                      Age   Position
----                                      ---   --------

William J. Rouhana, Jr.(1)(2)(3)(4)...    44    Chairman of the Board of
                                                Directors and Chief Executive
                                                Officer
Nathan Kantor(5)......................    54    President, Chief Operating
                                                Officer and Director
Steven G. Chrust(6)...................    47    Vice Chairman of the Board of
                                                Directors
Fredric E. von Stange(6)..............    41    Executive Vice President, Chief
                                                Financial Officer and Director
Bert Wasserman(2)(5)..................    63    Director
William J. vanden Heuvel(1)(3)(4).....    65    Director
William Harvey(3)(6)..................    53    Director
Steven B. Magyar(1)(2)(3)(4)..........    46    Director
Timothy R. Graham.....................    46    Executive Vice President and
                                                Secretary

----------
(1)   Term expires at annual meeting of stockholders in 1997

(2)   Member of Audit Committee

(3)   Member of Compensation Committee

(4)   Member of Nominating Committee

(5)   Term expires at annual meeting of stockholders in 1999

(6)   Term expires at annual meeting of stockholders in 1998

      Mr. Rouhana has been a director of the Company since its inception, its Chairman of the Board since February 1991, and its Chief Executive Officer since May 1994. Mr. Rouhana was President and Chief Executive Officer of WinStar Companies, Inc. ("WinStar Companies") from 1983 until November 1995. Through WinStar Companies, he served, from August 1987 to February 1989, as Vice Chairman of the Board and Chief Operating Officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products and, thereafter, as its Vice Chairman of the Board until May 1990. Since August 1992, Mr. Rouhana has been a director of TII Industries, Inc. ("TII Industries"), a telecommunications equipment manufacturing company. From May 1991 through September 1994, he was director of Lancit Media Productions, Ltd., a creator of children's television programming. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana is Vice Chairman of the Board of Governors of the United Nations Association and is a member of certain other associations, including Business Executives for National Security. He is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law. Mr. Rouhana is the brother-in-law of Fredric E. von Stange.

      Mr. Kantor has been a director of the Company since October 1994 and President and Chief Operating Officer of the Company since September 1995. Since its formation in November 1990, Mr. Kantor had been the President of ITC Group, Inc. ("ITC"), a company which specializes in the development of emerging competitive telecommunications companies. Mr. Kantor, through ITC, coordinated all of the Company's telecommunications operations from June 1994 to September 1995 when he became President and Chief Operating Officer of the Company, at which time services provided by ITC to the Company ceased. Mr. Kantor also is currently the Chairman of the Board and Chief Executive Officer of Image Telecommunications Corp. ("Image Telecom"), a company involved in the development of information and video servers. From January 1985 to December 1990, he was President of MCI Telecommunications Corporation (Northeast Division). Mr. Kantor was a founder of MCI International, Inc., and served as its President and Chief Operating Officer from its founding in July 1982 to December 1984. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

      Mr. Chrust has been a director of the Company since January 1994 and has been employed by the Company as its Vice Chairman of the Board since January 1995, in which capacity he is responsible for strategic planning, financing and corporate development. He has been the President of SGC Advisory Services, Inc. ("SGC"), a discretionary money-management services firm specializing in the telecommunications and technology sector, since he founded it in October 1992. From August 1987 to September 1992, Mr. Chrust was a director of AMNEX, Inc., an operator services long distance company, and served as its Chairman of the Board, Chief Executive Officer and President between October 1990 and October 1992. From August 1985 through December 1989, Mr. Chrust was the Executive Vice President of Executone Information Systems, Inc., a telecommunications equipment company. Mr. Chrust was Director of Technology Research and a stockholder of Sanford C. Bernstein & Co., Inc., a Wall Street investment firm, where he was ranked in the top tier of telecommunications analysts for more than ten years and as the first-ranked analyst in that sector for five consecutive years. He was associated with Sanford C. Bernstein & Co., Inc., from 1970 through 1985. From November 1993 until February 1996, Mr. Chrust was a director of American Communications Services, Inc., a fiber optic-based competitive access provider. Mr. Chrust is a graduate of Baruch College.

      Mr. von Stange has been a director of the Company since its inception, its Executive Vice President since January 1993, and its Chief Financial Officer since March 1994. Mr. von Stange was Executive Vice President of WinStar Companies, a merchant bank and a principal stockholder of the Company from 1983 until November 1995. Mr. von Stange is a graduate of The Wharton School, University of Pennsylvania. He is the brother-in-law of William J. Rouhana, Jr.

      Mr. Wasserman has been a director of the Company since June 1995. Mr. Wasserman was Executive Vice President and Chief Financial Officer of Time Warner from January 1990 to December 1994 and was also a director of Time Warner from January 1990 to March 1993. Mr. Wasserman was a member of the Office of the President and was also a director of Warner Communications, Inc. ("Warner Communications"), from 1981 to 1990, when that company merged with Time Warner, and had served Warner Communications in various capacities beginning in 1966. Mr. Wasserman serves as a member of various boards, including: several investment companies in the Dreyfus Family of Funds; Lillian Vernon Corp., a catalog seller of home products; Mountasia Entertainment International, Inc., an operator of family recreation centers; The New German Fund, a New York Stock Exchange listed mutual fund operated by Deutsche Bank AG; and IDT Corp., a provider of telecommunications services, including Internet access and long distance services. Mr. Wasserman also served as a director on the Chemical Bank National Advisory Board until Chemical Bank merged with Chase Manhattan Bank in March 1996. He is a graduate of Baruch College and Brooklyn Law School.

      Mr. vanden Heuvel has been a director of the Company since June 1995. Since 1984, Ambassador vanden Heuvel has served as Senior Advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C. based consulting group comprised of former United States ambassadors, since 1981. He has been Chairman of the Board of Governors of the United Nations Association since 1993. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School.

      Mr. Harvey has been a director of the Company since June 1994. In 1972 and 1991, respectively, Mr. Harvey founded New Electronic Media Science, Inc. ("NEMS"), and Next Century Media, Inc. ("Next Century"), marketing, media and research consulting companies specializing in the marketing, entertainment and interactive media industries. Mr. Harvey has served as Chief Executive Officer and President of both NEMS and Next Century since their respective inceptions. Through NEMS and Next Century, Mr. Harvey has worked with major television and cable networks, several RBOCs, major film studios, IBM, AT&T, advertising agencies, videotex companies and advertisers on the integration of advertising into various new media. Mr. Harvey invented the marketing tool known as the Area Dominant Influence ("ADI") for Arbitron and co-founded International Ratings Services, Inc., the first company to provide United States movie studios, including Warner Brothers, Columbia and CBS International, with ratings for their television programs broadcast in foreign countries. Since 1979, Mr. Harvey has also been the publisher of "The Marketing Pulse," a monthly advertising and media trade newsletter.

      Mr. Magyar has been a director of the Company since June 1993. Since May 1994, Mr. Magyar has been operating a private business he owns which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University. Mr. Magyar also is a Certified Life Underwriter and Chartered Financial Consultant with the American College of Insurance. Mr. Magyar is a member of the General Agents and Managers Association, the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

      Mr. Graham has served as Executive Vice President of the Company since October 1994. From October 1990 through September 1994, Mr. Graham was engaged in the private practice of law and served in various capacities with National Capital Management Corporation, a company engaged through its subsidiaries in various businesses, such as the ownership of real estate rental properties, industrial manufacturing and insurance matters, including as Corporate Secretary and as President of its primary real estate and insurance subsidiaries. During that period, Mr. Graham also acted in various capacities for WinStar Services, Inc. ("WinStar Services"), a wholly-owned subsidiary of WinStar Companies. Prior to 1990, Mr. Graham was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, specializing in corporate finance, regulatory and business law. Mr. Graham was a Securities Law Editor of Barrister Magazine, an American Bar Association publication, from 1985 to 1986 and has authored a number of publications, including "Public Offerings in the United States by Foreign Companies" and "Financing of Foreign Companies through United States Securities Markets." Mr. Graham is a director of TII Industries. Mr. Graham also is a member of the Board of Advisors of the Instructional Television Station of the Archdiocese of New York. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

      The Board of Directors of the Company is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), currently consisting of Steven G. Chrust, Fredric E. von Stange and William Harvey, will expire in 1998, the term of office of the second class of directors (Class II), currently consisting of Bert W. Wasserman and Nathan Kantor, will expire in 1999, and the term of office of the third class of directors (Class III), currently consisting of William J. Rouhana, Jr., William
J. vanden Heuvel and Steven B. Magyar, will expire in 1997. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed. As of August 5, 1996, the Company's by-laws have been amended to provide that, through August 5, 1999, at each annual meeting of stockholders in which directors are elected, persons will be elected so that a majority of the members of the Board will be independent directors.

      The responsibilities of the Audit Committee, which currently is composed of William J. Rouhana, Jr., Bert Wasserman and Steven B. Magyar, include, in addition to such other duties as the Board may specify, (i) recommending to the Board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountant's audit examination and the related fees; (iii) reviewing periodic comments and recommendations by the Company's independent accountants and the Company's response thereto; (iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and (v) making recommendations to the Board with respect to significant changes in accounting policies and procedures. As of August 5, 1996, the Company's by-laws have been amended to provide that, through August 5, 1999, a majority of the members of this Committee must be independent directors.

      The responsibilities of the Compensation Committee, which currently is composed of William J. Rouhana, Jr., Steven B. Magyar, William Harvey and William J. vanden Heuvel, include, in addition to such other duties as the Board may specify, (i) reviewing and recommending to the Board the salaries, compensation and benefits of the executive officers and key employees of the Company, (ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering the Company's stock option plans. As of August 5, 1996, the by-laws of the Company have been amended to provide that, through August 5, 1999, a majority of the members of this Committee must be independent directors and that, absent approval of a majority of the independent members of the Compensation Committee, the Company will not enter into any material transaction with any director or affiliate of any director of the Company.

      The responsibilities of the Nominating Committee, which currently is composed of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, include, in addition to such other duties as the Board may specify, considering and recommending to the Board nominees for directors.

Director Compensation

      The Company pays each outside director $500 for attendance at each meeting of a committee of which such director is a member and $1,000 for attendance at each meeting of the Board of Directors. On January 13th of each year, persons who are directors at such date are granted options to purchase 10,000 shares of Common Stock at a per-share exercise price equal to the last sale price of a share of Common Stock on the last trading day prior to such grant.

                             PRINCIPAL STOCKHOLDERS

      The table and accompanying footnotes set forth certain information as of December 17, 1996 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's next four most highly compensated executive officers and
(iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Shares of Common Stock issuable upon exercise of options which currently are exercisable or become exercisable within 60 days of the date of this Prospectus are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. Unless otherwise indicated, the address for the persons listed below is c/o WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169.

                           Percent Beneficially Owned

                                                    Number of Shares       Before         After
Name and Address of Beneficial Owner               Beneficially Owned     Offering     Offering(1)
------------------------------------               ------------------     --------     -----------
William J. Rouhana, Jr...........................      2,123,002(2)          6.7%          5.9%
Nathan Kantor....................................        863,901(3)          2.4           2.1
Steven G. Chrust.................................        530,333(4)          1.8           1.6
Fredric E. von Stange............................        822,499(5)          2.6           2.3
Steven B. Magyar.................................         50,706(6)          *             *
  Two Pine Point
  Lloyd Harbor, New York  11742
William J. vanden Heuvel.........................         57,500(7)          *             *
  812 Park Avenue
  New York, New York  10021
Bert Wasserman...................................         60,000(8)          *             *
  126 East 56th Street
  New York, New York  10022
William Harvey...................................         20,000(9)          *             *
  c/o Next Century Media, Inc.
  11 North Chestnut Street
  New Paltz, New York  12561
Timothy R. Graham................................        435,852(10)         1.4           1.2
Keystone Investment Management
  Company........................................      2,166,800             6.9           6.1
  200 Berkeley Street
  Boston, Massachusetts  02116
All Directors and Executive Officers as a              4,963,793(11)        14.7          13.5
  Group (9 persons)..............................

----------
* Less than 1%.

(1) Reflects the issuance of approximately 850,000 shares of Common Stock upon the conversion of the Locate Notes, including accrued interest thereon of approximately $225,000, one day after the date of this Prospectus.

(2) Includes 408,333 shares of Common Stock issuable upon exercise of certain options. Does not include 150,000 shares of Common Stock issuable upon exercise of options which become exercisable in March 1997 and 116,667 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments in July 1997 and 1998.

                                         (footnotes continued on following page)

      Mr. Rouhana has agreed that, during the term of Nathan Kantor's employment agreement with the Company, he would vote all shares of Common Stock he controls in favor of Mr. Kantor as a director of the Company.

(3) Includes 641,999 shares of Common Stock issuable upon exercise of certain options. Also includes 6,500 shares of Common Stock owned by Mr. Kantor's son and 26,000 shares of Common Stock owned by a trust (a trustee of which is Mr. Kantor's spouse), over all of which Mr. Kantor disclaims beneficial ownership. Does not include 233,334 shares of Common Stock issuable upon exercise of other options which become exercisable in two equal annual installments commencing in September 1997 and 66,667 of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments commencing in August 1997.

(4) Includes (i) 12,000 shares of Common Stock owned by the pension plan for SGC Advisory Services, Inc., a telecommunications consulting firm of which Mr. Chrust is President and owner, and (ii) 518,333 shares issuable upon exercise of certain options owned by Mr. Chrust or members of his family. Does not include 320,000 shares issuable upon exercise of other options which become exercisable in three equal annual installments commencing in January 1998 and 66,667 shares issuable upon exercise of other options which become exercisable in two equal annual installments in July 1997 and 1998.

(5) Includes 216,666 shares of Common Stock issuable upon exercise of certain options. Does not include 75,000 shares of Common Stock issuable upon exercise of other options which become exercisable in March 1997 and 33,334 shares of Common Stock issuable upon the exercise of options which become exercisable in two equal annual installments commencing in October 1997.

(6) Includes (i) 1,000 shares of Common Stock owned by Mr. Magyar's spouse, over which Mr. Magyar disclaims beneficial ownership, (ii) 1,670 shares of Common Stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary, and (iii) 30,000 shares of Common Stock issuable upon exercise of certain options.

(7) Includes 50,000 shares of Common Stock issuable upon exercise of certain options. Does not include 20,000 shares of Common Stock issuable upon exercise of other options which become exercisable in June 1997. Also includes 500 shares owned by Mr. vanden Heuvel's spouse, as to which he disclaims beneficial ownership.

(8) Includes 50,000 shares of Common Stock issuable upon exercise of certain options. Does not include 20,000 shares of Common Stock issuable upon exercise of other options which become exercisable in June 1997.

(9) Represents 20,000 shares of Common Stock issuable upon exercise of options.

(10) Includes 260,000 shares of Common Stock issuable upon exercise of certain options. Does not include 50,000 shares of Common Stock issuable upon exercise of other options which become exercisable in October 1997.

(11) Includes shares referred to as being included in notes (2) through (10). Excludes shares referred to in such notes as being excluded.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

      In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. There will not be any accrual of interest on the Senior or Convertible Notes (collectively, the "Notes") issued in such transaction prior to October 15, 2000, nor payment of cash interest on the Notes prior to April 15, 2001; however, the principal value of such Notes have accreted since issuance and at maturity, the Senior Notes will have an aggregate principal amount of $294.2 million and the Convertible Notes will have an aggregate principal amount of $147.1 million. From and after October 15, 2000, the Notes will accrue interest at the rate of 14% per annum, payable semi-annually in cash commencing April 15, 2001. The Notes mature on October 15, 2005.

      The Convertible Notes are convertible, at any time, at the option of the holder, into that number of shares of Common Stock derived by dividing the principal amount of the Convertible Notes being converted by $20.625. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during any twelve-month period from October 15, 1995 through October 15, 1999 (each a "Market Citeria Period") has exceeded the Market Criteria (as defined in the Indenture governing the Convertible Notes) and a registration statement with respect to Common Stock issuable upon conversion of the Convertible Notes ("Conversion Shares"), effective and available, all of the Convertible Notes automatically will be converted into Conversion Shares at the close of business on the last day of the Market Criteria Period. The Company has caused to be declared effective a registration statement registering the issuance or resale of the Conversion Shares.

      The Indentures contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or make certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in such Indentures); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiaries are not subject to many of the covenants contained therein, although the Company's ability to make additional investments in such subsidiaries is limited.

      In September 1995, the Company's wholly-owned subsidiary, WinStar Wireless, Inc. ("WinStar Wireless") entered into an equipment lease financing arrangement (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML"), pursuant to which ML agreed to make equipment financing available to WinStar Wireless. ML has made available $7.0 million under the Equipment Lease Financing, which facility expired in September 1996. Pursuant to a master lease agreement between WinStar Wireless and ML (the "Lease") entered into in connection with the Equipment Lease Financing, WinStar Wireless has leased transceivers and related network equipment from ML or its assignee for payments at the rate of 2.2753% per month of the equipment value (a return of approximately 13% per annum to the lessor), which lease payment obligations are non-cancelable for sixty months. After twelve months, however, WinStar Wireless may purchase the equipment at scheduled rates which decline over the term of the Lease and which provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the Lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company issued ML five-year options to purchase shares of Common Stock at the rate of one share of Common Stock for each $100 of the Equipment Lease Financing amount made available at a price equal to the market price on the day prior to the date of grant. Pursuant to such agreement, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

      In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("The CIT Group"), pursuant to which The CIT Group agreed to make a $5.0 million (less $100,000 until WinStar Gateway has maintained three consecutive calendar months with positive net income from operations) revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1998. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of most eligible accounts receivable, with availability of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by The CIT Group). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to WinStar Gateway's net income (loss), plus its depreciation and amortization, minus its capital expenditures, if such amount is less than zero for a particular month. Borrowings bear interest at a rate of 3.0% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. ("Chase Manhattan") and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee from the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for an annual fee of $50,000 as well as certain underutilization fees. As additional consideration for providing the CIT Credit Facility, the Company issued to The CIT Group warrants to purchase 50,000 shares of Common Stock until November 3, 1998 at an exercise price of $6.975 per share, which warrants have been exercised.

      In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement ("Credit Agreement") with IBJ Schroder Bank & Trust Company (the "Lender"), pursuant to which the Lender agreed to make a $12,000,000 revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the $12,000,000 facility) available to WinStar Global Products until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of
(a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3,000,000 (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of the Lender and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty from the Company of the Overadvance. The Credit Agreement also provides for certain periodic fees to be paid by WinStar Global Products and places certain affirmative and negative covenants upon it, including restrictions upon its ability to pay dividends or make other payments to the Company. The Revolving Credit Facility amends the $6,000,000 credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and was assigned (including a $3,000,000 guaranty by the Company) by Century to the Lender.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

      The authorized capital stock of the Company includes 75,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares, if any.

      Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

      The Company's Certificate of Incorporation, as amended, provides (i) for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year; (ii) that directors may be removed with or without cause and only by at least a majority in interest of the capital stock of the Company entitled to vote thereon; and (iii) that an affirmative vote of the holders of at least two-thirds of the capital stock of the Company entitled to vote thereon is required to alter, amend or repeal the provisions relating to the classification of, and the removal of members from, the Board of Directors. Nominations for the Board of Directors may be made by the Board or by any stockholder entitled to vote for the election of directors. A stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting. The Company's Certificate of Incorporation and ByLaws do not provide for cumulative voting rights which means that holders of more than one-half of the outstanding voting rights, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. A special meeting of stockholders of the Company may be called by the request of the holders of at least 10% of the outstanding capital stock of the Company entitled to vote generally in all matters.

      The registrar and transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

Preferred Stock

      The authorized capital stock of the Company includes 15,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. There currently are no shares of preferred stock issued or outstanding. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock (and the ability of the Board of Directors to do so without stockholder approval), while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

Statutory Provisions Affecting Stockholders

      The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless prior to the date the stockholder became an interested stockholder the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless one of the following two exceptions to the prohibitions are satisfied:
(i) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans) or (ii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. It is possible that these provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of September 30, 1996, there were outstanding options and warrants with respect to an aggregate of 9,597,968 shares of Common Stock at per-share exercise prices ranging from $1.06 to $31.12. Additionally, the Convertible Notes are convertible into shares of Common Stock and the Company intends to convert the Locate Notes by issuing the Conversion Shares (all with no additional cash payment to the Company) and the Company may elect to pay certain defined and/or contingent portions of the purchase price for GMS by issuing shares of Common Stock. Although a significant number of the outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from the registration under the Securities Act, including the exemption provided by Rule 144, substantially all of such Restricted Shares have been registered for resale under the Securities Act or are currently, or will soon become, available for sale pursuant to Rule 144. In addition, the Company will issue a substantial number of shares of Common Stock in connection with the Milliwave Acquisition which would be subject to registration rights requiring the Company to register them for resale. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.

      In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

      The Commission recently has proposed amendments to Rule 144 and Rule 144(k) that would permit resales of restricted securities under Rule 144 after a one-year, rather than a two-year, holding period, subject to compliance with the other provisions of Rule 144, and would permit unlimited resales of restricted securities by non-affiliates under Rule 144(k) after a two-year, rather than a three-year, holding period. Adoption of such amendments could result in resales of restricted securities sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect. The Company is unable to determine when or if such proposed amendments will be adopted.

                                  LEGAL MATTERS

      The legality of the securities offered hereby and certain tax matters will be passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of Common Stock.

                                     EXPERTS

      The consolidated financial statements and financial statement schedule of the Company as of December 31, 1995 and February 28, 1995, and for the ten months ended December 31, 1995 and for the two years in the period ended February 28, 1995, the financial statements of Avant-Garde Telecommunications, Inc. as of February 28, 1995 and for the two years in the period ended February 28, 1995 and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and for the period April 25, 1995 (inception) through December 31, 1995 included in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

      The financial statements of the Microwave Division of Local Area Telecommunications, Inc. as of December 31, 1995 and 1994, and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Division's ability to continue as a going concern as discussed in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at http:\\www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market (Symbol: WCII), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement under the Securities Act on Form S-3 (No. 333-________ ) with respect to the securities offered by the Company pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

                          INDEX TO FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----
WinStar Communications, Inc. and Subsidiaries
  Report of Independent Certified Public Accountants......................   F-2
  Consolidated Balance Sheets as of September 30, 1996
     (unaudited), December 31,1995 and February 28, 1995..................   F-3
  Consolidated Statements of Operations, Nine Months
     Ended September 30, 1996 and 1995 (unaudited),
     Ten Months Ended December 31, 1995 and 1994
     (unaudited as to 1994), and Years Ended February
     28, 1995 and 1994....................................................   F-4
  Consolidated Statements of Stockholders' Equity, Ten
     Months Ended December 31, 1995, and Years Ended
     February 28, 1995 and 1994...........................................   F-5
  Consolidated Statements of Cash Flows, Nine Months
     Ended September 30, 1996 and 1995 (unaudited),
     Ten Months Ended December 31, 1995, and Years Ended
     February 28, 1995 and 1994...........................................   F-8
  Notes to Consolidated Financial Statements..............................   F-9

The Microwave Division of Local Area Telecommunications, Inc.
  Report of Independent Auditors..........................................  F-33
  Balance Sheets as of September 30, 1996 (unaudited),
     December 31, 1995 and 1994...........................................  F-34
  Statements of Operations, Nine Months Ended September
     30, 1996 and 1995 (unaudited) and Years Ended
     December 31, 1995 and 1994...........................................  F-35
  Statements of Divisional (Deficit) Surplus, Nine Months
     Ended September 30, 1996 (unaudited) and Years
     Ended December 31, 1995 and 1994.....................................  F-36
  Statements of Cash Flows, Nine Months Ended September 30,
     1996 and 1995 (unaudited) and Years Ended December 31,
     1995 and 1994........................................................  F-37
  Notes to Financial Statements...........................................  F-38

Avant-Garde Telecommunications, Inc.
  Report of Independent Certified Public Accountants......................  F-42
  Balance Sheet as of February 28, 1995...................................  F-43
  Statements of Operations, Period March 1, 1995 to July 17,
     1995 (unaudited) and Years Ended February 28, 1995 and 1994..........  F-44
  Statements of Cash Flows, Period March 1, 1995 to July 17,
     1995 (unaudited) and Years Ended February 28, 1995 and 1994..........  F-45
  Notes to Financial Statements...........................................  F-46

Milliwave Limited Partnership
  Report of Independent Certified Public Accountants......................  F-49
  Balance Sheets as of September 30, 1996 (unaudited) and
     December 31, 1995....................................................  F-50
  Statement of Operations, Nine Months Ended September 30, 1996...........  F-51
  Statement of Changes in Partners' Capital, April 25, 1995
     (inception) through December 31, 1995 and the Nine Months
     Ended September 30, 1996 (unaudited).................................  F-52
  Statement of Cash Flows, Nine Months Ended September 30, 1996...........  F-53
  Notes to Financial Statements...........................................  F-54

Unaudited Pro Forma Condensed Consolidated Financial Statements
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of September 30, 1996.............................................  F-57
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations, Nine Months Ended September 30, 1996.....................  F-58
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations, Ten Months Ended December 31, 1995.......................  F-59
  Notes to Unaudited Pro Forma Condensed Consolidated Financial
     Statements...........................................................  F-60

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  WinStar Communications, Inc.

     We have audited the accompanying consolidated balance sheets of WinStar Communications, Inc. and Subsidiaries as of December 31, 1995 and February 28, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinStar Communications, Inc. and Subsidiaries as of December 31, 1995 and February 28, 1995, and the consolidated results of their operations and their consolidated cash flows for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP
New York, New York
March 8, 1996

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                       September 30,   December 31,    February 28,
                                                           1996            1995            1995
                                                       -------------   -------------   -------------
                                                                        (unaudited)
ASSETS
Current assets
  Cash and cash equivalents .........................  $  54,467,888   $ 138,105,824   $   3,156,354
  Short term investments ............................    108,510,243      73,594,849            --
                                                       -------------   -------------   -------------
    Total cash, cash equivalents and short term
      investments ...................................    162,978,131     211,700,673       3,156,354
  Investments in marketable equity securities .......      1,068,800       6,515,250            --
  Accounts receivable, net of allowance for
    doubtful accounts of $1,496,000, $800,000
    and $824,000 ....................................     14,750,130       8,683,860       4,035,007
  Notes receivable ..................................        218,818         199,635         706,329
  Inventories .......................................     12,450,043       7,391,686       4,232,927
  Prepaid expenses and other current assets .........     15,242,599       3,568,448         983,380
                                                       -------------   -------------   -------------
    Total current assets ............................    206,708,521     238,059,552      13,113,997
Property and equipment, net .........................     44,162,410      15,898,005       2,663,068
Notes receivable ....................................        333,778       3,488,948       2,289,002
Investments and advances ............................        399,729         322,733       7,866,927
Licenses, net .......................................     12,885,294      12,556,281            --
Intangible assets, net ..............................     10,271,905       3,033,505       3,213,785
Deferred financing costs ............................     10,896,527      10,525,301            --
Other assets ........................................      2,499,988       1,478,530         362,673
                                                       -------------   -------------   -------------
    Total assets ....................................  $ 288,158,152   $ 285,362,855   $  29,509,452
                                                       =============   =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Loans payable .....................................  $   1,839,404   $   8,287,461   $        --
  Accounts payable and accrued expenses .............     32,855,042      13,513,369       5,732,039
  Capitalized lease obligations .....................      1,803,591       1,355,255         332,239
                                                       -------------   -------------   -------------
    Total current liabilities .......................     36,498,037      23,156,085       6,064,278
Senior notes payable ................................    170,356,225     153,971,508            --
Convertible notes payable ...........................     85,178,112      76,985,754            --
Other notes payable .................................     10,680,478       3,416,288       4,410,753
Capitalized lease obligations .......................      5,980,970       6,081,299         754,525
                                                       -------------   -------------   -------------
    Total liabilities ...............................    308,693,822     263,610,934      11,229,556
                                                       -------------   -------------   -------------
Commitments and contingencies
Stockholders' equity
  Preferred stock ...................................           --           688,900         732,691
  Common stock, $.01 par value, authorized
    75,000,000 shares, issued 28,290,525,
    29,707,792 and 20,146,934 shares;
    outstanding 28,290,525, 27,201,029 and
    20,146,934 shares ...............................        282,906         297,079         201,470
  Additional paid-in capital ........................     70,501,060     103,836,510      42,583,679
  Accumulated deficit ...............................    (91,338,436)    (41,311,075)    (25,237,944)
                                                       -------------   -------------   -------------
                                                         (20,554,470)     63,511,414      18,279,896
Less  Treasury stock ................................           --       (39,677,743)           --
         Deferred compensation ......................           --        (1,100,000)           --
         Unrealized gain (loss) on investments in
           marketable equity securities .............         18,800        (981,750)           --
                                                       -------------   -------------   -------------
           Total stockholders' equity ...............    (20,535,670)     21,751,921      18,279,896
                                                       -------------   -------------   -------------
           Total liabilities and stockholders' equity  $ 288,158,152   $ 285,362,855   $  29,509,452
                                                       =============   =============   =============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                For the nine months           For the ten months           For the years ended
                                ended September 30,           ended December 31,              February 28,
                           ---------------------------   ---------------------------   ---------------------------
                                   (unaudited)                   (unaudited)
                               1996           1995           1995           1994           1995           1994
                               ----           ----           ----           ----           ----           ----
Net sales ...............  $ 47,980,633   $ 20,624,996   $ 29,771,472   $ 22,018,106   $ 25,564,760   $ 15,625,019
Cost of sales ...........    28,273,656     14,626,073     19,546,351     14,761,290     17,702,570     10,712,090
                           ------------   ------------   ------------   ------------   ------------   ------------
  Gross profit ..........    19,706,977      5,998,923     10,225,121      7,256,816      7,862,190      4,912,929
Selling, general and
  administrative
  expenses ..............    47,741,812     12,039,179     19,266,466      9,974,189     12,688,859      6,887,913
Restructuring expense ...          --             --             --          607,609        607,609           --
Depreciation ............     1,754,540        382,304        770,284        137,055        177,158         92,537
                           ------------   ------------   ------------   ------------   ------------   ------------
Operating loss ..........   (29,789,375)    (6,422,560)    (9,811,629)    (3,462,037)    (5,611,436)    (2,067,521)
Other (income) expenses
  Interest expense ......    27,388,356        869,266      7,630,079        504,857        637,028        744,371
  Interest income .......    (8,174,077)      (492,210)    (2,889,813)      (297,051)      (384,572)      (109,320)
  Amortization of
    intangibles .........       762,193        370,086        439,888        181,972        225,176        239,993
  Equity in loss of
    Avant-Garde .........          --        1,224,309        865,676        766,543      1,108,962           --
  Loss on discontinuation
    of product lines ....          --             --             --             --             --          292,376
  Performance stock
    option expense ......          --             --             --             --             --        5,316,667
  Other .................          --             --             --             --           32,165       (161,986)
                           ------------   ------------   ------------   ------------   ------------   ------------
Net loss before
  extraordinary item and
  income taxes ..........   (49,765,847)    (8,394,011)   (15,857,459)    (4,618,358)    (7,230,195)    (8,389,622)
Extraordinary item
  Gain from
  extinguishment of debt           --             --             --             --             --          194,154
                           ------------   ------------   ------------   ------------   ------------   ------------
Net loss before income
  taxes .................   (49,765,847)    (8,394,011)   (15,857,459)    (4,618,358)    (7,230,195)    (8,195,468)
Income taxes ............       261,514           --             --             --             --             --
                           ------------   ------------   ------------   ------------   ------------   ------------
  Net loss ..............  $(50,027,361)  $ (8,394,011)  $(15,857,459)  $ (4,618,358)  $ (7,230,195)  $ (8,195,468)
                           ============   ============   ============   ============   ============   ============
Net loss per share
  Before extraordinary
  item ..................  $      (1.81)  $      (0.40)  $      (0.70)  $      (0.28)  $      (0.42)  $      (1.09)
  Extraordinary item ....          --             --             --             --             --             0.03
                           ------------   ------------   ------------   ------------   ------------   ------------
  Net loss ..............  $      (1.81)  $      (0.40)  $      (0.70)  $      (0.28)  $      (0.42)  $      (1.06)
                           ============   ============   ============   ============   ============   ============
  Weighted average
    shares outstanding ..    27,691,452     21,222,182     22,769,770     16,609,305     17,122,318      7,718,988
                           ============   ============   ============   ============   ============   ============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1995


                                             Preferred Stock
                             ---------------------------------------------
                                     B                          E                        Common Stock            Additional
                             -----------------         -------------------           ---------------------        Paid-in
                             Shares     Amount         Shares       Amount           Shares         Amount         Capital
                             ------     ------         ------       ------           ------         ------       ----------
Balances at
 February 28, 1995           732.69   $  732,691         0.00   $        --        20,146,934   $     201,470   $  42,583,679
Issuances of
 common stock for
 cash (exercise of
 options and
 otherwise) ........                                                                3,172,427          31,724       5,552,392
Issuance of
 common stock for
 the acquisition of
  Avant-Garde ......                                                                1,275,000          12,750       5,087,250
Issuance of
 Preferred Stock E .                                  932,040        6,000,008                                       (360,000)
Warrants and
 common stock
 equivalents
 issued in
 connection with
 convertible notes .                                                                                                  804,500
Common stock
 equivalents issued
 in connection with
 lease financing ...                                                                                                  176,550
Conversion of
 preferred stock ...        (146.16)    (146,160)    (932,040)      (6,000,008)       682,952           6,830       6,139,338
Preferred stock
 dividends .........         102.37      102,369
Issuance of
 restricted stock
 to employee .......                                                                  150,000           1,500       1,236,000
Private exchange
 transaction .......                                                                3,741,224          37,412      39,640,331
Issuance of
 common stock in
 connection with the
 conversion of
 convertible notes
 payable ...........                                                                  539,255           5,393       3,408,928
Amortization of
 deferred
 compensation
 expense ...........
Change in market
 value of
 investments in
 marketable equity
 securities ........
Other ..............                                                                                                 (432,458)
Net loss ...........
                            -------   ----------   ----------   -------------   -------------   -------------   -------------
Balances at
 December 31, 1995           688.90   $  688,900         0.00   $        --        29,707,792   $     297,079   $ 103,836,510
                            =======   ==========   ==========   =============   =============   =============   =============



                                                                  Treasury Stock
                                                 -------------------------------------------------
                                                     Common Stock              Preferred Stock B
                              Accumulated                                                               Deferred
                                Deficit          Shares         Amount        Shares        Amount     Compensation
                              -----------        ------         ------        ------        ------     ------------
Balances at
 February 28, 1995           $ (25,237,944)         --       $     --             --     $    --       $    --
Issuances of
 common stock for
 cash (exercise of
 options and
 otherwise) ........
Issuance of
 common stock for
 the acquisition of
  Avant-Garde ......
Issuance of
 Preferred Stock E .
Warrants and
 common stock
 equivalents
 issued in
 connection with
 convertible notes .
Common stock
 equivalents issued
 in connection with
 lease financing ...
Conversion of
 preferred stock ...
Preferred stock
 dividends .........              (215,672)
Issuance of
 restricted stock
 to employee .......                                                                                    (1,237,500)
Private exchange
 transaction .......                            (2,506,763)    (36,348,065)    (688.90)   (3,329,678)
Issuance of
 common stock in
 connection with the
 conversion of
 convertible notes
 payable ...........
Amortization of
 deferred
 compensation
 expense ...........                                                                                       137,500
Change in market
 value of
 investments in
 marketable equity
 securities ........
Other ..............
Net loss ...........           (15,857,459)
                            --------------   -------------   -------------   ---------   -----------   -----------
Balances at
 December 31, 1995           $ (41,311,075)     (2,506,763)  $ (36,348,065)    (688.90)  $(3,329,678)  $(1,100,000)
                            ==============   =============   =============   =========   ===========   ===========


                             Unrealized
                              Loss on
                             Investments
                            in Marketable        Total
                               Equity        Stockholders'
                              Securities         Equity
                            -------------     -------------
Balances at
 February 28, 1995           $      --       $  18,279,896
Issuances of
 common stock for
 cash (exercise of
 options and
 otherwise) ........                             5,584,116
Issuance of
 common stock for
 the acquisition of
  Avant-Garde ......                             5,100,000
Issuance of
 Preferred Stock E .                             5,640,008
Warrants and
 common stock
 equivalents
 issued in
 connection with
 convertible notes .                               804,500
Common stock
 equivalents issued
 in connection with
 lease financing ...                               176,550
Conversion of
 preferred stock ...                                  --
Preferred stock
 dividends .........                              (113,303)
Issuance of
 restricted stock
 to employee .......                                  --
Private exchange
 transaction .......                                  --
Issuance of
 common stock in
 connection with the
 conversion of
 convertible notes
 payable ...........                             3,414,321
Amortization of
 deferred
 compensation
 expense ...........                               137,500
Change in market
 value of
 investments in
 marketable equity
 securities ........              (981,750)       (981,750)
Other ..............                              (432,458)
Net loss ...........                           (15,857,459)
                             -------------   -------------
Balances at
 December 31, 1995           $    (981,750)  $  21,751,921
                             =============   =============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1995

                                                                        Preferred Stock
                                       ------------------------------------------------------------------------------
                                                B                              C                            D
                                       --------------------           ------------------          -------------------
                                       Shares        Amount           Shares      Amount          Shares       Amount
                                       ------        ------           ------      ------          ------       ------
Balances at February 28, 1994 ...     1,203.79   $  1,203,791         173.00   $    173,000       225,000  $    900,000
Exercise of Series A and Series B
  Warrants ......................
Exercise of Series D and Series E
  Warrants ......................
Conversion of Preferred Stock C .                                    (173.00)      (173,000)
Conversion of Preferred Stock B .      (533.00)      (533,000)
Conversion of Preferred Stock D .                                                                (225,000)     (900,000)
Issuances of common stock for
  cash (exercise of options and
  otherwise) ....................
Issuance of Preferred B stock
  dividend ......................        61.90         61,900
Issuance of common stock for
  the acquisition of NFF, Inc. ..
Other ...........................
Net loss ........................
                                     ---------   ------------   ------------   ------------  ------------  ------------
Balances at February 28, 1995 ...       732.69   $    732,691           --     $       --            --    $       --
                                     =========   ============   ============   ============  ============  ============


                                             Common Stock          Additional                      Total
                                         --------------------        Paid-in    Accumulated    Stockholders'
                                         Shares        Amount        Capital      Deficit          Equity
                                         ------        ------      ----------   -----------    -------------
Balances at February 28, 1994 ...       9,842,670   $     98,427  $ 20,289,677  $(17,945,849)  $  4,719,046
Exercise of Series A and Series B
  Warrants ......................       3,291,417         32,914    10,657,038                   10,689,952
Exercise of Series D and Series E
  Warrants ......................       2,814,142         28,141     2,081,137                    2,109,278
Conversion of Preferred Stock C .          82,381            824       172,176                        --
Conversion of Preferred Stock B .         177,665          1,777       531,223                        --
Conversion of Preferred Stock D .         225,000          2,250       897,750                        --
Issuances of common stock for
  cash (exercise of options and
  otherwise) ....................       3,685,087         36,852     7,767,569                    7,804,421
Issuance of Preferred B stock
  dividend ......................                                                    (61,900)         --
Issuance of common stock for
  the acquisition of NFF, Inc. ..          28,572            285       199,715                      200,000
Other ...........................                                      (12,606)                     (12,606)
Net loss ........................                                                 (7,230,195)    (7,230,195)
                                     ------------   ------------  ------------  ------------   ------------
Balances at February 28, 1995 ...      20,146,934   $    201,470  $ 42,583,679  $(25,237,944)  $ 18,279,896
                                     ============   ============  ============  ============   ============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1994

                                                                         Preferred Stock
                                             ----------------------------------------------------------------------
                                                      B                          C                        D
                                             --------------------       -------------------      ------------------
                                             Shares        Amount       Shares       Amount      Shares      Amount
                                             ------        ------       ------       ------      ------      ------
Balances at February 28, 1993...........    1,135.66     $1,135,662     222.60      $222,600           0    $  --
Issuances of common stock
 for cash...............................
Issuance of common stock
 for acquisition of WGN, Inc............
Issuance of common stock
 for acquisition of Inne
 Dispensibles, Inc......................
Issuance of Preferred Stock
 D for acquisition of
 Avant-Garde............................                                                         225,000     900,000
Conversion of Preferred
 Stock C................................                                (50.00)      (50,000)
Conversion of Series D
 Warrants...............................
Issuance of common stock
 for services rendered..................
Issuance of common stock
 to retire debt.........................
Issuance of Preferred B
 stock dividend.........................       68.13         68,129
Issuance of Preferred C
 stock dividend.........................
Purchase and retirement of
 treasury stock.........................
Performance stock options...............
Net loss................................
Adjustments.............................                                  0.40           400
                                            --------     ----------     ------      --------     -------    --------
Balances at
 February 28, 1994......................    1,203.79     $1,203,791     173.00      $173,000     225,000    $900,000
                                            ========     ==========     ======      ========     =======    ========


                                                 Common Stock            Additional                                 Total
                                             --------------------          Paid-in        Accumulated            Stockholders'
                                             Shares        Amount          Capital          Deficit                 Equity
                                             ------        ------        ----------       -----------            -------------
Balances at February 28, 1993...........    6,539,475      $65,394       $ 9,986,348     $  (9,662,872)           $1,747,132
Issuances of common stock
 for cash...............................    1,687,436       16,875         3,197,684                               3,214,559
Issuance of common stock
 for acquisition of WGN, Inc............    1,271,351       12,714         1,457,286                               1,470,000
Issuance of common stock
 for acquisition of Inne
 Dispensibles, Inc......................       39,506          395            99,605                                 100,000
Issuance of Preferred Stock
 D for acquisition of
 Avant-Garde............................                                                                             900,000
Conversion of Preferred
 Stock C................................       23,810          238            49,762                                    --
Conversion of Series D
 Warrants...............................      205,000        2,050           135,300                                 137,350
Issuance of common stock
 for services rendered..................       63,406          634            48,096                                  48,730
Issuance of common stock
 to retire debt.........................       50,000          500            56,531                                  57,031
Issuance of Preferred B
 stock dividend.........................                                                       (68,129)                 --
Issuance of Preferred C
 stock dividend.........................       10,789          108            19,272           (19,380)                 --
Purchase and retirement of
 treasury stock.........................      (48,103)        (481)          (76,474)                                (76,955)
Performance stock options...............                                   5,316,667                               5,316,667
Net loss................................                                                    (8,195,468)          (8,195,468)
Adjustments.............................                                        (400)                                   --
                                            ---------      -------       -----------      ------------            ----------
Balances at
 February 28, 1994......................    9,842,670      $98,427       $20,289,677      $(17,945,849)           $4,719,046
                                            =========      =======       ===========      ============            ==========

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                               Ten Months
                                                                              Nine Months ended September 30,     Ended
                                                                              -------------------------------  December 31,
                                                                                   1996            1995            1995
                                                                                   ----            ----            ----
                                                                                        (unaudited)
Cash flows from operating activities, net of the effects of acquisitions
  Net loss .................................................................  $ (50,027,361)  $  (8,394,011)  $ (15,857,459)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ..........................................      3,742,118         560,872         860,103
    Amortization of licenses and intangibles ...............................        759,659         370,338         439,888
    Provision for doubtful accounts ........................................      1,066,748         503,513         887,425
    Equity in unconsolidated results of Avant--Garde .......................           --         1,208,537         865,676
    Non cash interest expense ..............................................     24,630,478            --         6,151,090
    Extraordinary gain from extinguishment of debt .........................           --              --              --
    Performance stock option expense .......................................           --              --              --
    Non cash loss on discontinuation of product lines ......................           --              --              --
    Other ..................................................................           --            86,584         177,735
    (Increase) decrease in operating assets
       Accounts receivable .................................................     (2,814,522)       (779,402)     (5,526,618)
       Inventories .........................................................     (3,881,615)     (2,834,681)     (3,158,759)
       Prepaid expenses and other current assets ...........................    (12,658,451)       (659,133)     (2,478,501)
       Other assets ........................................................       (983,723)        (91,841)       (268,650)
    Increase in accounts payable and accrued expenses ......................     11,664,993       2,949,556       6,306,466
                                                                              -------------   -------------   -------------
Net cash used in operating activities ......................................    (28,501,676)     (7,079,668)    (11,601,604)
                                                                              -------------   -------------   -------------
Cash flows from investing activities
    Investments in and advances to Avant--Garde ............................           --        (7,285,542)     (5,703,608)
    Acquisitions ...........................................................           --              --              --
    Increase in short-term investments, net ................................    (34,915,394)       (764,089)    (73,593,849)
    Decrease (increase) in investments in marketable equity securities .....      6,447,000            --        (7,497,000)
    Collections of notes receivable ........................................        140,602       1,183,859       1,003,859
    Increase in notes receivable ...........................................       (763,498)     (1,641,553)     (1,370,974)
    Purchase of property and equipment, net ................................    (29,718,743)     (4,590,765)     (8,607,794)
    Cash proceeds from sale of skiwear brands ..............................           --              --              --
    License acquisition costs ..............................................       (731,682)       (358,704)       (129,413)
    Cash acquired through acquisitions .....................................         96,154             319            --
    Other ..................................................................           --           294,736          (3,251)
                                                                              -------------   -------------   -------------
Net cash provided by (used in) investing activities ........................    (59,445,561)    (13,161,739)    (95,902,030)
                                                                              -------------   -------------   -------------
Cash flows from financing activities
    Proceeds from (repayment of) loans payable .............................         73,921       1,386,995       3,849,233
    Proceeds from notes payable ............................................           --         7,505,800     221,946,330
    Repayment of notes payable .............................................           --              --              --
    Payment of dividends ...................................................           --              --          (113,303)
    Debt financing costs ...................................................       (969,842)           --          (784,791)
    Proceeds from equipment lease financing ................................        966,325       5,343,000       6,997,600
    Proceeds of cash collateral ............................................           --              --              --
    Payment of capital lease obligations ...................................     (1,253,282)       (389,794)       (700,828)
    Net proceeds from equity transactions ..................................      5,492,179      11,514,257      11,258,863
                                                                              -------------   -------------   -------------
Net cash provided by financing activities ..................................      4,309,301      25,360,258     242,453,104
                                                                              -------------   -------------   -------------
Net increase (decrease) in cash and cash equivalents .......................    (83,637,936)      5,118,851     134,949,470
Cash and cash equivalents at beginning of period ...........................    138,105,824       5,287,188       3,156,354
                                                                              -------------   -------------   -------------
Cash and cash equivalents at end of period .................................     54,467,888      10,406,039     138,105,824
Short-term investments at end of period ....................................    108,510,243         783,611      73,594,849
                                                                              -------------   -------------   -------------
Cash, cash equivalents and short-term investments at end of period .........  $ 162,978,131   $  11,189,650   $ 211,700,673
                                                                              =============   =============   =============



                                                                                 Year Ended February 28,
                                                                                 -----------------------
                                                                                   1995            1994
                                                                                   ----            ----

Cash flows from operating activities, net of the effects of acquisitions
  Net loss .................................................................  $  (7,230,195)  $  (8,195,468)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ..........................................        432,502         223,088
    Amortization of licenses and intangibles ...............................        225,176         239,993
    Provision for doubtful accounts ........................................        893,857         343,694
    Equity in unconsolidated results of Avant--Garde .......................      1,108,962            --
    Non cash interest expense ..............................................           --              --
    Extraordinary gain from extinguishment of debt .........................           --          (194,154)
    Performance stock option expense .......................................           --         5,316,667
    Non cash loss on discontinuation of product lines ......................           --           292,376
    Other ..................................................................         78,374        (155,086)
    (Increase) decrease in operating assets
       Accounts receivable .................................................     (1,409,862)     (1,438,263)
       Inventories .........................................................     (1,729,395)       (337,781)
       Prepaid expenses and other current assets ...........................       (440,188)       (249,496)
       Other assets ........................................................        (90,637)        (12,049)
    Increase in accounts payable and accrued expenses ......................      1,635,189       1,531,892
                                                                              -------------   -------------
Net cash used in operating activities ......................................     (6,526,217)     (2,634,587)
                                                                              -------------   -------------
Cash flows from investing activities
    Investments in and advances to Avant--Garde ............................     (7,128,947)       (632,000)
    Acquisitions ...........................................................       (678,566)         27,679
    Increase in short-term investments, net ................................           --              --
    Decrease (increase) in investments in marketable equity securities .....           --              --
    Collections of notes receivable ........................................        360,000         600,000
    Increase in notes receivable ...........................................     (2,234,636)           --
    Purchase of property and equipment, net ................................     (1,055,167)       (227,787)
    Cash proceeds from sale of skiwear brands ..............................           --           276,695
    License acquisition costs ..............................................           --              --
    Cash acquired through acquisitions .....................................           --              --
    Other ..................................................................        (50,140)           --
                                                                              -------------   -------------
Net cash provided by (used in) investing activities ........................    (10,787,456)         44,587
                                                                              -------------   -------------
Cash flows from financing activities
    Proceeds from (repayment of) loans payable .............................      1,695,447      (1,772,550)
    Proceeds from notes payable ............................................           --         1,966,498
    Repayment of notes payable .............................................       (431,793)       (300,625)
    Payment of dividends ...................................................           --              --
    Debt financing costs ...................................................       (329,483)           --
    Proceeds from equipment lease financing ................................           --              --
    Proceeds of cash collateral ............................................           --           100,000
    Payment of capital lease obligations ...................................       (250,871)       (115,249)
    Net proceeds from equity transactions ..................................     19,067,386       2,800,739
                                                                              -------------   -------------
Net cash provided by financing activities ..................................     19,750,686       2,678,813
                                                                              -------------   -------------
Net increase (decrease) in cash and cash equivalents .......................      2,437,013          88,813
Cash and cash equivalents at beginning of period ...........................        719,341         630,528
                                                                              -------------   -------------
Cash and cash equivalents at end of period .................................      3,156,354         719,341
Short-term investments at end of period ....................................           --              --
                                                                              -------------   -------------
Cash, cash equivalents and short-term investments at end of period .........  $   3,156,354   $     719,341
                                                                              =============   =============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 1--Summary of Significant Accounting Policies

Consolidation

      The consolidated financial statements include the accounts of WinStar Communications, Inc. ("WCI") and its wholly owned subsidiaries, WinStar Wireless, Inc. ("WWI"); WinStar Wireless Fiber Corp. ("WWFC"); WinStar Gateway Network, Inc. (formerly Communications Gateway Network, Inc., "WGN"); WinStar Global Products, Inc. (formerly Beauty Labs, Inc., "WGP"); WinStar New Media Company, Inc. ("WNM"); and Non Fiction Films, Inc. ("NFF") (collectively referred to as the "Company"). All material intercompany transactions and accounts have been eliminated in consolidation.

Nature of Business

      The Company provides local and long distance telecommunications services in the United States. The Company offers its Wireless FiberSM local telecommunications services on a point-to-point basis in many major metropolitan areas via its digital wireless capacity in the 38.6 to 40 gigahertz portion of the radio spectrum, where it has licenses granted by the Federal Communications Commission("FCC"). The Company's Wireless FiberSM services deliver high quality voice and data transmissions which meet or exceed telephone industry standards and provide transmission quality equivalent to that produced by fiber optic-based facilities. The Company also offers resale- and facilities-based long distance services and has authority in several states to provide local switched telecommunications services. As regulatory and competitive conditions permit, the Company intends to offer its customers integrated local and long distance telecommunications services, thereby participating in both the $90 billion local exchange market and the $60 billion long distance market in the United States. As a complement to its telecommunications operations, the Company acquires rights to distribute and otherwise control certain information and entertainment content and services. The Company also markets consumer products nationwide through a subsidiary acquired prior to the Company's entry into the telecommunications industry. The Company's telecommunications services are subject to varying degrees of federal, state and local regulation.

Fiscal Year

      The Company changed its fiscal year end from February 28 to December 31, effective January 1, 1996. Accordingly, these financial statements present a transition period of the ten months ended December 31, 1995.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments, short-term certificates of deposit, and commercial paper. Exclusive of cash in banks, cash equivalents were approximately $137,370,000 at December 31, 1995, and approximate fair value.

Short Term Investments

      Short term investments are widely diversified and principally consist of certificates of deposit and money market deposits, U.S. government or government agency securities, commercial paper rated "A- 1/P-1" or higher, and municipal securities rated "A" or higher with an original maturity of greater than three months and less than six months. Short term investments are considered held-to-maturity and are stated at amortized cost which approximates fair value. As of December 31, 1995, cash, cash equivalents and short term investments totaled $211,700,673.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 1 - Summary of Significant Accounting Policies - (Continued)

Inventories

      Inventories in the merchandising division are valued at the lower of cost or market, principally using the first-in, first-out method.

      Film inventories include direct and indirect production costs, which are amortized to expense in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Management's estimate of forecasted revenues exceeds the unamortized costs on an individual program basis. Such forecasted revenue is subject to revision in future periods if warranted by changing market conditions.

Property and Equipment

      Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Intangible Assets

      Intangible assets are being amortized by the straight-line method over their estimated useful lives.

      The Company's policy is to measure goodwill impairment by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business. The amortization period for goodwill is determined on a case-by-case basis for each acquisition from which goodwill arises based on a review of the nature of the business acquired as well as the factors cited above (Note 14).

Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Pursuant to SFAS 109, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is to be established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

      In the telecommunications division, sales are recorded upon placing of calls or rendering of other related services. In the merchandising division, sales are recorded upon shipment of merchandise and are presented in the accompanying consolidated statement of operations net of merchandise returns. The Company provides for future estimated returns of merchandise at the time of sale. Revenues from film productions are recognized when a program is accepted by the licensee and is available for broadcast.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 1 - Summary of Significant Accounting Policies - (Continued)

Net Loss Per Common Share

      Net loss per common share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding. Stock options and warrants have not been included in the calculation as their inclusion would be antidilutive.

Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across geographic areas. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited.

Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, short term investments, accounts and notes receivable, and accounts payable and accrued expenses approximate fair value, principally because of the short maturity of these items. Marketable equity securities are stated at quoted market value.

      The carrying amounts of the loans payable to financial institutions issued pursuant to the Company's subsidiaries' asset-based lending agreements approximate fair value because the interest rates on these investments change with market interest rates and the carrying amounts of the senior notes payable, convertible notes payable and capitalized lease obligations approximate fair value since the obligations were entered into principally in September and October, 1995.

Use of Estimates in Preparing Financial Statements

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Statements

      The unaudited consolidated balance sheet as of September 30, 1996 and the unaudited consolidated statements of operations and statements of cash flows for the nine months ended September 30, 1996 and 1995 are condensed financial statements in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they omit certain information included in complete financial statements and should be read in connection with the information for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. In the opinion of the Company, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of September 30, 1996 and results of operations and the cash flows for the nine months ended September 30, 1996 and 1995.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 2--Acquisition of Avant-Garde

      Avant-Garde Telecommunications, Inc. ("Avant-Garde") was a privately held company which held 30 millimeter wave radio licenses granted by the FCC in September 1993. These licenses cover many of the largest metropolitan areas in the United States, as well as other markets, and allow the licensee to deliver voice, data and video via the 38 GHz band. Avant-Garde was required to begin the provision of services authorized under such licenses by March 15, 1995, and on that date, Avant-Garde filed a certificate of completion for each license with the FCC.

      Through July 17, 1995, the Company owned 49% of Avant-Garde, which it acquired for $4,900,000, and accounted for its investment in Avant-Garde under the equity method. For the periods from March 1, 1995 to July 17, 1995, and the year ended February 28, 1995, Avant-Garde had net losses of approximately $1,778,000 and $2,302,000 respectively.

      In April 1995, the Company entered into a merger agreement with the holders of the remaining 51% of Avant-Garde, subject to FCC approval. In June 1995, the FCC granted Avant-Garde permission to transfer control of its licenses to the Company. On July 17, 1995, pursuant to the terms of the merger agreement, the Company exchanged 1,275,000 restricted shares of its common stock valued at $5,100,000 for the 51% of Avant-Garde that it did not already own. Avant-Garde was then merged into WinStar Wireless Fiber Corp., a wholly-owned subsidiary of the Company which is the sole surviving corporation.

      The acquisition of Avant-Garde has been treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase allocated based on fair value of the assets acquired and liabilities assumed, including approximately $12,600,000 allocated to the licenses acquired. The amount allocated to licenses is being amortized over 40 years in accordance with industry practice. The accounts of Avant-Garde have been consolidated into the Company's financial statements as of the date of the acquisition.

      Unaudited pro-forma results of operations, which reflect the merger of Avant-Garde into the Company as if the merger occurred as of the beginning of each period, are as follows

                         For the Nine Months     For the Ten Months      For the Twelve
                                Ended                 Ended               Months Ended
                          September 30, 1995     December 31, 1995      February 28, 1995
                          ------------------     -----------------      -----------------
Net sales .............     $ 20,628,000           $ 29,744,251          $ 25,572,218
Net loss ..............       (9,209,000)           (16,769,516)           (8,422,780)
Net loss per share ....     $      (0.42)          $      (0.72)         $      (0.46)

Note 3--WGN Acquisition

      On March 10, 1993, the Company completed the exercise of an option to purchase an aggregate of 10,408 (51%) shares of the common stock of WGN for approximately $1,045,000, paid in cash and through the assumption of notes. WGN provides long-distance telephone service to businesses and residences. The option was exercised by the Company in portions, commencing in December 1992. The exercise of the option was financed primarily by a private placement of units which was also completed on March 10, 1993. The transaction was treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the Company's proportionate ownership of the assets acquired and liabilities assumed. The excess of the purchase price

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

over the fair value of the net assets acquired, aggregating approximately $828,000, has been recorded as goodwill.
Note 3--WGN Acquisition-- (Continued)

      The assets purchased and liabilities assumed have been valued as follows

                                                               March 10,
                                                                 1993
                                                              Acquisition
                                                              -----------
     Current assets
     Cash..............................................        $  451,490
     Accounts receivable...............................           148,834
     Other current assets..............................             5,334
                                                               ----------
     Total current assets..............................           605,658
     Property and equipment............................           733,675
     Intangible assets.................................            18,386
     Other assets......................................             4,754
                                                               ----------
     Total assets......................................         1,362,473
                                                               ----------
     Current liabilities
     Capitalized lease obligations.....................            97,517
     Accounts payable and accrued expenses.............           310,388
                                                               ----------
     Total current liabilities.........................           407,905
     Capitalized lease obligations.....................           528,674
     Minority interest.................................           208,688
                                                               ----------
     Total liabilities.................................         1,145,267
                                                               ----------
     Net assets at acquisition date....................        $  217,206
                                                               ==========

      Through a stock exchange offer, the Company acquired the remaining 49% interest in WGN on August 6, 1993, and paid approximately $1,470,000 through an exchange of 127.135 shares of the Company's common stock for each WGN share outstanding. The exchange ratio was based on the closing price of the Company's common stock on July 16, 1993 of $1 5/32, as reported by NASDAQ. The purchase price was determined as a multiple of revenues. This transaction impacted the Company's financial statements as follows (1) the elimination of the minority interest of WGN of $53,602, which was originally $208,688 on March 10, 1993, and was subsequently reduced by $155,086, the 49% minority interest in WGN's losses during the period March 10, 1993 through August 6, 1993, (2) the recording of the unallocated purchase price as goodwill aggregating $1,468,037, (3) the increase in equity of $1,470,000 resulting from the issuance of 1,271,351 shares of the Company's common stock, and (4) the increase in accounts payable of $51,639 for fees incurred in connection with this transaction.

      Certain former stockholders of WGN (the "Affiliated Shareholders") were and are affiliated with WCI. At the formation of WGN in May 1992, the Affiliated Shareholders individually invested a combined total of approximately $82,000 in a WGN private placement in which they received a combination of promissory notes and an approximate 14% equity interest. One Affiliated Shareholder also received a 5% equity interest in return for services rendered in connection with the formation of WGN. As a result of the aforementioned acquisitions and subsequent exchange of notes and stock of WGN for securities of the Company, the Affiliated Shareholders received shares of the Company's common stock with an aggregate market value of approximately $283,000 and approximately $82,000 in notes from the aforementioned March 1993 private placement, all on the same basis as the other WGN shareholders.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 3--WGN Acquisition--(Continued)

      Unaudited pro forma results of operations, which reflect the combined operations of the Company and WGN as if the merger occurred as of the beginning of fiscal 1994, are as follows

                                                        For the Year Ended
                                                         February 28, 1994
                                                         -----------------
     Net sales..........................................   $ 15,651,885
     Net loss before extraordinary item.................     (8,622,407)
     Net loss per share before extraordinary item.......   $      (1.04)

Note 4--NFF Acquisition

      On July 8, 1994, WinStar NFF Inc. ("WNFF"), a newly incorporated and wholly-owned subsidiary of WCI, entered into an agreement with Non Fiction Films, Inc. ("NFF") pursuant to which WNFF purchased 95 shares, or 19%, of the common stock of NFF for a purchase price of $200,000 in cash. NFF is a producer of non-fiction programming for cable television and for other media. Additionally, the principal of NFF granted to WNFF an option to purchase all of the shares of NFF owned by such principal, thereby making NFF a wholly-owned subsidiary of WNFF. Effective December 1, 1994, WNFF exercised its option and purchased the remaining 81% of NFF for 28,572 shares of WCI common stock valued at $200,000. NFF was merged into WNFF, and the surviving corporation was renamed Non Fiction Films, Inc. The transaction was treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the assets acquired and liabilities assumed. The total purchase price was $476,000 and the excess of the purchase price over the fair value of the net assets acquired, aggregating approximately $495,000 has been recorded as goodwill.

      Unaudited pro forma results of operations, which reflect the combined operations of the Company and NFF as if the merger occurred as of the beginning of the year ended February 28, 1995 are as follows

                                                        For the Year Ended
                                                         February 28, 1995
                                                         -----------------
     Net sales..........................................   $ 26,099,553
     Net loss...........................................     (7,470,205)
     Net loss per share.................................   $      (0.44)

      No pro forma results of operations are shown for the year ended February 28, 1994, as NFF only commenced operations in March 1994.

Note 5--Preferred Stock E

      In April 1995, the Company completed a private placement of 932,040 shares of Series E Convertible Preferred Stock ("Preferred Stock E") at a price of $6.4375 per share for gross proceeds of $6,000,000. Preferred Stock E holders were entitled to dividends at the rate of 9% per annum, payable quarterly beginning on June 30, 1995. During the ten month period ended December 31, 1995, the entire 932,040 shares of Preferred Stock E were converted into 634,228 shares of common stock.

Note 6--Restructuring

      During the year ended February 28, 1995, the Company's WGN subsidiary restructured its operations by reducing its clerical and middle management staff, replacing senior management personnel,

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

and discontinuing certain unprofitable programs initiated by previous management. In connection with this restructuring, the Company recorded an expense of approximately $608,000 during the year ended

Note 6--Restructuring--(Continued)

February 28, 1995, including $235,000 in benefits related to the termination of 19 employees. Of the amount recorded at February 28, 1995, $349,000 related to future cash outflows, with the balance representing charges related to amounts paid or to write-off of assets purchased prior to February 28, 1995. During the ten month period ended December 31, 1995, the Company incurred approximately $111,000 of the expected cash outflows, leaving a remaining liability balance of approximately $238,000 at December 31, 1995.

Note 7--Investments in Marketable Equity Securities

      On December 13, 1995, the Company purchased 714,000 shares of a publicly traded interactive media and telecommunications services company at $10.50 per share, for a total cash consideration of $7,497,000. At December 31, 1995, the investment has been reflected at the market value of the shares held by the Company, $6,515,250. In accordance with the treatment of the investment as an available for sale security under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the $981,750 difference between the market value of the investment at December 31, 1995, and the original purchase price has been reflected in unrealized losses on long term investments, a component of stockholders' equity. At September 30, 1996, a $18,800 difference between the market value of the investment at September 30, 1996 and the original purchase price has been reflected as an unrealized gain on long term investments in stockholders' equity. The Company believes that this decrease in market value is temporary.

Note 8--Notes Receivable

     Notes receivable at December 31, 1995 consist of the following

     Notes receivable-- TWL(a)........................          $3,008,948
     Notes receivable-- Robern Skiwear(b).............             540,000
     Other............................................             139,635
                                                                ----------
     Total............................................           3,688,583
     Less  current portion............................             199,635
                                                                ----------
     Long-term notes receivable.......................          $3,488,948
                                                                ==========

----------
      (a) WNM's stated business purpose is to capitalize upon opportunities in the media content industry by acquiring distribution and other rights in and from emerging companies in this field. On April 8, 1994, WNM entered into an agreement with The Winning Line, Inc. ("TWL"), a producer of sports programming. As subsequently amended, the agreement provides for WNM to make periodic cash advances to TWL, with such advances being collateralized by a first lien on all of the assets of TWL as well as by shares of TWL common stock owned by certain individuals. Advances made to date are payable on demand and bear interest at a rate of 12% or at a rate 3% in excess of the prime commercial lending rate (8.25% at December 31, 1995). WNM had the right, which was exercised in April 1996, to convert up to $970,000 of advances made, together with all accrued interest thereon, into 65% of TWL's then issued and outstanding shares of common stock (Note 28).

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 8--Notes Receivable--(Continued)

      (b) In connection with the sale of its skiwear brands product line in April 1993 to Robern Skiwear, Inc., the Company has a note receivable from the buyer. The note bore interest at 8% per annum payable quarterly, through January 31, 1996. Effective February 1, 1996, the note was modified such that interest now accrues at 9% per annum and is payable monthly. The $540,000 of outstanding principal is payable in 22 monthly installments of $19,054, inclusive of interest, beginning January 31, 1996, through October 31, 1997, with a final payment of $180,000 to be paid in a lump sum on November 30, 1997. The note is guaranteed by the principals of Robern Skiwear, Inc. as well as certain other individuals.

Note 9--Discontinuation of Products Lines

      As of February 28, 1994, the Company discontinued its remaining apparel and tennis racquet product lines as a result of lower-than-expected sales and continuing losses in these lines. Included as a loss on the discontinuation of product lines for the year ended February 28, 1994, is the writedown of the net assets of these product lines (primarily intangible assets) as well as the accrual of certain expenses incurred in the windup of these lines, amounting to $292,000 in total.

Note 10--Performance Stock Option Expense

      In connection with the Company's initial public offering in April 1991, options to purchase 1,000,000 shares of common stock of the Company at $0.01 per share were granted to the original shareholders of the company (Note 22). Subsequent to February 28, 1994, the conditions for exercise of these options were met, and in connection therewith, the Company recorded a non-cash expense of $5,316,667 at February 28, 1994, representing the difference between the option price and the market price on the day the options actually became exercisable.

Note 11--Gain From Extinguishment of Debt

      On September 7, 1993, the Company paid the following in full satisfaction of an obligation of approximately $501,000 (i) $250,000 in cash, and (ii) 50,000 shares of the Company's common stock valued at $57,031. The gain of $194,154 on the payment of the indebtedness is classified in the statement of operations as an extraordinary item. No tax provision has been recorded as a result of the Company's tax loss carryforwards.

Note 12--Inventories

      Components of inventories are as follows

                                  September 30,    December 31,     February 28,
                                      1996             1995             1995
                                   -----------      -----------      -----------
                                   (unaudited)

Finished goods ..............      $ 1,442,849      $ 1,432,951      $ 1,190,670
Raw materials ...............        6,502,526        4,017,655        2,092,101
Film inventories ............        4,504,668        1,941,080          950,156
                                   -----------      -----------      -----------
                                   $12,450,043      $ 7,391,686      $ 4,232,927
                                   ===========      ===========      ===========

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 13--Property and Equipment

      Property and equipment consist of the following

                                                 December 31,     February 28,         Estimated
                                                    1995             1995             Useful Life
                                                 ------------     ------------        -----------
Machinery, equipment and software............    $16,072,511       $2,963,690        5 to 10 years
Furniture and fixtures.......................        867,963          239,507        4 to 5 years
Leasehold improvements.......................        536,115          185,919      Life of the lease
                                                 -----------       ----------
                                                  17,476,589        3,389,116
Less accumulated depreciation and
 amortization................................    (1,578,584)        (726,048)
                                                 -----------       ----------
                                                 $15,898,005       $2,663,068
                                                 ===========       ==========

Note 14--Intangible Assets

      Intangible assets consist of the following

                                                 December 31,     February 28,         Estimated
                                                    1995             1995             Useful Life
                                                 ------------     ------------        -----------
Goodwill.....................................    $ 2,953,021       $2,953,021          20 years
Covenants not to compete.....................        668,397          668,397        5 to 10 years
Other........................................         39,460           39,460        3 to 5 years
                                                 -----------       ----------
                                                   3,660,878        3,660,878
Less accumulated amortization................       (627,373)        (447,093)
                                                 -----------       ----------
                                                 $ 3,033,505       $3,213,785
                                                 ===========       ==========

      Licenses are amortized over a 40 year period. As of December 31, 1995, the value of licenses was $12,556,281, net of accumulated amortization of $256,039.

Note 15--Loans Payable

      Loans payable consist of the following

                                                  December 31,     February 28,
                                                     1995             1995
                                                  ------------     ------------
Loan payable-financial institution(a) ........    $3,153,821       $1,668,743
Loan payable-financial institution(b) ........     4,338,099        2,742,010
Other(c) .....................................       795,541             --
                                                  ----------       ----------
                                                  $8,287,461       $4,410,753(d)
                                                  ==========       ==========

----------
      (a) In November 1994, WGN entered into a Loan and Security Agreement with a financial institution providing for the financing of WGN's receivables. Borrowings under this agreement are limited to 90% of most eligible accounts receivable, with availability of certain types of accounts receivable limited to 80% and 50%, subject to a maximum credit availability of $5,000,000. Borrowings bear interest at a rate ranging from 2.5% to 3% in excess of the prime commercial lending rate and are secured by a lien on all WGN assets as well as a guarantee from WCI as to the first $2,200,000 in borrowings. The agreement

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 15--Loans Payable--(Continued)

            also calls for an annual fee of $50,000 as well as certain underutilization fees. This agreement expires November 3, 1996.

      (b) In August 1996, WGP entered into an Amended and Restated Credit and Security Agreement ("Credit Agreement") with a lender pursuant to which the lender agreed to make a $12,000,000 revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the $12,000,000 facility) available to WGP until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of
            (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3,000,000 (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of the lender and are secured by a lien on all of the assets of WGP as well as a guaranty from WCI of the Overadvance. The Credit Agreement also provides for certain periodic fees to be paid by WGP and places certain affirmative and negative covenants upon it, including restrictions upon its ability to pay dividends or make other payments to the Company. The Revolving Credit Facility amends the $6,000,000 credit facility which was established in 1994 and was assigned (including a $3,000,000 guaranty by WCI) to the lender.

      (c) In April 1995, NFF secured a production loan from an Irish limited partnership. NFF issued a letter of credit to the creditor in the amount of $807,000 which may be presented at any time from March 1996 forward. The letter of credit is secured by an equal amount of investments in U.S. Treasury Bills on deposit with the financial institution which issued the letter of credit.

      (d)   Included in long-term other notes payable at February 28, 1995.

Note 16--Capital Lease Obligations

      In September 1995, WinStar Wireless entered into a $10,000,000 equipment lease financing facility, of which $7,000,000 has been made available as of December 31, 1995. As of December 31, 1995, the Company has utilized substantially all of the amount available under this facility. Borrowings bear interest at a rate of 13% per annum and are payable over sixty months. After twelve months, WinStar Wireless has the option to purchase the equipment at a price that will provide a return of 15% to the lessor. As additional consideration, the Company has agreed to issue options to purchase up to 100,000 shares of stock to the lessor, of which options to purchase 70,000 shares of stock have been issued through December 31, 1995.

      The Company leases its transmission equipment utilized by WWI and its switch equipment utilized by WGN as well as certain computer and other equipment used by the Company. Such leases have been accounted for as capital leases in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 16--Capital Lease Obligations--(Continued)

      Future minimum lease payments on these capital leases are as follows

Year Ending December 31,
------------------------
      1996........................................    $2,364,838
      1997........................................     2,420,841
      1998........................................     1,963,914
      1999........................................     1,910,601
      2000........................................     1,324,164
                                                      ----------
                                                       9,984,358
      Less amount representing interest...........    (2,547,805)
                                                      ----------
      Present value of minimum lease payments.....    $7,436,553
                                                      ==========

      The carrying value of assets under capital leases was $8,052,000 at December 31, 1995 and is included in property and equipment. Amortization of these assets is included in depreciation expense.

Note 17--Senior and Convertible Notes Payable

      In October 1995, the Company completed a $225 million private placement of debt securities with institutional investors (the "Debt Placement"). The transaction was structured as a unit offering with two components $150 million of Senior Discount Notes due in 2005 (the "Senior Notes"), and $75 million of Convertible Senior Subordinated Discount Notes due in 2005 (the "Convertible Notes"), convertible at $20.625, a 10% premium over the closing price on October 18, 1995, the day of pricing. Both securities accrue interest at 14% per annum, with no interest payable during the first five years, and principal payable only at maturity in October 2005. After five years, both securities require the payment of interest only, in cash, until maturity. In addition, the Convertible Notes, including accretion thereon, will be automatically converted during the initial five year period if the market price of the Company's common stock exceeds certain levels for thirty consecutive trading days, ranging from $37.50 per share in the first year to $44.00 per share in the fifth year.

      Under the terms of the Debt Placement, the Company was obligated to consummate an exchange offer with respect to the Senior Notes by April 23, 1996, whereby these notes would be exchanged for new notes (the "New Notes") which would be identical in every respect to the original Senior Notes except that the New Notes would be registered under the Securities Act of 1933. Pursuant to such obligation, the Company filed an offer to exchange the Senior Notes for the New Notes on January 31, 1996, upon which all Senior Notes were subsequently converted. The Company is also obligated to cause to be declared effective a registration statement registering the issuance or resale of the shares underlying the convertible Notes (the "Conversion Shares") by October 23, 1996. If the exchange offer or the registration of the Conversion Shares does not take place prior to the respective deadlines, the Company will be obligated to pay additional interest on the Senior Notes and/or lower the conversion price on the Convertible Notes. The Company filed such registration statement in September 1996. The terms of the Debt Placement also place certain restrictions on the ability of the Company to pay dividends, incur additional indebtedness, issue guarantees, sell assets, or enter into certain other specified transactions.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 18--Other Notes Payable

      In May 1995, WinStar Wireless completed a private placement of $7,500,000 of five year secured convertible notes (the "Notes"). The Notes bear interest at a rate of 7%, payable semiannually, with all principal due and payable on May 24, 2000. The Notes are guaranteed by the Company and are collateralized by a first lien on WinStar Wireless' assets and a pledge by the Company of its shares of WinStar Wireless and WinStar Wireless Fiber Corp. The noteholders' first lien and rights are subject to subordination to certain future secured equipment financing for WinStar Wireless. The Notes are convertible into common stock at a price of $7.00 per share. The noteholders also received 550,000 warrants and share equivalents, of which 300,000 warrants at an exercise price of $12.00 per share and 100,000 warrants at an exercise price of $13.00 per share were outstanding at December 31, 1995.

      The portion of the proceeds attributable to the warrants and share equivalents has been valued at $805,000 and has been accounted for as additional paid-in capital and as a reduction in convertible notes payable. The resulting debt discount is being amortized to interest expense over the life of the Notes.

      On December 28, 1995, the note holders converted $3,750,000 of the convertible notes and accrued interest thereon into 539,255 shares of common stock of the Company. In November 1996, the noteholders converted all remaining outstanding Notes into 554,880 shares of common stock of the Company.

Note 19--Commitments and Contingencies

      a. Operating Leases

      The Company's manufacturing and warehousing facilities and offices, along with various equipment and roof access rights, are leased under operating leases expiring in 1996 through 2006.

      Future minimum lease payments on noncancellable operating leases are as follows

      Year ending December 31,
      ------------------------
      1996...............................     $1,546,000
      1997...............................      1,316,000
      1998...............................      1,314,000
      1999...............................      1,306,000
      2000...............................        884,000
      Thereafter.........................      2,749,000
                                              ----------
                                              $9,115,000

      Rent expense for the ten month period ended December 31, 1995 and the years ended February 28, 1995 and 1994 was $1,044,000, $500,000 and $366,000,
respectively.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 19--Commitments and Contingencies--(Continued)

      b. Employment Contracts

      Amounts due under employment contracts are as follows

      Year ending December 31,
      ------------------------
      1996...............................     $2,450,000
      1997...............................      1,750,000
      1998...............................        861,000
      1999...............................        525,000
      2000...............................         54,000
                                              ----------
                                              $5,640,000

      c. Litigation

      In January 1995, the Company's directors, certain other persons, and the Company (as a nominal defendant) were named in one or more of four actions brought by various stockholders of the Company in the Court of Chancery of the State of Delaware in and for New Castle County. These actions subsequently were consolidated into a single lawsuit, which has been settled. The complaint alleged that certain transactions including (i) the payment of consideration to certain directors and others in connection with the Company's acquisition of WGN and (ii) the payment of compensation (including the granting of options and the issuance of warrants) to certain directors and others involved self dealing, waste of corporate assets or otherwise were unfair to the Company. Although the Company believed that the allegations were completely without merit, in order to halt the expense, inconvenience and distraction of continued litigation, the Company entered into a court approved settlement agreement pursuant to which the Company agreed to amend its bylaws to formalize certain corporate governance issues, and to pay legal fees and expenses of plaintiffs' counsel in the amount of $246,500, a portion of which is covered by the Company's insurance.

      The Company occasionally receives inquiries from state authorities arising with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. In 1996, the Company experienced an increased level of consumer and regulatory complaints, a substantial majority of which arose from the activities of several independent marketing companies involving contest programs and the use of executed written letters of authorization ("LOAs") to switch long distance carriers. The inquiries primarily arose from allegations of unauthorized or misleading switching of long distance carriers. In order to eliminate further complaints from these programs, the Company, on May 10, 1996, adopted a policy of mandatory independent verification for one hundred percent of LOAs received from these programs and effective as of June 10, 1996 no longer accepts LOAs from these programs. In December 1996, the FCC and WGN entered into a consent decree which terminated an inquiry by the FCC into any alleged violations of unauthorized carrier conversions through the use of box programs by some of WGN's agents. The FCC cited WGN's efforts in identifying the problems caused by these agents and its proactive response in implementing remedial actions on its own as significant factors leading to the consent decree. The Company is also involved in miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Company believes that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Company's financial position or results of operations.

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                ended September 30, 1996 and 1995 is unaudited)

      In June, 1996, the Company commenced an action for declaratory judgment against a former officer of WinStar Gateway, who recently notified the Company of his belief that he was entitled to the issuance of certain shares of Common Stock (or payment of the cash value thereof) having an aggregate market value in excess of $27 million under the terms of stock options granted to him during his employment with WinStar Gateway from the Company. He has based his beliefs on standard anti-dilution language contained in his stock option agreement which was designed and intended to adjust the number of shares purchasable thereunder in the event of a merger or capital restructuring of the Company. As the Company has never been subject of a merger or capital restructuring, the former officer was immediately notified of the Company's belief that his claim was without merit in law or fact. To expedite resolution of these issues, the Company currently is seeking declaratory judgment that it has no obligation to the former officer. Further, because the Company believes that any and all claims that may be advanced by the former officer with regard to the foregoing issue would be frivolous, the Company has notified the former officer and his counsel of its intention to seek Rule 11 sanctions and such other remedies as may be available against the former officer and his counsel in the event that the former officer and his counsel seek to assert any defense to the Company's action for declaratory judgment or otherwise proceed with respect to the issue.

      d. Other

      In November 1994, and as subsequently amended in December 1995, the Company entered into a non-exclusive, four year agreement with P-Com, Inc. ("P-Com"), a manufacturer and distributor of radio links, providing for the purchase of radio links from P-Com. The contract pricing structure includes provisions whereby the Company pays additional amounts above the agreed upon price for links purchased at the beginning of the contract period. These amounts will be recovered in the form of discounted radio links once certain volume levels have been reached. An annual minimum volume requirement must be met in order to maintain the agreed upon pricing structure. The contract is cancelable by the Company subject to certain conditions, primarily the acceptance of a minimum number of links and the guarantee of the next 90 days' purchases in accordance with an agreed upon schedule. As of December 31, 1995, the Company's noncancellable purchase commitment was approximately $15,600,000. These conditions to cancellation become more favorable to the Company as certain volume levels are reached.

Note 20--Income Taxes

      SFAS 109 requires the use of the liability method in accounting for income taxes. Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows

                                                 December 31,      February 28,
                                                     1995              1995
                                                 ------------      ------------
Deferred tax assets
   Net operating loss carry forward ........     $ 14,700,000      $  9,230,000
   Allowance for doubtful accounts .........        1,025,000           440,000
   Other ...................................        2,275,000           380,000
                                                 ------------      ------------
Gross deferred tax assets ..................       18,000,000        10,050,000
   Valuation allowance .....................      (18,000,000)      (10,050,000)
                                                 ------------      ------------
      Net deferred tax assets ..............     $       --        $       --
                                                 ============      ============

      If not utilized, the net operating loss carryforwards will expire in various amounts through the year 2010. The tax loss carryforwards relating to WGP are limited by the Separate Return Limitation Year rules and Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. The Company's remaining net operating loss carryforwards are also subject to limitation under the Internal Revenue Code. These limitations will reduce the Company's ability to utilize the net operating loss carryforwards included above. The amount of the limitation has not been quantified by the Company.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

      SFAS 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowances at February 28, 1995, and December 31, 1995, primarily pertain to uncertainties with respect to future utilization of net operating loss carry forwards.

Note 21--Stockholders' Equity

      Common Stock

      The authorized capital stock of WCI includes 75,000,000 shares of common stock, $.01 par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of WCI, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares.

      Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

      Preferred Stock

      The authorized capital stock of the Company includes 15,000,000 shares of preferred stock, $.01 par value, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. There are currently no shares of preferred stock outstanding. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. In March 1994, all 173 outstanding shares of Preferred Stock C were converted into an aggregate of 82,381 shares of common stock of the Company. In addition, in accordance with the terms of the Preferred Stock C, the holders of the Preferred Stock C received 41,191 Series B Warrants upon conversion, all of which were subsequently exercised during the year ended February 28, 1995. In December 1994, all 225,000 outstanding shares of Preferred Stock D were automatically converted into 225,000 shares of common stock as a result of the market value of the Company's common stock having met certain criteria. In November 1995, all outstanding shares of Preferred Stock B were acquired in the Private Exchange transaction (Note 23). As of December 31, 1995, all classes of preferred stock other than Preferred Stock B have been retired.

      Treasury Stock

      Included in treasury stock at cost are 2,506,763 shares of common stock and 689 shares of Preferred Stock B which were acquired in the Private Exchange transaction (Note 23). The treasury stock was constructively retired as of September 30, 1996.

Note 22--Stock Options and Stock Purchase Warrants

      Options to purchase 1,000,000 shares of common stock of the Company at $.01 per share were issued at the time of the Company's initial public offering in April 1991 to the original shareholders of the Company. The options were exercisable at any time after April 3, 1993 and prior to April 3, 1996, or April 3, 1998 for one investor, if the market price of the Company's common stock exceeded $5.00 per share (the "Market Price") as adjusted, over a period of 40 consecutive business days at any time after April 3, 1992. Pursuant to certain antidilutive provisions in the option agreements, the number of shares subject

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

to these options was increased to 1,253,931, and the Market Price was reduced to $3.99 per share. The Market Price was met and such options became exercisable in April 1994 (Note 10), and all such options were exercised during the year ended February 28, 1995. In addition, options to purchase 14,000 shares of common stock at $.01 per share were granted to an employee on June 30, 1991 in lieu of compensation.

Note 22--Stock Options and Stock Purchase Warrants--(Continued)

      In 1990, the Board of Directors adopted a non-qualified common stock incentive plan, as amended, pursuant to which options to purchase an aggregate of 150,000 shares of common stock may be granted to key employees of the Company as selected by the Board of Directors. The exercise price for shares covered by options granted pursuant to this plan will not be less than the fair market value of the shares on the date of the grant. In 1992, the Board of Directors adopted and stockholders approved the 1992 Performance Equity Plan ("1992 Plan"), which authorizes the granting of awards up to 1,000,000 shares of common stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both non-qualified and options intended to qualify as "incentive" stock options under the Internal Revenue Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards. The plan provides for automatic issuance of 10,000 stock options annually to each director on January 13, at the fair market value at that date, subject to availability. In June 1995, the Board of Directors adopted the 1995 Performance Equity Plan ("1995 Plan") which was approved by the stockholders of the Company at the Annual Meeting of Stockholders in September 1995. The 1995 Plan authorizes the granting of awards of up to 1,500,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. The 1995 Plan is similar to the 1992 Plan, except that the 1995 Plan does not allow for annual automatic annual director grants. In addition to these three plans, the Company has granted options to certain individuals not under any plan (Note 28).

      The Company has granted options to purchase common stock as follows:

                                                  Number         Price Per Share
                                                  ------         ---------------
Balance, March 1, 1993 ..................        3,064,000        $1.63 - $5.25
Granted .................................        2,570,067        $1.06 - $6.17
Canceled ................................         (616,500)       $1.69 - $3.63
                                                ----------
Balance, February 28, 1994 ..............        5,017,567        $1.06 - $6.17
Granted .................................        2,851,360        $4.22 - $9.50
Exercised ...............................       (1,389,547)       $1.50 - $4.90
Canceled ................................         (235,050)       $1.69 - $9.03
                                                ----------
Balance, February 28, 1995 ..............        6,244,330        $1.06 - $9.50
Granted .................................        3,896,000        $5.50 - $19.75
Exercised ...............................       (2,091,572)       $1.06 - $6.88
Canceled ................................         (708,133)       $2.13 - $8.81
                                                ----------
Balance, December 31, 1995 ..............        7,340,625        $1.06 - $19.75
                                                ==========

      In addition to the above, in May 1992, the Company granted to WinStar Venture II, Inc. ("WVII"), an affiliate of a Director of the Company, an option through August 31, 1998 to purchase shares of Series C preferred stock in the amount of $2,000,000 in return for WVII's guarantee of certain company debt.

      At December 31, 1995, options for 2,848,462 shares were exercisable at exercise prices ranging from $1.06 to $17.13 per share.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 22--Stock Options and Stock Purchase Warrants--(Continued)

      Warrants to purchase the Company's common stock were issued as follows:

                                    Series A     Series B     Series C     Series D     Series E
                                    --------     --------     --------     --------     --------
Outstanding at February 28,
 1993 ...........................   1,277,646    1,897,867      250,000         --           --
Issued in connection with private
 placement of debt ..............        --           --           --      2,000,000         --
Other warrants issued ...........     135,804       79,807         --        200,000      200,000
Warrants exercised ..............        --           --           --       (205,000)        --
                                   ----------   ----------   ----------   ----------   ----------
Outstanding at February 28,
 1994 ...........................   1,413,450    1,977,674      250,000    1,995,000      200,000
Warrants issued .................        --         41,191         --           --      1,000,000
Warrants exercised ..............  (1,397,500)  (1,975,738)        --     (1,995,000)  (1,200,000)
Warrants expired ................     (15,950)     (43,127)    (250,000)        --           --
                                   ----------   ----------   ----------   ----------   ----------
Outstanding at February 28,
 1995 ...........................        --           --           --           --           --
                                   ==========   ==========   ==========   ==========   ==========

      Each Series A Warrant entitled the registered holder to purchase one share of WCI's common stock for an exercise price of $3.00 per share and each Series B Warrant entitled the registered holder to purchase one share of common stock for an exercise price of $3.75 per share through April 3, 1994. In March and April 1994, approximately 1,337,000 Series A Warrants and approximately 1,921,000 Series B Warrants were exercised prior to their scheduled expiration. Proceeds to the Company, net of registration costs and fees to WinStar Services, Inc., were approximately $10,700,000. All remaining Series A and Series B Warrants, which were unregistered and did not expire on April 3, 1994, were exercised in May 1994.

      The Series C Warrants expired without having become exercisable upon issuance of the fiscal 1994 financial statements for the year ended February 28, 1994, because the conditions for the exercise of these warrants were not met.

      In connection with a private placement of debt, the Company on March 10, 1993 issued 2,000,000 Series D Warrants. Each Series D Warrant entitled the holder to purchase one share of common stock for $.67 during the five year period commencing March 10, 1993 and ending March 9, 1998. In connection with the same private placement, the Company in March 1994 issued 1,000,000 Series E Warrants, each of which entitled the holder to purchase one share of common stock at an exercise price of $2.24 per share. Series E Warrants were exercisable from April 1, 1994 through March 10, 1999. In addition to the above, the Company also issued 200,000 Series D Warrants and 200,000 Series E Warrants to a separate noteholder in return for an extension of that note payable on terms more favorable to the Company. In April 1994, the holders of the Series D and Series E Warrants exercised their warrants. The exercise price on the warrants was paid primarily by the warrant holders assigning their notes which they had acquired in the private placement, as well as any accrued interest thereon. The balance due from the warrant holders was satisfied by the return to the Company of that number of unexercised Series E Warrants which, when valued by reference to the fair market value of the common stock on that date, would satisfy such balance due. The net effect of this conversion was that the Company satisfied $1,996,650 in notes payable and $59,079 in accrued interest thereon, and issued approximately 2,814,000 shares of common

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

stock for the exercise of 1,995,000 Series D Warrants and 1,200,000 Series E Warrants. The common shares which were issued upon exercise of all Series D and Series E Warrants were restricted shares.

Note 23--Related Party Transactions

Management Agreement

      The Company and WinStar Services, a wholly-owned subsidiary of WinStar Companies, a corporation of which two of the Company's directors are principal officers and stockholders, were parties to a five-year management agreement which provided, as amended, that WinStar Services would render financial, advisory and management services in connection with the capital, acquisition and planning needs of the Company. The Company agreed to pay WinStar Services as compensation for such services $200,000 per year plus certain contingent performance fees, in addition to reimbursement of all out-of-pocket expenses incurred by WinStar Services. In August 1993, the terms of the management agreement were extended to August 31, 1998, and the Company granted to WinStar Services options to purchase 500,000 shares of the Company's Common Stock at the then current market price of $2.13 per share which options were exercised in connection with the transaction between WinStar Companies, WinStar Services and WinStar Venture II, Inc. The expiration date for these options as well as for any options or warrants previously granted to WinStar companies and its subsidiaries was set at August 31, 1998. During the years ended February 28, 1995 and 1994, an aggregate of $254,560 and $254,095, respectively, was paid to WinStar Services by the Company as management fees and reimbursement of expenses. Additionally, the Company paid $481,039 and $78,040 in cash and issued notes amounting to $481,038 and $78,040 in payment of contingent performance fees to WinStar Services during the years ended February 28, 1995 and 1994, respectively. These contingent performance fees related to specific debt and equity financing and investment transactions in excess of $33.6 million. During the year ended February 28, 1995, all such notes were satisfied when they were used to pay for the exercise of warrants and stock options held by WinStar Services and its affiliates. See Private Exchange Transaction.

      The management agreement was terminated prospectively as of February 28, 1995.

Private Exchange Transaction

      On November 29, 1995, the Company acquired, in exchange for the issuance of 3,741,224 shares of its Common Stock ("Private Exchange"), substantially all of the assets of WinStar Companies, whose assets consisted of (i) all the outstanding capital stock of WinStar Services and WinStar Venture, two wholly-owned subsidiaries of WinStar Companies, and (ii) 389,580 shares of the Company's Common Stock owned by WinStar Companies. The sole assets of WinStar Services and WinStar Venture were 2,117,183 shares of the Company's Common Stock and other securities of the Company that were exercisable or convertible into 1,429,633 shares of the Company's Common Stock. Accordingly, the Company issued 3,741,224 shares of Common Stock and, in exchange, acquired 3,936,396 shares of Common Stock and Common Stock equivalents. All of the Common Stock and certain of the Common Stock equivalents received in the Private Exchange are included in Treasury Stock at December 31, 1995. WinStar Companies, WinStar Services and WinStar Venture had no liabilities at the time of the closing of the Private Exchange other than a liability previously assumed by the Company or liabilities for which the Company is being indemnified.

      The new shares of the Company's Common Stock issued in the Private Exchange represented that number of shares which had an aggregate market value based upon the average of the last sale price of the Company's Common Stock on the 30 trading days preceding November 15, 1995, the date as of which the exchange agreement regarding the above-described transaction was executed, equal to the market value of the Company's Common Stock (i) transferred by WinStar Companies to the Company, (ii) owned by WinStar Services and WinStar Venture and
(iii) underlying certain other securities of the

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Company owned by WinStar Services and WinStar Venture which were convertible into or exercisable for shares of the Company's Common Stock, less the aggregate exercise price of such latter securities.

      The stockholders of WinStar Companies included several of the Company's current executive officers and directors. Simultaneously with the Private Exchange, WinStar Companies was dissolved and the new shares issued in the Private Exchange were issued directly to the stockholders of WinStar Companies in proportion to their equity ownership of WinStar Companies.

      The Private Exchange was considered and approved by a special committee of independent and disinterested directors of the Company and an opinion from an independent investment banking firm that the Private Exchange was fair to the Company and its stockholders was obtained in connection with the Private Exchange.

SGC Consulting Agreement

      In November 1993, the Company entered into a consulting agreement with SGC, pursuant to which SGC received a monthly fee of $5,000 and immediately exercisable five-year options to purchase 50,000 shares of Common Stock for $2.75 per share. The President and Director of SGC is currently a Director and employee of the Company. In April 1994, the Company entered into a restated and amended consulting agreement with SGC. Pursuant to the new agreement, SGC provided consulting services to the Company and was paid a monthly fee of $17,500. SGC also received options to purchase 125,000 shares of Common Stock at a price of $4.50 per share, which vest in two equal annual installments beginning in April 1994. The Company granted certain registration rights for all shares, warrants and options issued to SGC or its President. Under this consulting agreement, SGC was entitled to receive a cash fee equal to 5% of the consideration paid in connection with certain transactions introduced to the Company by SGC. Fees and expenses paid to SGC during the ten months ended December 31, 1995, and the year ended February 28, 1995 were $0 and $119,000, respectively.

      In connection with investments by the Company in Avant-Garde and TWL, a producer of sports-related radio programming, both of which businesses were introduced to the Company by SGC, SGC was paid fees by Avant-Garde and by TWL. Additionally, in connection with the Company's acquisition of its equity interest in Avant-Garde, such Director was paid a fee by the principal of Avant-Garde equal to 4.0% of the total consideration received by such principal from the Company in connection with the acquisition. The Company paid no fees to SGC in connection with such transactions, but the fees received by SGC and such Director from Avant-Garde and TWL were credited against the monthly fees payable to SGC by the Company.

      The consulting agreement was terminated in January 1995 in connection with the execution of such Director's employment agreement with the Company.

Agreement with ITC Group, Inc.

      In May 1994, the Company, WWI and ITC entered into a two-year agreement pursuant to which ITC advised the Company on the operations of WWI, WWFC and WGN. ITC, together with the management and employees of WWI, developed and implemented a two-year operating plan ("Operating Plan") for the Company's wireless telecommunications business. Pursuant to the terms of the consulting agreement, ITC made its consultants available to the Company and its subsidiaries. The Company paid ITC an annual base consulting fee of $700,000 in monthly installments for the services of a core management team, as well as supplemental fees at agreed upon rates for additional consulting services rendered by ITC as necessary from time to time. ITC also was entitled to receive a bonus of up to $2.0 million per year at such time that certain pretax income targets set forth in the Operating Plan were attained. No such bonus was paid during the year ended February 28, 1995. During the year ended February 28, 1995 and through September 1995, ITC was paid $1,553,249 and $1,046,084, respectively,

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

in fees and expenses under the terms of the consulting agreement, providing up to 12 consultants at any given time. In connection with the consulting agreement, the Company granted options to purchase an aggregate of 500,000 shares of Common Stock for $4.41 per share to certain consultants of ITC. Of such options, 375,000 are presently exercisable. ITC and the Company executed a noncompetition agreement, pursuant to which ITC, and its key employees and consultants, must refrain from providing services to any segment of a business which provides wireless telecommunications services or otherwise competes with the Company; provided, however, that ITC may provide services to entities in connection with the provision of cellular and personal communication services. In October 1994, ITC's President was elected as a director of the Company.

      Effective September 5, 1995, ITC's President became President and Chief Operating Officer of the Company and certain core management personnel previously provided by ITC also became employees, and ITC ceased providing services to the Company under the consulting agreement. The Company's obligation to pay any future compensation to ITC under such agreement was terminated.

Note 24--Supplemental Cash Flow Information

      Cash paid for interest during the nine months ended September 30, 1996, the ten months ended December 31, 1995, and the years ended February 28, 1995 and 1994 was $2,643,000, $1,270,000, $621,000, and $726,000, respectively.

      During the ten month period ended December 31, 1995, the Company completed the following material non-cash transactions (i) the conversion of $3,750,000 of convertible notes plus accrued interest thereon; (ii) the conversion of Preferred Stock E; (iii) the acquisition of approximately $7,500,000 in property and equipment through various capitalized leases; (iv) the Private Exchange transaction; (v) the settlement of the Company's placement expenses from the gross proceeds of the Debt Placement; (vi) the acquisition of Avant-Garde.

      During the year ended February 28, 1995, the Company completed the following material non-cash transactions (i) the conversion of the Series D and Series E Warrants through the assignment of notes payable and accrued interest (Note 22); (ii) the satisfaction of approximately $600,000 in notes payable through the exercise of stock options; (iii) conversions of Preferred Stock B, C, and D; (iv) the acquisition of approximately $740,000 in property and equipment through various capitalized leases; and (v) the purchase of Non Fiction Films, Inc., wherein the purchase price was satisfied in part through the issuance of 28,572 shares of common stock valued at $200,000.

      During the year ended February 28, 1994, the Company completed the following material non-cash transactions (i) the sale of the net assets of the skiwear brands product line, net of cash received, for a $1,500,000 note receivable; (ii) the private placement of $458,717 in notes for non-cash consideration; (iii) the purchases, in March and August 1993, of WGN, whose net assets, including cash acquired, have been valued at $1,470,000 for 1,271,351 shares of the Company's common stock (Note 3); (iv) the exercise by an investor of 200,000 Series D warrants with a total exercise price of $134,000 through the releasing of $100,000 owed him by the Company, with the balance paid in cash;
(v) the purchase of certain assets of a bath products company, valued at $100,000 net of cash paid, for 39,506 shares of the Company's common stock; (vi) the sale of 287,043 shares of common stock for stock subscriptions receivable of $758,065, which amount was included in other current assets at February 28, 1994, and was realized in March 1994; and (vii) the acquisition of an investment in AGT valued at $1,691,950 for $232,000 in notes payable, $900,000 in Series D preferred stock and $27,950 in accounts payable, with the balance paid in cash.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 25--Major Customers

      No customer individually amounted to more than 10% of net sales for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994.

Note 26--Business Segments

      The Company's business segments are telecommunications, information services, and merchandising. The following table is a summary of these segments for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. For the year ended February 28, 1994, information related to the telecommunications business segment relates only to the period from March 10, 1993 (date of acquisition of WGN) to February 28, 1994, and no amounts are shown for the information services segment, which commenced operations in the year ended February 28, 1995.

                                             Information                       Total Business       General
                        Telecommunications     Services        Merchandising      Segments          Corporate       Consolidated
                        ------------------     --------        -------------      --------          ---------       ------------
For the ten months
ended December 31,
1995
Net sales ............    $  13,136,644     $   2,648,203     $  13,986,625    $  29,771,472     $        --       $  29,771,472
Operating income
  (loss) .............       (6,944,690)          238,129           756,135       (5,950,426)       (3,861,203)       (9,811,629)
Depreciation and
  amortization .......          586,114             3,097           166,929          756,140           103,963           860,103
Amortization of
  intangibles ........          344,228            20,706            74,954          439,888              --             439,888
Capital expenditures .        7,457,971            14,478           528,985        8,001,434           650,758         8,652,192
Identifiable assets at
  December 31, 1995 ..    $  36,998,045     $  20,194,679     $  10,458,663    $  67,651,387     $ 217,711,468     $ 285,362,855
For the year ended
  February 28, 1995
Net sales ............    $  14,909,225     $     473,392     $  10,182,143    $  25,564,760     $        --       $  25,564,760
Operating income
  (loss) .............       (3,422,937)         (117,605)          307,097       (3,233,445)       (2,377,991)       (5,611,436)
Depreciation and
  amortization .......          263,839               744           153,731          418,314            14,188           432,502
Amortization of
  intangibles ........          128,117             6,165            90,894          225,176              --             225,176
Capital expenditures .        1,328,938             4,486           286,583        1,620,007           196,321         1,816,328
Identifiable assets at
  February 28, 1995 ..    $  14,594,048     $   4,218,579     $   6,911,270    $  25,723,897     $   3,785,555     $  29,509,452
For the year ended
  February 28, 1994
Net sales ............    $   8,505,282     $        --       $   7,119,737    $  15,625,019     $        --       $  15,625,019
Operating income
  (loss) .............         (743,613)             --             222,611         (521,002)       (1,546,519)       (2,067,521)
Depreciation and
  amortization .......          116,635              --             102,823          219,458             3,630           223,088
Amortization of
  intangibles ........           74,944              --             165,049          239,993              --             239,993
Capital expenditures .          274,940              --              25,531          300,471             6,591           307,062
Identifiable assets at
  February 28, 1994 ..    $   8,013,203     $        --       $   5,118,512    $  13,131,715     $   1,478,220     $  14,609,935

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Note 27--New Accounting Standards Not Yet Adopted

      In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"), which provides guidance on when to assess and how to measure impairment of long-lived assets, certain intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which gives companies a choice of the method of accounting used to determine stock-based compensation. Companies may account for such compensation either by using the intrinsic value-based method provided in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB No. 25") or the fair market value-based method provided in SFAS No. 123. These accounting standards are effective for financial statements for fiscal years beginning after December 15, 1995. As of January 1, 1996, the Company adopted SFAS No. 121 and SFAS No. 123. The adoption of SFAS No. 121 had no effect on the Company. The Company intends to continue to use the intrinsic value-based method provided in APB No. 25 to determine stock-based compensation, and therefore the sole effect of the adoption of SFAS No. 123 will be the obligation to comply with the new disclosure requirements provided thereunder.

Note 28--Subsequent Events To December 31, 1995 (Unaudited)

Agreement To Acquire Milliwave Limited Partnership

      In June 1996, a subsidiary of the Company entered into certain agreements with Milliwave Limited Partnership ("Milliwave") whereby the Company would acquire Milliwave for a purchase price of $40 million in cash and 3.4 million shares of the Company's common stock (which had an aggregate market value of $85 million based on a $25 per share market price at the time the agreements were executed). The number of shares to be issued in connection with the acquisition is subject to upward or downward adjustment depending on the market price of the Company's Common Stock at the time the transaction is closed; provided, however, that the Company may determine not to consummate the transaction if the adjustment results in the Company being required to issue in excess of 4.5 million shares. The acquisition is subject to certain regulatory approvals, but is expected to be consummated in the second quarter of calendar year 1997. The Company also has entered into a (i) services agreement with Milliwave pursuant to which it has agreed to provide services to Milliwave in connection with the buildout by Milliwave of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with Milliwave permitting the Company to use up to 488 radio links in Milliwave's licensed areas.

Agreement To Acquire Pinnacle Nine Communications, LLC

      In June 1996, the Company entered into an agreement to acquire the outstanding membership interests of Pinnacle Nine Communications, LLC which is the holder of three 38 GHz licenses. The acquisition is subject to certain regulatory approvals, but is expected to be consummated in the last quarter of 1996.

Acquisition of Local Area Telecommunications, Inc.

      In April 1996, a subsidiary of the Company entered into an agreement which was completed in October 1996 to acquire certain assets of Local Area Telecommunications, Inc. ("Locate"), comprising its business as a competitive access provider of local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers. The purchase price for such assets was $17,500,000, which was paid in the form of a promissory note due six months after closing and bearing interest at the annual rate of eight percent. The Company may convert the note, in whole but not

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

part, at its election, into that number of shares of Common Stock equal to (a) the principal amount and all accrued and unpaid interest on the note divided by
(b) the average of the closing prices of the Common Stock for the five days ending on the date on which the Company gives written notice of its decision to convert the note. Locate has no rights of conversion. The Company has granted certain registration rights to Locate with respect to such shares of Common Stock in the event that the Company elects such conversion.

      In connection with the purchase, the Company and Locate entered into a service agreement for a term commencing in April 1996 and terminating upon the earlier to occur of (i) the closing of the purchase or (ii) termination of the purchase agreement. Pursuant to the services agreement, the Company performs certain consulting and related services for Locate. As full compensation for performance of such services, Locate pays the Company a fee of $125,000 per month during the term of the agreement, subject to certain adjustments.

Acquisition of 80% Equity Interest in Fox Lorber Associates, Inc.

      In April 1996, NFF acquired 80% of the outstanding common stock of Fox/Lorber Associates, Inc. ("Fox/Lorber"), an independent distributor of films, entertainment series and documentaries in the television and home video markets. The purchase price consisted of $150,000 in common stock of the Company and $300,000 in cash contributed by NFF to the working capital of Fox/Lorber.

      NFF also purchased, in a separate, simultaneous transaction, all of the outstanding shares of Fox/Lorber's preferred stock, together with three promissory notes in the aggregate principal amount of $136,507 for an aggregate purchase price of $1,020,000 in the Company's Common Stock.

      The 20% minority shareholder has an option subject to certain earnings levels, to put his interest to the Company and the Company is obligated, under certain conditions, to provide up to $2,000,000 in working capital to Fox Lorber.

Acquisition of 80% Equity Interest in The Winning Line, Inc.

      In April 1996, WNM converted $970,000 principal amount of loans (plus accrued interest) outstanding to The Winning Line, Inc. ("TWL"), into a 65% equity interest in TWL, which was increased to 80% in August 1996.

      TWL operates the SportsFan Radio Network ("SportsFan"). SportsFan is a multimedia sports programming and production company which provides live sports programming to more than 500 sports and talk format radio stations across the United States, up to 24 hours a day, including to affiliate stations in 90 of the top 100 United States markets.

      WNM has the right to require certain principals of TWL who own the remaining 20% equity interest in TWL to sell, and such principals have the right to require WNM to purchase the remaining 20% equity interest based upon certain criteria. At WNM's option, the purchase price in either instance can be paid in shares of the Company's common stock (Note 8).

Stock Option Plan

      On April 26, 1996, the Board of Directors approved an amendment to the 1992 and 1995 Plans, increasing the number of shares of common stock available for grant to 1,500,000 and 3,500,000, respectively, subject to stockholder approval.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
                  (Information with respect to the nine months
                 ended September 30, 1996 and 1995 is unaudited)

Agreement with Digex, Inc.

      In June 1996, the Company entered into a six-year agreement with Digex, Inc. ("Digex"), a national provider of Internet access services. Pursuant to this agreement, the Company has the right of first refusal to provide all of Digex's local access and/or customer interconnection requirements through the use of the Company's Wireless Fiber or other services. The Company also will purchase from Digex, during the term of the agreement, a minimum of $5 million of Internet access services on a discounted basis.

Other Acquisitions

      In September 1996 and November 1996, respectively, the Company acquired an 80% equity interest in Millennium Marketing, Inc. (which does business as WinStar Interactive Media Sales ("WIMS")) and 100% of Global Media Sales, Inc. ("GMS"). The Company has the right to require the stockholders of WIMS who own the remaining 20% equity interest in S&A to sell, and such stockholders have the right to require the Company to purchase, the remaining 20% equity interest based upon certain criteria. WIMS is a full service agency to media sellers, with a focus on the provision of advertising sales representation and/or related consulting services for content-driven interactive media properties. GMS is a distributor of broadcast advertising on radio properties.

Other

      As of September 30, 1996, the Company has commitments during the next year to purchase $26 million of telecommunications capital equipment.

                         Report of Independent Auditors

The Board of Directors and Shareholders
Local Area Telecommunications, Inc.

      We have audited the accompanying balance sheets of the Microwave Division of Local Area Telecommunications, Inc. as of December 31, 1995 and 1994, and the related statements of operations, divisional (deficit) surplus and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Microwave Division of Local Area Telecommunications, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the financial statements, the Microwave Division's recurring losses from operations and divisional deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. As also discussed in Note 1, on April 1, 1996, the Company entered into an agreement to sell certain of the assets of the Microwave Division to WinStar Communications, Inc.

                                          Ernst & Young LLP


MetroPark, New Jersey
April 9, 1996

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                                 Balance Sheets

                                            September 30,         December 31,
                                               1996        --------------------------
                                            -------------      1995           1994
                                            (Unaudited)        ----           ----
ASSETS
Current assets
  Cash ...................................  $       --     $    441,994   $ 1,772,460
  Accounts receivable, net of
    allowance for doubtful accounts of
    $101,000, $90,000 and $73,000 at
    September 30, 1996 and
    December 31, 1995 and 1994 ...........       772,899        538,269       526,391
  Inventories ............................     3,410,528      3,353,641     2,895,981
  Prepaids and other current assets ......         2,536        171,752       619,885
                                            ------------   ------------   -----------
Total current assets .....................     4,185,963      4,505,656     5,814,717
Property and equipment, net ..............     8,148,692     10,015,056    11,531,900
Security deposits ........................       147,903         83,308        85,164
                                            ------------   ------------   -----------
Total assets .............................  $ 12,482,558   $ 14,604,020   $17,431,781
                                            ============   ============   ===========
LIABILITIES AND DIVISIONAL
(DEFICIT) SURPLUS
Current liabilities
  Accounts payable and accrued
    expenses .............................  $    767,238   $    874,001   $ 1,945,129
  Obligations under capital leases .......        27,461        107,816        65,535
  Interest payable .......................     2,997,013      1,645,708       641,579
  Notes payable ..........................    17,300,000     17,300,000
                                            ------------   ------------   -----------
Total current liabilities ................    21,091,712     19,927,525     2,652,243
Capital lease obligations, less current
  portion ................................       233,862        233,862       210,295
Long-term debt ...........................        25,000         25,000    13,050,000
                                            ------------   ------------   -----------
Total liabilities ........................    21,350,574     20,186,387    15,912,538
Divisional (deficit) surplus .............    (8,868,016)    (5,582,367)    1,519,243
                                            ------------   ------------   -----------
Total liabilities and divisional (deficit)
  surplus ................................  $ 12,482,558   $ 14,604,020   $17,431,781
                                            ============   ============   ===========


                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                            Statements of Operations

                                           Nine Months Ended
                                             September 30,          Year ended December 31,
                                       -------------------------   -------------------------
                                           1996          1995          1995          1994
                                           ----          ----          ----          ----
                                              (Unaudited)
Revenues:
  Sales of communications services ..  $ 2,896,258     3,084,292   $ 4,264,664   $ 4,946,988
  Sales of communications systems ...      957,610     2,281,062     2,656,718     1,842,828
  Installation charges ..............       41,458       255,095       169,165        88,151
                                       -----------   -----------   -----------   -----------
                                         3,895,326     5,620,449     7,090,547     6,877,967
Operating expenses
  Network services ..................    2,020,983     1,795,078     2,320,374     2,381,922
  Cost of systems sold ..............      630,955     1,514,144     1,714,429     1,302,601
  Selling, general and administrative    1,278,412     2,021,899     2,582,894     2,780,982
  Depreciation and amortization .....    1,899,152     2,010,239     2,784,156     2,608,765
                                       -----------   -----------   -----------   -----------
                                         5,829,502     7,341,360     9,401,853     9,074,270
                                       -----------   -----------   -----------   -----------
Loss from operations ................   (1,934,176)   (1,720,911)   (2,311,306)   (2,196,303)
Other income (expense)
  Interest income ...................        4,784         8,416        11,736         7,370
  Interest expense ..................   (1,448,751)   (1,136,543)   (1,587,851)   (1,012,434)
                                       -----------   -----------   -----------   -----------
                                        (1,443,967)   (1,128,127)   (1,576,115)   (1,005,064)
                                       -----------   -----------   -----------   -----------
  Net loss ..........................  $(3,378,143)  ($2,849,038)  $(3,887,421)  $(3,201,367)
                                       ===========   ===========   ===========   ===========


                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                   Statements of Divisional (Deficit) Surplus

                      Nine months ended September 30, 1996
                   and years ended December 31, 1995 and 1994


Divisional surplus at December 31, 1993 .......................     $ 4,692,407
  Net loss ....................................................      (3,201,367)
  Net activity with Locate ....................................          28,203
                                                                    -----------
Divisional surplus at December 31, 1994 .......................       1,519,243
  Net loss ....................................................      (3,887,421)
  Net activity with Locate ....................................      (3,214,189)
                                                                    -----------
Divisional deficit at December 31, 1995 .......................      (5,582,367)
  Net loss (unaudited) ........................................      (3,378,143)
  Net activity with Locate (unaudited) ........................          92,494
                                                                    -----------
Divisional deficit at September 30, 1996 (unaudited) ..........     $(8,868,016)
                                                                    ===========


                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                            Statements of Cash Flows

                                   Nine Months,                  Year ended
                                Ended September 30,              December 31
                             -------------------------   ---------------------------
                                 1996          1995           1995          1994
                                 ----          ----           ----          ----
                                    (Unaudited)
Operating activities
Net loss ..................  $(3,378,143)  $(2,849,038)  $ (3,887,421)  $(3,201,367)
Adjustments to
  reconcile net loss to net
  cash used in operating
  activities
    Depreciation and
      amortization ........    1,899,152     2,010,239      2,784,156     2,608,765
  Changes in assets and
      liabilities
    Accounts receivable ...     (234,630)     (256,443)       (11,878)      142,512
    Inventory .............      (56,887)     (353,004)      (457,660)     (228,059)
    Prepaids and other ....      104,621       380,852        449,989      (291,231)
    Accounts payable and
      accrued expenses ....     (106,763)     (222,604)    (1,071,128)     (223,308)
    Interest payable ......    1,351,305       587,679      1,004,129         2,918
                             -----------   -----------   ------------   -----------
Net cash used in operating
  activities ..............     (421,345)     (702,319)    (1,189,813)   (1,189,770)
                             -----------   -----------   ------------   -----------
Investing activities
Capital expenditures ......      (32,788)     (988,881)    (1,164,712)     (432,099)
                             -----------   -----------   ------------   -----------
Net cash used in investing
  activities ..............      (32,788)     (988,881)    (1,164,712)     (432,099)
                             -----------   -----------   ------------   -----------
Financing activities
Payments made under
  capital lease obligation       (80,355)      (53,586)       (36,752)      (20,471)
Payments made on long-
  term debt ...............                                   (25,000)   (7,500,000)
Proceeds from issuance of
  long-term debt ..........                   2,275,000     4,300,000    10,500,000
Payments to Locate ........                  (4,535,551)   (6,073,442)   (3,109,794)
Payments from Locate ......       92,494     2,262,048      2,859,253     2,952,997
                             -----------   -----------   ------------   -----------
Net cash provided by (used
  in) financing activities        12,139       (52,089)     1,024,059     2,822,732
                             -----------   -----------   ------------   -----------
Net (decrease) increase in
  cash ....................     (441,994)   (1,743,289)    (1,330,466)    1,200,863
Cash at beginning of period      441,994     1,772,460      1,772,460       571,597
                             -----------   -----------   ------------   -----------
Cash at end of period .....  $      --     $    29,171   $    441,994   $ 1,772,460
                             ===========   ===========   ============   ===========
Non-cash financing
  activities
Acquisition of equipment
  under capital leases ....                              $    102,600   $   296,300
Issuance of Locate's common
  stock to retire debt ....                                                 185,000

                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                          Notes to Financial Statements
                           December 31, 1995 and 1994
                     September 30, 1996 and 1995 (Unaudited)

1.   Summary of Significant Accounting Policies

Organization and Basis of Presentation

     Local Area Telecommunications, Inc. (the Company), a subsidiary of MobileMedia Corporation (MobileMedia), was incorporated on October 21, 1981. The Company's Microwave Division (the Division) is engaged in operations pertaining to the installation, servicing and maintenance of digital microwave radiosystems for business use within major metropolitan areas. The Division provides voice, data and image transmission between dispersed locations through point-to-point, point-to-multipoint and point-to- point short-haul digital microwave radio. The Division also designs, installs and sells microwave infrastructures used in cellular communication systems and other networks.

     The accompanying financial statements of the Microwave Division of Local Area Telecommunications, Inc. include all of the microwave operations of Local Area Telecommunications, Inc., including an allocated share of common expenses and specifically identifiable assets, liabilities and long-term debt. These financial statements have been prepared from the accounting records of Local Area Telecommunications, Inc. and are presented on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Division incurred net losses of $3,769,387 and $3,201,367 for the years ended December 31, 1995 and 1994, respectively, and as of December 31, 1995 had a divisional deficit of $5,432,367. The continued operations of the Division are dependent upon the receipt of additional funding from Mobile Media and/or other sources. There can be no assurance that such funding will be received.

     In October 1994, following a comprehensive review of the operations of the Company, the Company's Board of Directors developed a plan to sell substantially all of the assets of the Company by October 1995, retaining an investment banker to market the assets. At December 31, 1994, in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the Company accrued losses in anticipation of disposal prior to December 31, 1995. At December 31,1995, the Microwave Division remained unsold and the Company accrued additional losses expected to be incurred due to the delay in consummating the disposal. The accrued losses at December 31, 1995 and 1994 have been recorded in the Company's accounts, and the accompanying financial statements do not reflect any allocation therefrom.

     On April 1, 1996, the Company entered into an agreement (the "Sale Agreement") to sell the assets of the Microwave Division, excluding cash, accounts receivable and certain security deposits, to WinStar Communications, Inc. (WinStar) in exchange for the assumption of certain liabilities and $17.5 million in the form of notes bearing interest at 8% (the WinStar Notes). The WinStar Notes are convertible into common stock of WinStar at the option of WinStar.

     Consummation of the sale noted above is subject to regulatory approval. There can be no assurance, however, that the sale will be consummated or that, if consummated, it will be consummated on the terms described above.

     In connection with the Sale Agreement, the Company entered into a service agreement ("Services Agreement") for a term commencing in April 1996 and terminating upon the earlier to occur of (i) the closing of the Sale Agreement, or (ii) termination of the Sale Agreement. Pursuant to the Services Agreement, WinStar provides management services for the Company. As full compensation for WinStar's performance of such services, the Company pays WinStar a fee of $125,000 per month during the term of the agreement, subject to certain adjustments.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

     The interim financial information as of September 30, 1996 and the nine months ended September 30, 1996 and 1995 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year.

Inventories

     Inventories consist of the cost of communications equipment not yet placed in service plus the net book value of equipment previously in service which the Company anticipates returning to service within one year. All inventory is recorded at the lower of average cost or market.

Property and Equipment

     Property and equipment additions, as well as the labor costs associated with the installation thereof, are capitalized at cost. Depreciation is computed on the straight-line method based upon estimated useful lives ranging from 5 to 10 years.

Revenue Recognition

     The Company recognizes revenue for communication services when the services are provided. Sales of communication systems are recognized upon delivery and installation.

Impairment of Long-Lived Assets

     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Division adopted Statement No. 121 as of January 1, 1996, which had no effect on the Division's financial position or results of operations.

Income Taxes

     The Division is included in the consolidated federal income tax return of MobileMedia. No consolidated federal income tax expense or benefit is allocated to the Division.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.
                   Notes to Financial Statements--(Continued)

2.   Property and Equipment

     The components of property and equipment were as follows

                                       September
                                       30, 1996               December 31
                                       ----------     --------------------------
                                       (Unaudited)       1995           1994
                                                         ----           ----

Equipment placed in service .......    $26,375,649    $26,472,594    $26,641,661
Furniture and fixtures ............      1,823,247      1,715,051      1,452,478
                                       -----------    -----------    -----------
                                        28,198,896     28,187,645     28,094,139
Less accumulated depreciation .....     20,050,204     18,172,589     16,562,239
                                       -----------    -----------    -----------
                                       $ 8,148,692    $10,015,056    $11,531,900
                                       ===========    ===========    ===========

     Included in equipment placed in service is certain equipment obtained under capital leases. At September 30, 1996, this equipment has a gross book value of approximately $429,000 and a net book value of approximately $245,000.

3.   Notes Payable

     Notes payable, all of which are unsecured, consisted of the following

                                       September
                                       30, 1996              December 31
                                       ----------     --------------------------
                                       (Unaudited)       1995           1994
                                                         ----           ----

12% super senior note payable .....    $ 7,300,000    $ 7,300,000    $ 3,000,000
10% senior notes payable, due
  March 31, 1996 ..................      7,500,000      7,500,000      7,500,000
10 % senior note payable, due
  September 15, 1996 ..............      2,500,000      2,500,000      2,500,000
12% Subordinated Note .............         25,000         25,000         50,000
                                       -----------    -----------    -----------
                                       $17,325,000    $17,325,000    $13,050,000
                                       ===========    ===========    ===========

     In December 1994, the Division refinanced $7,500,000 of its $10,000,000 10% note payable, due September 15, 1996 with two $3,750,000 10% senior notes payable (the Senior Notes), due January 1, 1996. On April 28, 1995, the due dates of the two $3,750,000 Senior Notes were extended to March 31, 1996.

     In December 1994, the Division borrowed $3,000,000 from a MobileMedia shareholder in exchange for a 12% super senior note payable due January 1, 1996. During 1995, the Division borrowed $4,300,000 in exchange for six additional 12% super senior notes (collectively, the "Super Senior Notes").

     As of April 9, 1996, neither the Senior Notes nor the Super Senior Notes (collectively, the "Notes") were repaid. It is anticipated that the Notes will be exchanged for WinStar Notes acquired by the Company pursuant to the Sale Agreement (Note 1).

     Total interest paid for the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994 was approximately $94,000, $603,000, $586,000 and $1,269,000, respectively.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.
                   Notes to Financial Statements--(Continued)

4.   Related Party Transactions

     For the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994, the Division had sales to MobileMedia of approximately $26,000, $53,000, 35,000, $70,000 and $721,000, respectively.

     In December 1995, on behalf of the Division, the Company acquired certain vehicles, totaling approximately $103,000, under capital lease agreements (the Agreements) with Roos Capital Planners, Inc., a related party. The Agreements require the Company to make 36 monthly installments of $4,000.

5.   Commitments and Contingencies

     On behalf of the Division, the Company leases space under cancelable and noncancellable operating leases which expire at various dates through 2000. Total rental expense for the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994 was approximately $1,054,000, $1,170,000, $1,586,000 and $1,811,000, respectively. Additionally, the Company is obligated under capital leases for certain equipment.

     Future minimum payments under capital leases and noncancellable operating leases with initial terms of one year or more consists of the following as of December 31, 1995

                                                            Capital   Operating
                                                            Leases     Leases
                                                            ------     ------
1996 .....................................................  $147,900  $  630,000
1997 .....................................................   147,900     538,000
1998 .....................................................   122,708      18,000
1999 .....................................................                 8,000
2000 .....................................................                 3,000
                                                            --------  ----------
Total future minimum payments ............................   418,508  $1,197,000
                                                                      ==========
Less amount representing interest ........................    76,830
                                                            --------
Present value of net minimum lease payments (including
current portion of $107,816) .............................  $341,678
                                                            ========

     The Company has employment agreements with certain executives through December 31, 1996 requiring the payment of $428,645 per year in compensation with increases of 5% per annum. Additionally, payments of $1,500,000 may be required in certain circumstances by the Company in the event of the termination of employment of the executives within six months from the date of sale of the Company, as defined in the employment agreements. Also, if the earnings before interest, depreciation, taxes and amortization of MobileMedia increase by more than 30% and 50%, the Chief Executive Officer is entitled to a payment of $350,000 for each noted percentage increase. Based on the specified performance criteria, $350,000 was expensed in each of 1994 and 1995, and is included in the results of operations of the Division.

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
  Avant-Garde Telecommunications, Inc.

     We have audited the accompanying balance sheet of Avant-Garde Telecommunications, Inc. as of February 28, 1995, and the related statements of operations, and cash flows for each of the two years in the period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avant-Garde
Telecommunications, Inc. as of February 28, 1995, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

New York, New York
July 28, 1995

                      Avant--Garde Telecommunications, Inc.
                                  Balance Sheet
                                February 28, 1995

ASSETS
  Cash ..........................................................   $       237
  Accounts receivable ...........................................          --
  Other current assets ..........................................        97,140
                                                                    -----------
      Total current assets ......................................        97,377
  Property and equipment, net ...................................     3,149,911
  Other assets ..................................................       432,683
                                                                    -----------
      Total assets ..............................................   $ 3,679,971
                                                                    ===========
LIABILITIES AND STOCKHOLDERS' DEFICIENCY
  Accounts payable and accrued expenses .........................   $ 2,765,578
  Due to affiliate ..............................................     3,350,510
                                                                    -----------
  Total liabilities .............................................     6,116,088
                                                                    -----------
Stockholders' Deficiency
  Preferred stock, $.001 par value; authorized 50,000
      shares, no shares issued and outstanding ..................          --
  Common stock, $.001 par value; authorized 200,000 shares,
      issued and outstanding 2,250 shares .......................             2
  Additional paid-in capital ....................................            20
Accumulated deficit .............................................    (2,436,139)
                                                                    -----------
      Total stockholders' deficiency ............................    (2,436,117)
                                                                    -----------
      Total liabilities and stockholders' deficiency ............   $ 3,679,971
                                                                    ===========


                        See Notes to Financial Statements

                      Avant--Garde Telecommunications, Inc.
                            Statements of Operations

                                        For the Period
                                          March 1 to          For the Year
                                         July 17, 1995      Ended February 28
                                        --------------- ------------------------
                                          (unaudited)      1995          1994
                                                           ----          ----

Revenues ...............................  $    17,779   $     7,458   $    --
                                          -----------   -----------   ---------
Expenses
  Selling, general and administrative
    expenses ...........................    1,704,294     2,277,094     134,797
  Depreciation .........................       59,250        25,872        --
                                          -----------   -----------   ---------
Total expenses .........................    1,763,544     2,302,966     134,797
                                          -----------   -----------   ---------
Operating loss .........................   (1,745,765)   (2,295,508)   (134,797)
Interest expense (income), net .........         --           6,039        (205)
Amortization of intangibles ............       31,978          --          --
                                          -----------   -----------   ---------
Net loss ...............................   (1,777,743)   (2,301,547)   (134,592)
Accumulated deficit, beginning of period   (2,436,139)     (134,592)       --
                                          -----------   -----------   ---------
Accumulated deficit, end of period .....  $(4,213,882)  $(2,436,139)  $(134,592)
                                          ===========   ===========   =========


                        See Notes to Financial Statements

                      Avant--Garde Telecommunications, Inc.
                            Statements of Cash Flows

                                            For the Period    For the Year Ended
                                              March 1 to         February 28,
                                            July 17, 1995  ------------------------
                                            --------------    1995          1994
                                             (unaudited)      ----          ----
Cash flows from operating activities
  Net loss ................................  $(1,777,743)  $(2,301,547)  $(134,592)
  Adjustments to reconcile net loss to cash
    used by operating activities
  Depreciation ............................       59,250        25,872        --
  Amortization of intangibles .............       31,978          --          --
  (Increase) decrease in operating assets
    Accounts receivable ...................       (9,660)           22        --
    Other current assets ..................          168       (97,140)       --
  Increase (decrease) in accounts payable
    and accrued expenses ..................     (913,593)      921,890      43,688
                                             -----------   -----------   ---------
Net cash used in operating activities .....   (2,609,600)   (1,450,903)    (90,904)
                                             -----------   -----------   ---------
Cash flows from investing activities
  Purchase of property and equipment ......   (2,447,761)   (1,375,783)       --
  Investment in other assets ..............     (458,371)     (432,683)       --
                                             -----------   -----------   ---------
Net cash used in investing activities .....   (2,906,132)   (1,808,466)       --
                                             -----------   -----------   ---------
Cash flows from financing activities
  Increase in due to affiliate ............    5,515,815     3,245,510     105,000
                                             -----------   -----------   ---------
Net increase (decrease) in cash ...........           83       (13,859)     14,096
Cash at beginning of period ...............          237        14,096        --
                                             -----------   -----------   ---------
Cash at end of period .....................  $       320   $       237   $  14,096
                                             ===========   ===========   =========


                        See Notes to Financial Statements

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

     The financial statements include the accounts of Avant-Garde
Telecommunications, Inc. ("Company"), prepared in accordance with generally accepted accounting principles.

Nature of Business

     The Company develops, markets and delivers local telecommunication services in the United States. The local telecommunications market has become increasingly open to competition as a result of recent technological developments and procompetitive regulatory initiatives. The Company, based in Washington, D.C., holds 30 licenses, each encompassing four 100-MHz millimeter wave radio channels. These licenses allow the Company to deliver voice, data and video over 400 MHz of exclusive bandwidth in the 38 GHz band. These licenses were issued to the Company on September 16, 1993. Under the terms of its licenses, the Company was required to begin the provision of services authorized under such licenses by March 15, 1995. On March 15, 1995, the Company filed a certificate of completion for each license with the Federal Communications Commission ("FCC").

Property and Equipment

     Property and equipment is stated at cost. When assets are placed into service, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which ranges from 3 to 8 years.

Other Assets

     Certain costs, associated directly with meeting FCC license requirements have been capitalized. These costs will be amortized over a 3 year period beginning June 1, 1995, when the licenses are deemed to have been placed in service. The amount capitalized is $417,000 as of February 28, 1995.

Unaudited Financial Statements

     In the opinion of the Company, the accompanying unaudited statements of operations and statements of cash flows for the period of March 1 to July 17, 1995 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations and the cash flows for the period of March 1, 1995 to July 17, 1995.

Note 2--Due to Affiliate

     In February and April, 1994, WinStar Wireless, Inc. ("Wireless"), a wholly-owned subsidiary of WinStar Communications, Inc. ("WCII"), purchased a 49% interest in the company from its majority stockholder for $4,900,000 in cash and stock. Wireless also obtained an option to acquire an additional 31% of the Company from the majority stockholder. The Company entered into a management agreement (the "Agreement") with Wireless at that time. Under the terms of the Agreement, Wireless has managed the operations of the company since February 1994, subject to the direction of the majority shareholder, including the development of a strategic business plan and financing all of the operations of the Company, including capital expenditures. The Agreement provided for a management fee to Wireless equal to 20% of the Company's gross receipts, subject to a minimum fee of $10,000 per month. All amounts advanced by Wireless to the Company, as well as accrued management fees payable, are included in Due to Affiliate in the accompanying balance sheets and are non-interest bearing.

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Note 2--Due to Affiliate--(Continued)

     On April 10, 1995, WCII entered into an agreement with all of the Company's shareholders pursuant to which WCII agreed to acquire the remaining 51% of the Company in exchange for 1,275,000 restricted shares of WCII's common stock valued at $5,100,000. This agreement was contingent upon the Company obtaining consent from the FCC to transfer control of its licenses. On June 26, 1995, such consent was granted by the FCC, and on July 17, 1995, this agreement was consummated and the transfer took place. Pursuant to the terms of the agreement, the Company merged into WinStar Wireless Fiber Corporation, a wholly-owned subsidiary of WCII which is the sole surviving corporation.

Note 3--Property and Equipment

     Property and equipment consist of the following

                                                              February 28, 1995

Communications Network ...................................       $ 2,532,103
Computer Systems and Equipment ...........................           592,901
Furniture, Fixtures & Equipment ..........................            48,230
Other ....................................................             2,549
                                                                 -----------
                                                                 $ 3,175,783
Accumulated Depreciation .................................           (25,872)
                                                                 -----------
                                                                 $ 3,149,911
                                                                 ===========

Note 4--P-Com Contract

     In November 1994, the Company entered into a non-exclusive, three year agreement with P-Com, Inc. ("P-Com"), a manufacturer and distributor of radio links, providing for the purchase of radio links from P-Com. The contract pricing structure includes provisions relating to the volume of purchases under the agreement. An annual minimum volume requirement must be met in order to maintain the agreed upon pricing structure. The contract is cancelable by the Company subject to certain conditions, such as the guarantee of the next 90 days' purchases in accordance with an agreed upon schedule as well as the payment of certain deferred billings. As of February 28, 1995, the Company's noncancellable purchase commitment was approximately $7,250,000. These conditions to cancellation become more favorable to the Company as certain volume levels are reached.

     Certain amounts paid under the contract are prepayments for future purchases and are included in communications equipment in property and equipment but are not being depreciated. In future periods, as certain volume levels are attained, these amounts may be recovered. This prepaid amounts as of February 28, 1995 is $822,500.

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Note 5--Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     The temporary differences which result in deferred tax assets consist of net operating loss carryforwards. The tax effect of this temporary difference is as follows

                                                              February 28, 1995

Net operating loss carryforwards ..........................       $ 826,000
Valuation allowance .......................................        (826,000)
                                                                  ---------
                                                                  $    --
                                                                  =========

     Due to losses incurred by the Company, a full valuation of the deferred tax asset has been provided because realization of this future benefit cannot currently be assured. The Company's net operating loss carryforwards of approximately $3,534,000 will begin to expire in 2009, if not utilized. The Company's ability to utilize its net operating losses deductions to offset future taxable income is limited due to the change in control as defined in Internal Revenue Code Section 382.

Note 6--Commitments

     In May 1995, Wireless completed a private placement of $7,500,000 of five year secured convertible notes (the "Notes"). These Notes are guaranteed by the Company, and the security for the Notes includes a pledge by Wireless of its shares of the Company.

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

The Partners
  Milliwave Limited Partnership

     We have audited the accompanying balance sheet of Milliwave Limited Partnership (a Florida limited partnership) as of December 31, 1995 and the related statement of changes in partners' capital for the period April 25, 1995 (inception) through December 31, 1995. These financial statements are the responsibility of the management of Milliwave Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milliwave Limited Partnership as of December 31, 1995, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

New York, New York
June 27, 1996

                          Milliwave Limited Partnership
                                 BALANCE SHEETS

                                                     September 30,  December 31,
                                                         1996          1995
                                                     -------------  ------------
                                                      (unaudited)
                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents ......................    $2,956,935      $ 11,222
  Other current assets ...........................        65,439          --
                                                      ----------      --------
      Total current assets .......................     3,022,374        11,222
  Property and equipment, net ....................     1,108,935          --
  Licenses .......................................       899,444       317,581
  Other assets ...................................       130,540          --
                                                      ----------      --------
      Total assets ...............................    $5,161,293      $328,803
                                                      ==========      ========

        LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Loan Payable ...................................    $    1,500      $   --
  Accounts payable and accrued expenses ..........       726,392        53,803
                                                      ----------      --------
       Total current liabilities .................       727,892        53,803
PARTNERS' CAPITAL ................................     4,433,401       275,000
                                                      ----------      --------
       Total liabilities and partners' capital ...    $5,161,293      $328,803
                                                      ==========      ========


        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                             STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (Unaudited)

Revenues .........................................                   $     662

Operating expenses
   Consulting and contracted services ............     $ 252,707
   Professional fees .............................       294,330
   Depreciation and amortization .................        66,622
   Travel ........................................        29,571
   Salaries ......................................        46,600
   Office and sundry .............................        31,241
                                                       ---------
                                                                       721,071
Net loss from operations .........................                    (720,409)
   Interest income ...............................                      63,746
Interest Expense .................................                      (3,679)
                                                                     ---------
Net loss .........................................                   $(660,342)
                                                                     =========

                          Milliwave Limited Partnership
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              April 25, 1995 (inception) through December 31, 1995
                  and the nine months ended September 30, 1996
                                   (unaudited)

Cost of contributed license applications ......................     $   122,654
Cash contributed ..............................................         152,346
                                                                    -----------
Partners' capital at December 31, 1995 ........................         275,000

Cash contributed ..............................................       5,000,000
Syndication costs .............................................        (181,257)
Net loss ......................................................        (660,342)
                                                                    -----------
Partners' capital at September 30, 1996 (unaudited) ...........     $ 4,433,401
                                                                    ===========


        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                             STATEMENT OF CASH FLOWS
                  For the nine months ended September 30, 1996
                                   (unaudited)

Cash flows from operating activities:
  Net loss ...................................................      $  (660,342)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation ...............................................           66,622
  Increase in other current assets ...........................          (23,049)
  Increase in other assets ...................................          (42,390)
  Increase in accounts payable and accrued expense ...........          672,589
                                                                    -----------
Net cash provided by operating activities ....................           13,430
                                                                    -----------
Cash flows from investing activities:
  Purchases of equipment .....................................       (1,125,349)
  Licenses ...................................................         (758,026)
  Organizational costs .......................................           (4,585)
                                                                    -----------
Net cash used in investing activities ........................       (1,887,960)
                                                                    -----------
Cash flows from financing activities:
  Proceeds from partners' loans ..............................          201,500
  Repayment of partners' loans ...............................         (200,000)
  Capital contributions ......................................        5,000,000
  Syndication costs ..........................................         (181,257)
                                                                    -----------
Net cash provided by financing activities ....................        4,820,243
                                                                    -----------
Net increase in cash and cash equivalents ....................        2,945,713
Cash and cash equivalents at beginning of period .............           11,222
                                                                    -----------
Cash and cash equivalents at end of period ...................      $ 2,956,935
                                                                    ===========


        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                          NOTES TO FINANCIAL STATEMENTS
              December 31, 1995 and September 30, 1996 (unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

     Milliwave Limited Partnership (a Florida limited partnership, hereinafter referred to as the "Partnership") was formed on April 25, 1995 to apply for and obtain licenses from the Federal Communications Commission ("FCC") and to exploit such licenses for commercial purposes. As of September 30, 1996, the Partnership had met its minimum construction requirements for 58 of its licensed service areas on a timely basis. The Partnership is required to complete minimum construction requirements for the remaining 30 licenses granted to it at various dates from November 1996 to September 1997. From inception through December 31, 1995, the Partnership had no operations.

     A summary of the significant accounting policies applied in the preparation of the accompanying balance sheet follows

1. Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the related assets.

2. Cash and Cash Equivalents

     The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

3. Income Taxes

     No provision for Federal, state or local income taxes has been provided as the Partnership is not a taxable entity and the partners are individually liable for the taxes on their shares of the Partnership's income.

4. Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, the Partnership is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Unaudited Financial Statements

     In the opinion of the Partnership, the accompanying unaudited balance sheet as of September 30, 1996 and the unaudited statements of operations, changes in partners' capital, and cash flows for the nine months ended September 30, 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of September 30, 1996 and the results of operations and cash flows for the nine months ended September 30, 1996.

NOTE 2--NATURE OF BUSINESS AND LICENSES

     The Partnership holds 88 licenses granted by the FCC. These licenses allow the Partnership to deliver communication services over the 38 GHz band specified in the licenses. The licenses were issued at various dates through March 15, 1996. Under the terms of the licenses, the Partnership must construct a minimum of one radio link per licensed service area within eighteen months of the date of grant or risk revocation of the licenses by the FCC. The Partnership is required to complete its minimum construction requirement for the licenses granted at various dates from August 1996 through September 1997. As of

October 1996, construction requirements have been completed on all the Licenses. At September 30, 1996 and December 31, 1995, the Partnership has capitalized $899,444 and $317,581, respectively, of license costs consisting of filing, application and legal fees relative to the licenses.

NOTE 3--LOANS PAYABLE-PARTNERS

     In March 1996 the Partnership issued two $100,000 promissory notes to two limited partners bearing interest at 5.86% per annum. These notes were to mature on December 31, 1996 but were repaid out of the proceeds of a sale of limited partnership interests. (Reference is made to Note 4).

     In May 1996, the Partnership borrowed $1,500 from a limited partner for short-term cash requirements. This amount is unsecured without a stated interest rate. As of September 30, 1996, this amount is outstanding and due the limited partner.

NOTE 4--PARTNERS' CAPITAL

     For the period May 1994 through the formation of the Partnership in April 1995, one of the partners incurred $122,654 in license application costs, which were contributed to the Partnership at cost and included in the capital of the Partnership.

     The balance of the capital contributed during the period ended December 31, 1995 represented cash contributed of $152,346.

     On May 30, 1996, the Partnership amended and restated its limited partnership agreement to provide for Series A and Series B Limited Partners. Concurrent with the amendment, the Partnership sold $5,000,000 of Series B Limited Partnership interests. Syndication costs relating to the sale amounted to $181,257.

     The general partner provides management services to the partnership. Management fees for the nine months ended September 30, 1996 totaled $87,991.

NOTE 5--COMMITMENTS AND CONTINGENCIES

     The Partnership has entered into site license and service agreements with WinStar Communications, Inc. ("WinStar") in conjunction with the installation and operation of up to a total of seventy-eight 38 GHz radio links. For each link, the agreements call for payment from the Partnership to WinStar of: a one-time fee of 8,500 for site identification, survey and equipment installation; a monthly fee of $150 for monitoring and maintenance of radio system equipment; and, a monthly fee of $200 or access to and use of radio system sites. As of September 30, 1996, these charges had been applied towards 48 links. In addition, WinStar makes monthly payments to the Partnership for capacity leased under a two-year transmission path lease agreement. Such amounts vary from $10-$75 per link.

     The Partnership leases office space under a lease agreement which expires in December 1996. Rent expense for the nine months ended September 30, 1996 totaled $6,492.

     In 1996, the Partnership accepted the assignment of contingent sublease and personal property sale agreements from a company owned by a limited partner. The total amount due under these agreements is $100,000.

     Subsequent to December 31, 1995, the Partnership entered into purchase orders to purchase radio links from P-Com, Inc. amounting to approximately $570,000. As of September 30, 1996, the purchase commitment has been satisfied.

     On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz including, among other items, the imposition of minimum construction requirements and an auction procedure for issuance of licenses in the 37-40 GHz band. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

NOTE 6--WINSTAR COMMUNICATIONS, INC. AGREEMENT

In June 1996, the Partnership entered into an agreement with WinStar whereby WinStar would acquire the Partnership for a purchase price of $40 million in cash and 3.4 million shares of WinStar common stock. At the date of signing the agreement, the market value of the common stock was approximately $85,000,000. The number of shares issued is subject to adjustment, depending on WinStar's stock price on the date of closing of the transaction with a maximum of 4.5 million shares and an ability for WinStar to issue fewer than 3.4 million shares if the stock price exceeds certain levels. The acquisition is subject to FCC approval, but is expected to be consummated in the second quarter of calendar year 1997. The Partnership also has entered into a (i) services agreement with WinStar pursuant to which WinStar has agreed to provide services to the Partnership in connection with the buildout of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with WinStar permitting its use of up to 488 radio links in the Partnerships' licensed areas.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet has been prepared by taking the September 30, 1996 consolidated balance sheet of WinStar Communications, Inc. and subsidiaries (the "Company") and the balance sheets of Milliwave Limited Partnership ("Milliwave") and certain assets of the Microwave Division of Local Area Telecommunications, Inc. ("Locate"), as if the acquisitions of Milliwave and Locate had occurred on September 30, 1996. The following unaudited pro forma "as adjusted" balance sheet gives effect to these acquisitions as well as to the issuance of Common Stock in this Offering and the resulting retirement of debt, as if they occurred on September 30, 1996. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had these transactions taken place on September 30, 1996.

     The following unaudited pro forma condensed consolidated statements of operations for the ten month period ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Company's acquisitions of Milliwave, certain assets of Locate and the remaining 51% of Avant- Garde Telecommunications, Inc. ("AGT"), as if they occurred as of the beginning of the respective periods. The following unaudited pro forma "as adjusted" statements of operations for the ten month period ended December 31, 1995 and for the nine month period ended September 30, 1996 give effect to these acquisitions as well as to the issuance of Common Stock in this Offering and the resulting retirement of debt, as if they occurred as of the beginning of the respective periods. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the acquisitions and the issuance of Common Stock in this Offering, nor are they considered necessarily to be indicative of the results of operations for the periods specified had the acquisitions and the issuance of Common Stock in this Offering and the resulting retirement of debt actually been completed at the beginning of each respective period.

     These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the financial statements of Milliwave, Locate and AGT, and the related notes thereto, appearing elsewhere in the Prospectus.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996



                                                                                                     Pro Forma
                                                                                                    Adjustments
                                                                                                     Increase/
                                               The Company,     Milliwave,         Locate,           (Decrease)        Pro Forma
                                               Historical       Historical        Historical      for Acquisitions  for Acquisitions
                                               ----------       ----------        ----------      ----------------  ----------------
                  ASSETS
Current assets
  Cash and cash equivalents                    $  54,467,888   $ 2,956,935      $       --          (40,000,000)(b)  $  17,424,823
  Short term investments                         108,510,243          --                --                             108,510,243
                                               -------------   -----------      ------------      -------------      -------------
     Cash, cash equivalents and short-term
        investments                              162,978,131     2,956,935              --          (40,000,000)       125,935,066

  Investments in marketable equity securities      1,068,800          --                --                               1,068,800
  Accounts receivable, net                        14,750,130           662           772,899                            15,523,691
  Notes receivable                                   218,818          --                --                                 218,818
  Inventories                                     12,450,043          --           3,410,528         (2,726,607)(a)     13,133,964
  Prepaid expenses and other current assets       15,242,599        64,777             2,536                            15,309,912
                                               -------------   -----------      ------------      -------------      -------------

           Total current assets                  206,708,521     3,022,374         4,185,963        (42,726,609)       171,190,251

  Property and equipment, net                     44,162,410     1,108,935         8,148,692         (5,816,235)(a)     47,603,802
  Notes receivable                                   333,778          --                --                                 333,778
  Investments and advances                           399,729          --                --                                 399,729
  Licenses, net                                   12,885,294       899,444              --          120,566,599(b)     148,707,699
                                                                                                     14,356,362(a)
  Intangible assets, net                          10,271,905          --                --                              10,271,905
  Deferred financing costs                        10,896,527          --                --                              10,896,527
  Other assets                                     2,499,988       130,540           147,903                             2,778,431
                                               -------------   -----------      ------------      -------------      -------------

           Total assets                        $ 288,158,152   $ 5,161,293      $ 12,482,558      $  86,380,119      $ 392,182,122
                                               =============   ===========      ============      =============      =============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Loans payable                                $   1,839,404   $     1,500      $ 17,300,000      $  17,500,000(a)   $  19,340,904
                                                                                                    (17,300,000)(a)
  Accounts payable and accrued expenses           32,855,042       726,392         3,764,251         (3,229,496)(a)     34,116,189
  Capitalized lease obligations                    1,803,591          --              27,461               --            1,831,052
                                               -------------   -----------      ------------      -------------      -------------

           Total current liabilities              36,498,037       727,892        21,091,712         (3,029,496)        55,288,145

Senior notes payable                             170,356,225          --                --                             170,356,225
Convertible notes payable                         85,178,112          --                --                              85,178,112
Other notes payable                               10,680,478          --              25,000            (25,000)(a)     10,680,478
Capitalized lease obligations                      5,980,970          --             233,862                             6,214,832
                                               -------------   -----------      ------------      -------------      -------------

           Total liabilities                     308,693,822       727,892        21,350,574         (3,054,496)       327,717,792
                                               -------------   -----------      ------------      -------------      -------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock                                       --            --                --                                   --
  Common stock, $.01 par value;  authorized
    75,000,000 shares, issued and outstanding
    28,290,525 shares, pro forma issued and          282,906                            --              34,000(b)         316,906
    outstanding 31,690,525 shares and pro
    forma as adjusted issued and outstanding
    32,743,157 shares
Partners Capital                                                 4,433,401                           (4,433,401)(b)          --

Additional paid-in capital                        70,501,060                            --           84,966,000(b)     155,467,060
Accumulated deficit                              (91,338,436)                     (8,868,016)         8,868,016(a)     (91,338,436)
                                               -------------   -----------      ------------      -------------      -------------
                                                 (20,554,470)    4,433,401        (8,868,016)        89,434,615         64,445,530
Less, Treasury stock                                    --            --                --                                  --
  Deferred compensation                                 --            --                --                                  --
  Unrealized gain (loss) on investments in
     marketable securities                            18,800          --                --                                  18,800
                                               -------------   -----------      ------------      -------------      -------------

           Total stockholders' equity            (20,535,670)    4,433,401        (8,868,016)        89,434,615         64,464,330
                                               -------------   -----------      ------------      -------------      -------------

Total liabilities and stockholders' equity     $ 288,158,152   $ 5,161,293      $ 12,482,558      $  86,380,119      $ 392,182,122
                                               =============   ===========      ============      =============      =============

                                                    Pro Forma
                                                   Adjustments
                                                    Increase/
                                                    (Decrease)
                                                     for the
                                                      Locate           Pro Forma
                                                    Conversion        As Adjusted
                                                    ----------        -----------
                  ASSETS
Current assets
  Cash and cash equivalents                                              17,424,823
  Short term investments                                                108,510,243
                                                   -------------      -------------
     Cash, cash equivalents and short-term
        investments                                         --          125,935,066

  Investments in marketable equity securities                             1,068,800
  Accounts receivable, net                                               15,523,691
  Notes receivable                                                          218,818
  Inventories                                                            13,133,964
  Prepaid expenses and other current assets                              15,309.912
                                                   -------------      -------------

           Total current assets                             --          171,190,251

  Property and equipment, net                                            47,603,802
  Notes receivable                                                          333,778
  Investments and advances                                                  399,729
  Licenses, net                                                         148,707,699

  Intangible assets, net                                                 10,271,905
  Deferred financing costs                                               10,896,527
  Other assets                                                            2,778,431
                                                   -------------      -------------

           Total assets                                     --          392,182,122
                                                   =============      =============

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Loans payable                                      (17,500,000)(c)      1,840,904

  Accounts payable and accrued expenses                                 34,116,189
  Capitalized lease obligations                             --            1,831,052
                                                   -------------      -------------

           Total current liabilities                 (17,500,000)        37,788,145

Senior notes payable                                                    170,356,225
Convertible notes payable                                                85,178,112
Other notes payable                                                      10,680,478
Capitalized lease obligations                                             6,214,832
                                                   -------------      -------------

           Total liabilities                         (17,500,000)       310,217,792
                                                   -------------      -------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock                                                             --
  Common stock, $.01 par value;  authorized
    75,000,000 shares, issued and outstanding
    28,290,525 shares, pro forma issued and              10,526(c)         327,432
    outstanding 31,690,525 shares and pro
    forma as adjusted issued and outstanding
    32,579,719 shares
Partners Capital                                                              --

Additional paid-in capital                            17,489,474(c)     172,956,534
Accumulated deficit                                                     (91,338,436)
                                                   -------------      -------------
                                                      17,500,000         81,945,530
Less, Treasury stock                                                           --
  Deferred compensation                                                        --
  Unrealized loss on investments in
     marketable securities                                                   18,800
                                                   -------------      -------------

           Total stockholders' equity                 17,500,000         81,964,330
                                                   -------------      -------------

Total liabilities and stockholders' equity         $        --        $ 392,182,122
                                                   =============      =============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                                             Pro Forma
                                                                            Adjustments
                                                                              Increase/
                               The Company,   Milliwave LP,   Locate,        (Decrease)       Pro Forma
                                Historical     Historical   Historical    for Acquisitions   As Adjusted
                               ------------   ------------  ----------    ----------------   -----------
Net sales                      $ 47,980,633   $     662     $ 3,895,326   $(1,618,828)(g)    $ 50,257,793
Cost of sales                    28,273,656        --         2,651,938    (1,090,480)(g)      29,835,114
                               ------------   ---------     -----------   -----------        ------------
   Gross profit                  19,706,977         662       1,243,388      (528,348)         20,422,679
Selling, general and
  administrative expenses        47,741,812     654,449       1,278,412       (32,676)(g)      49,641,997
Depreciation                      1,754,540      66,622       1,899,152    (1,549,283)(l)       2,171,031
                               ------------   ---------     -----------   -----------        ------------
Operating loss                  (29,789,375)   (720,409)     (1,934,176)    1,053,611         (31,390,349)

Other income (expense)
   Interest expense              27,388,356       3,679       1,448,751      (371,751)(a)      28,469,035
   Interest income (expense)     (8,174,077)    (63,746)         (4,784)    1,560,000(i)       (6,682,607)
   Amortization of intangibles      762,193        --              --         269,182(b)        1,031,375
                               ------------   ---------     -----------   -----------        ------------
Net loss before income taxes    (49,765,847)   (660,342)     (3,378,143)     (403,820)        (54,208,152)
Income taxes                        261,514        --              --                             261,514
                               ------------   ---------     -----------   -----------        ------------
Net loss                       $(50,027,361)  $(660,342)    $(3,378,143)  $  (403,820)       $(54,469,666)
                               ============   =========     ===========   ===========        ============
Net loss per share             $      (1.81)                                                 $      (1.75)
                               ============                                                  ============
Weighted average shares
  outstanding                  $ 27,691,452                                 3,400,000(j)       31,091,452
                               ============                               ===========        ============

                                   Pro Forma
                                  Adjustments
                                   Increase/
                                   (Decrease)
                                 for the Locate    Pro Forma
                                  Conversions     As Adjusted
                                 --------------   -----------

Net sales                        $                $ 50,257,793
Cost of sales                                       29,835,114
                                 -----------      ------------
   Gross profit                         --          20,422,679
Selling, general and
  administrative expenses                           49,641,997
Depreciation                                         2,171,031
                                 -----------      ------------
Operating loss                          --         (31,390,349)
                                                  ------------
Other income (expense)
   Interest expense               (1,050,000)(k)    27,419,035
   Interest income (expense)                        (6,682,607)
   Amortization of intangibles                       1,031,375
                                 -----------      ------------
Net loss before income taxes       1,050,000       (53,158,152)
Income taxes                                           261,514
                                 -----------      ------------
Net loss                         $ 1,050,000      $(53,419,666)
                                 ===========      ============
Net loss per share                                $      (1.65)
                                                  ============
Weighted average shares
  outstanding                      1,052,632(h)     32,144,084
                                 ===========      ============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TEN MONTH PERIOD ENDED DECEMBER 31, 1995

                                                                                                      Pro Forma
                                                                                     AGT,           Adjustments
                                                                                  Historical         Increase/
                                      The Company,   Milliwave LP,   March 1 to     Locate,         (Decrease)         Pro Forma
                                       Historical     Historical   July 17, 1995  Historical     for Acquisitions   for Acquisitions
                                      ------------   ------------  -------------  ----------     ----------------   ----------------
Net sales ..........................  $ 29,771,472   $     --      $     17,779   $  7,090,547   $   (934,181)(c)   $ 35,900,617
                                                                                                      (45,000)(d)
Cost of sales ......................    19,546,351         --                        4,034,803       (622,132)(c)     22,959,022
                                      ------------   ----------    ------------   ------------   ------------       ------------
    Gross profit ...................    10,225,121         --            17,779      3,055,744       (357,049)        12,941,595
Selling, general and administrative
  expenses .........................    19,266,466                    1,704,294      2,582,894                        23,240,294
                                                                                                     (268,360)(c)
                                                                                                      (45,000)(d)
Depreciation .......................       770,284         --            59,250      2,784,156     (2,395,413)(i)      1,218,277
                                      ------------   ----------    ------------   ------------   ------------       ------------
Operating loss .....................    (9,811,629)        --        (1,745,765)    (2,311,306)     2,351,724        (11,516,976)
Other (income) expense
  Interest expense .................     7,630,079         --                        1,587,851       (191,778)(a)      8,799,935
                                                                                                     (226,217)(c)
  Interest income ..................    (2,889,813)                                    (11,736)                       (2,901,549)
  Amortization of intangibles ......       439,888         --            31,978           --          299,091(b)         770,957
  Equity in loss of AGT ............       865,676         --                             --         (865,676)(e)           --
                                      ------------   ----------    ------------   ------------   ------------       ------------
Net loss ...........................  $(15,857,459)  $     --      $ (1,777,743)  $ (3,887,421)  $ (3,336,304)      $(18,186,319)
                                      ============   ==========    ============   ============   ============       ============
Net loss per share .................  $      (0.70)                                                                 $      (0.68)
                                      ============                                                                  ============
                                                                                                    3,400,000(j)
                                                                                                      575,000(f)
Weighted average shares outstanding     22,769,770         --                                                         26,744,770
                                      ============   ==========                                  ============       ============

                                         Pro Forma
                                        Adjustments
                                         Increase/
                                        (Decrease)
                                         for the
                                          Locate           Pro Forma
                                        Conversion        As Adjusted
                                        -----------       -----------

Net sales ..........................    $                 $ 35,900,617

Cost of sales ......................                        22,959,022
                                        ------------      ------------
    Gross profit ...................                        12,941,595
Selling, general and administrative
  expenses .........................                        23,240,294


Depreciation .......................                         1,218,277
                                        ------------      ------------
Operating loss .....................                       (11,516,976)
Other (income) expense
  Interest expense .................      (1,166,667)(k)     7,633,268

  Interest income ..................                        (2,901,549)
  Amortization of intangibles ......                           770,957
  Equity in loss of AGT ............                              --
                                        ------------      ------------
Net loss ...........................    $ (1,166,667)     $(17,019,652)
                                        ============      ============
Net loss per share .................                      $      (0.61)
                                                          ============


Weighted average shares outstanding        1,052,632(h)     27,797,402
                                        ============      ============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date. Deferred income taxes have not been considered in the pro forma balance sheet because they are not expected to be material at the time of the consummation of the acquisitions. Amortization of licenses has not been recorded on the proforma licenses from the Milliwave Acquisition since such licenses are not yet in full commercial service.

Balance Sheet at September 30, 1996

     (a) To record the issuance of $17,500,000 in notes payable in payment for certain assets of Locate, to eliminate assets and liabilities not acquired or assumed and division deficiency, and to allocate the excess of the purchase price over the fair value of the assets acquired to the licenses acquired.

     (b) To record the acquisition of Milliwave Limited Partnership as follows

                                                                    Increase/
                                                                    (Decrease)
                                                                    ----------

Record cash payment to Milliwave partners ..................      $ (40,000,000)
Allocate excess purchase price to licenses .................        120,566,599
                                                                  -------------
     Total asset adjustments ...............................      $  80,566,599
                                                                  =============
Eliminate Partners' Capital accounts .......................      $  (4,433,401)
Record the issuance of 3,400,000 shares of the
  Company's common stock at an assumed price of
  $25.00 per share
     Common Stock ..........................................             34,000
     Additional Paid in Capital ............................         84,966,000
                                                                  -------------
  Total equity adjustments .................................      $  80,566,599
                                                                  =============

The number of WinStar common shares issued is subject to adjustment, depending on the Company's stock price on the date of closing of the Transaction.

     (c) To record the issuance of 1,052,632 shares of Common Stock in this Offering to be issued, at an assumed price of $16.625 per share, upon the conversion of the $17,500,000 principal amount of the Locate Note, as if the conversion and the resulting retirement occurred on September 30, 1996.

Statements of Operations for the Ten Months Ended December 31, 1995 and For the Nine Months Ended September 30, 1996

     (a) To eliminate interest expense incurred by Locate on liabilities not assumed by the Company, offset in part by an adjustment to record interest expense at 8% per annum on a $17.5 million promissory note to be issued by the Company in connection with the acquisition of certain assets of Locate.

     (b) To record amortization of licenses acquired in the Locate transaction.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     (c) To adjust the historical results of operations to a ten month period. The historical results of operations reflected in the December 31, 1995 unaudited pro forma condensed consolidated statement of operations for Locate are for the twelve months ended December 31, 1995. These adjustments are made to restate these historical results for the ten months ended December 31, 1995.

     (d) To eliminate management fees charged by the Company to AGT pursuant to a management agreement.

     (e) To eliminate the Company's proportionate share of AGT's results for the period, recorded previously under the equity method.

     (f) To record shares issued in accordance with the AGT merger agreement as being outstanding for the entire period.

     (g) To eliminate sales, management fees, and cost of sales recorded by the Company pursuant to management and other agreements with Milliwave and Locate.

     (h) To record the issuance of Common Stock upon the conversion of the Locate Note, plus accrued interest, as if such shares were outstanding for the entire respective periods.

     (i) To eliminate interest income, at an assumed rate of 5.2% per annum, on $40 million cash, assuming such cash was paid at the beginning of the period in connection with the Milliwave Limited Partnership acquisition.

     (j) To record 3,400,000 shares of the Company's Common Stock issued in connection with the Milliwave Limited Partnership acquisition at an assumed price of $25.00 per share.

     (k) To eliminate the pro forma interest expense adjustment to record interest expense at 8% per annum on a $17.5 million promissory note which was issued by the Company in connection with the acquisition of certain assets of Locate.

     (l) To adjust depreciation expense recorded by Locate on property and equipment to the amount of depreciation expense which would have been recorded by the Company as if the fair value of such property and equipment had been depreciated over an estimated five year life as of the beginning of the period.

                         REPORT OF INDEPENDENT CERTIFIED
                          PUBLIC ACCOUNTS ON SCHEDULES

Board of Directors
 WinStar Communications, Inc.

      In connection with our audit of the consolidated financial statements of WinStar Communications, Inc. and Subsidiaries referred to in our report dated March 8, 1996, which is included in the Prospectus constituting Part I of this Registration Statement, we have also audited Schedule II for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994.

     In our opinion, this schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be set forth therein.


GRANT THORNTON

New York, New York
March 8, 1996

                  WinStar Communications, Inc. and Subsidiaries

                 Schedule II - Valuation and Qualifying Accounts

Column A                 Column B       Column C        Column D    Column E
--------                 --------       --------        --------    --------

                         Balance at    Additions
                         Beginning   Charged to Costs               Balance at
Description              of Period     and Expenses    Deductions  End of Period
-----------              ---------     ------------    ----------  -------------
Reserves deducted from
  assets to which they
  apply:
Ten months ended
  December 31, 1995
  Allowance for doubtful
    accounts (a) ....... $823,709        $887,425      $911,403(b)   $799,731
                         ========        ========      ========      ========
Year ended February 28,
1995
  Allowance for doubtful
    accounts (a) ....... $357,843        $893,857      $427,991(b)   $823,709
                         ========        ========      ========      ========

Year ended February 28,  $196,015        $343,694      $181,866(b)   $357,843
1994                     ========        ========      ========      ========
  Allowance for doubtful
   accounts (a)
----------
(a)  Deducted from accounts receivable.

(b)  Uncollectible accounts receivable charged against allowance.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

      The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:


SEC registration fee................................................   $6,118.53
Printing and engraving expenses.....................................       *
Legal fees and expenses.............................................       *
Accounting fees and expenses........................................       *
Miscellaneous.......................................................       *
     Total..........................................................       *
                                                                       =========

* To be filed by amendment.

ITEM 15. Indemnification of Directors and Officers

      The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

      Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

      "Section 145. Indemnification of officers, directors, employees and agents; insurance.

      (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

      (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

      (e) Expenses incurred by an officer or director in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

      (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

      (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.

      (a) Exhibits

Exhibit
Number         Description
------         -----------

2.1 Agreement by and among the Company, WinStar New Media, TWL, and the principals of TWL relating to certain financing provided by the Company to TWL and related matters (Incorporated by reference to Exhibit 2.3 to the Company's Annual Report on Form 10- KSB for the fiscal year ended February 28, 1994)

2.2 First Amendment to Agreement by and among the Company, WinStar New Media, TWL and the principals of TWL (Incorporated by reference to Exhibit 2.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

2.3 Second Amendment to Agreement by and among the Company, WinStar New Media, TWL and the principals of TWL (Incorporated by reference to Exhibit 2.2 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

2.4 Merger Agreement by and among WinStar Wireless, WinCom Corp., Avant-Garde, Leo George and The Larry D. Hudson Trust (Incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28,
               1995)

2.5 Preferred Stock E Subscription Agreement between the Company and GFL Ultra Fund Limited ("GFL") for the purchase by GFL of 932,040 shares of Preferred Stock E (Incorporated by reference to Exhibit
               2.6 to the Company's Annual Report on Form 10- KSB for the fiscal year ended February 28, 1995)

2.6 Agreement and Plan of Merger by and among the Company, WinStar NFF Inc. ("WinStar NFF") and Non Fiction Films Inc. ("NFF") (Incorporated by reference to Exhibit 2.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28,
               1995)

3.1 Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-18 (No. 33-37024))

3.2 Amendment to Certificate of Incorporation of the Company effecting name change from "Robern Apparel, Inc." to "Robern Industries, Inc." (Incorporated by reference to Exhibit 3.1(b) to the Company's Registration Statement on Form S-4 (No. 33-52716))

3.3 Second Amendment to Certificate of Incorporation of the Company effecting name change from "Robern Industries, Inc." to "WinStar Communications, Inc." (Incorporated by reference to Exhibit 3.1(b) to the Company's Registration Statement on Form S-1 (No. 33- 43915))

3.4 Certificate of Designations, Preferences and Rights of Series B Preferred Stock (Incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1 (No. 33-43915))

3.5 Certificate of Designations, Preferences and Rights of Series E Preferred Stock (Incorporated by reference to Exhibit 3.6 to the Company's Annual Report on Form 10- KSB for the fiscal year ended February 28, 1995)

Exhibit
Number         Description
------         -----------

3.6 By-Laws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-18 (No. 33-37024))

3.6(a) Amendment to By-Laws of the Company (Incorporated by reference to Exhibit 3.6(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)

3.7 Certificate of Incorporation of WinStar Wireless (Incorporated by reference to Exhibit 7 to the Company's Current Report on Form 8-K, dated February 11, 1994)

3.8 By-Laws of WinStar Wireless (Incorporated by reference to Exhibit 8 to the Company's Current Report on Form 8-K, dated February 11,
               1994)

3.9 Certificate of Incorporation of WinStar Gateway (Incorporated by reference to Exhibit 3.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1993)

3.10 Amendment to Certificate of Incorporation of WinStar Gateway effecting name change from "Communications Gateway Network, Inc." to "WinStar Gateway Network, Inc." (Incorporated by reference to
               Exhibit 3.11 to the Company's Annual Report on Form 10- KSB for the fiscal year ended February 28, 1995)

3.11           By-Laws of WinStar Gateway (Incorporated by reference to Exhibit
               3.6 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1993)

3.12 Certificate of Incorporation of WinStar New Media (Incorporated by reference to Exhibit 3.9 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1994)

3.13 Amendment to Certificate of Incorporation of WinStar New Media effecting name change from "WinStar Interactive Media Company, Inc." to "WinStar New Media Company, Inc." (Incorporated by reference to Exhibit 3.14 to the Company's Annual Report on Form 10- KSB for the fiscal year ended February 28, 1995)

3.14           By-Laws of WinStar New Media (Incorporated by reference to
               Exhibit 3.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1994)

3.15 Certificate of Incorporation of WinCom Corp. (Incorporated by reference to Exhibit 3.16 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

Exhibit
Number         Description
------         -----------

3.16           Amendment to Certificate of Incorporation of WinCom Corp.
               effecting name change to "WinStar Wireless Fiber Corp." (Incorporated by reference to Exhibit 3.17 the Company's Registration Statement on Form S-3 (No. 33-95242))

3.17 Certificate of Merger effecting merger of Avant-Garde Telecommunications, Inc. into Wireless Fiber Corp (Incorporated by reference to Exhibit 3.18 the Company's Registration Statement on Form S-3 (No. 33-95242))

3.18           By-Laws of WinCom Corp. (Incorporated by reference to Exhibit
               3.17 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.19 Certificate of Incorporation of WinStar Global Products (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-18 of WinStar Global Products (No. 33-12549))

3.20 Amendment to Certificate of Incorporation of WinStar Global Products to change its name from "Beauty Labs, Inc." to "WinStar Global Products, Inc." (Incorporated by reference to Exhibit 3.19 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.21           By-Laws of WinStar Global Products (Incorporated by reference to
               Exhibit 3.4 to the Registration Statement on Form S-18 of WinStar Global Products (No. 33-12549))

3.22 Certificate of Incorporation of WinStar NFF Inc. ("WinStar NFF") (Incorporated by reference to Exhibit 3.21 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.23 By-laws of WinStar NFF (Incorporated by reference to Exhibit 3.22 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.24 Certificate of Merger of NFF with and into WinStar NFF, with WinStar NFF as the merger's surviving entity (Incorporated by reference to Exhibit 3.23 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.25 Amendment to Certificate of Incorporation of WinStar NFF changing its name from "WinStar NFF Inc." to "Non Fiction Films Inc." (Incorporated by reference to Exhibit 3.24 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

3.26           Certificate of Incorporation of WinStar Telecommunications, Inc.
               (Incorporated by reference to Exhibit 3.26 of the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

3.27 By-laws of WinStar Telecommunications, Inc. (Incorporated by reference to Exhibit 3.27 of the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

Exhibit
Number         Description
------         -----------

4.1 Specimen of Common Stock Certificate (Incorporated by reference to Exhibit 4.3 to the Registration Statement of Company on Form S-18 (No.33-37024))

4.2 Specimen of Preferred Stock B Certificate (Incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1 (No. 33-43915))

4.3 Specimen of Preferred Stock C Certificate (Incorporated by reference to Exhibit 4.4(a) to the Company's Registration Statement on Form S-1 (No. 33-43915))

4.4 Specimen of Preferred Stock E Certificate (Incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

4.6 EC-A Warrants issued to Everest Capital Fund, L.P. ("Fund") for 130,500 shares of Common Stock and to Everest Capital International, L.P. ("Capital") for 169,500 shares of Common Stock (Incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 33-95242))

4.7 EC-B Warrants issued to Fund for 43,500 shares of Common Stock and to Capital for 56,500 shares of Common Stock (Incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-3 (No. 33-95242))

4.8 EC-C Warrants issued to Fund for 65,250 shares of Common Stock and to Capital for 84,750 shares of Common Stock (Incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.1 Agreement between the Company and ITC Group (Incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.2 Lease for 230 Park Avenue, New York, New York facilities (Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.2(a) Lease for additional space at 230 Park Avenue, New York, New York 10169 (Incorporated by reference to Exhibit 10.2(a) to the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

10.3 Lease for 60 Oser Avenue, Hauppauge, New York facilities ((Incorporated by reference to Exhibit 10.10 to the Company's Registration Statement on Form S-4 (No. 33-52716))

10.4 Lease for 144 Fairfield Road, Fairfield, New Jersey facilities (Incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

Exhibit
Number         Description
------         -----------

10.5 Lease for 5221 North O'Connor Boulevard, Irving, Texas facilities (Incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1, as amended on Form SB-2 (No. 33-43915))

10.6 Lease for 500 South Ervay Street, Dallas, Texas facilities (Incorporated by reference to Exhibit 10.11(a) to the Company's Registration Statement on Form S-1, as amended on Form SB-2 (No. 33-43915))

10.7 Lease for 7799 Leesburg Pike, Tysons Corner, Virginia facilities (Incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.7(a)        Amendment to Leesburg Pike Lease (Incorporated by reference to
               Exhibit 10.7(a) of the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

10.8           Common Stock Incentive Plan (1990) (Incorporated by reference to
               Exhibit 10.19 to the Company's Registration Statement on Form S-18 (No. 33-37024))

10.9           1992 Performance Equity Plan (Incorporated by reference to
               Exhibit 10.53 to the Company's Registration Statement on Form S-18 (No. 33-37024))

10.10 Asset Purchase Agreement by and among Inne Dispensables Inc., a wholly-owned subsidiary of WinStar Global Products ("Inne Dispensables"), Savonnerie, Inc. ("Savonnerie") and John Todd (Incorporated by reference to Exhibit 10.81 to the Company's Registration Statement on Form S-1, as amended by Form SB-2 (No. 33- 43915))

10.11 Assignment of Trademarks from Savonnerie to WinStar Global Products (Incorporated by reference to Exhibit 10.82 to the Company's Registration Statement on Form S-1, as amended on Form SB-2 (No. 33-43915))

10.12 Loan and Security Agreement between WinStar Gateway and The CIT Group/Credit Finance, Inc. ("CIT") (Incorporated by reference to
               Exhibit 10.22 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.13 Stock Purchase Warrant issued by the Company to CIT in connection with Exhibit 10.12 above (Incorporated by reference to Exhibit
               10.23 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.14 Registration Rights Agreement between the Company and CIT in connection with Exhibits 10.12 and 10.13 above (Incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

Exhibit
Number         Description
------         -----------

10.15 Guaranty and Surety Agreement between the Company and CIT in connection with Exhibit 10.12 above (Incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.16 Subordination Agreement between the Company and CIT in connection with Exhibit 10.12 above Incorporated by reference to Exhibit
               10.26 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.17          Keepwell Agreement between the Company and CIT in connection with
               Exhibit 10.12 above (Incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.18 Agreement between CIT and Zero Plus Dialing, Inc. regarding Escrow and Disbursing Agreement with Texas Commerce Bank and Assignment of Outstanding Accounts Receivable in connection with
               Exhibit 10.22 above (Incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.19 Loan and Security Agreement between Century Business Credit Corporation ("Century") and WinStar Global Products (Incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.20 Supplement Letter of Credit Security Agreement between Century and WinStar Global Products in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.21 Trademark Collateral Security Agreement between Century and WinStar Global Products in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.22 Trademark Assignment of Security by WinStar Global Products to Century in connection with Exhibits 10.19 and 10.21 above (Incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.23 Trademark Collateral Security Agreement between Century and Inne Dispensables in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.24 Trademark Assignment of Security by Inne Dispensables Inc. to Century in connection with Exhibits 10.19 and 10.23 above (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.25 Landlord's Waiver and Consent with respect to the facilities at 60 Oser Avenue, Hauppauge, New York in connection with Exhibit
               10.19 above (Incorporated by reference

Exhibit
Number         Description
------         -----------

               to Exhibit 10.35 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.26 Intercreditor and Subordination Agreement between the Company and Century in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.27 Guaranty of Inne Dispensables in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.28 Limited Guaranty of the Company in connection with Exhibit 10.19 above (Incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.29 Guaranty Security Agreement between Inne Dispensables and Century in connection with Exhibit 10.27 above (Incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.30 Executive Incentive Compensation Program (Incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.31 Agreement Terminating the Management Agreement between the Company and WinStar Services, Inc. (Incorporated by reference to
               Exhibit 10.41 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.32 Note and Warrant Purchase Agreement by and among the Company, WinStar Wireless and Avant-Garde and the Fund and Capital (the Fund and Capital collectively referred to herein as the "Purchasers") and Everest Capital Limited ("Agent") (Incorporated by reference to Exhibit 10.42 to the Company's Registration Statement on Form S-3 (No. 33- 95242))

10.33 Promissory Notes payable to Fund for $3,262,500 and to Capital for $4,237,500 (Incorporated by reference to Exhibit 10.43 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.34 Conversion Rights Agreement among the Company, WinStar Wireless and the Purchasers (Incorporated by reference to Exhibit 10.44 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.35 Registration Rights Agreement between the Company and the Purchasers (Incorporated by reference to Exhibit 10.45 to the Company's Registration Statement on Form S-3 (No.
               33-95242))

Exhibit
Number         Description
------         -----------

10.36 Security Agreement and Conditional Assignment between WinStar Wireless and Everest Capital Limited (Incorporated by reference to Exhibit 10.46 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.37 Security Agreement between Avant-Garde and Everest Capital Limited (Incorporated by reference to Exhibit 10.47 to the Company's Registration Statement on Form S-3 (No. 33- 95242))

10.38 Guarantee from the Company to Everest Capital Limited on behalf of the Purchasers (Incorporated by reference to Exhibit 10.48 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.39 Guarantee from Avant-Garde to Everest Capital Limited on behalf of the Purchasers (Incorporated by reference to Exhibit 10.49 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.40 Pledge Agreement between the Company and Everest Capital Limited (Incorporated by reference to Exhibit 10.50 to the Company's Registration Statement on Form S-3 (No. 33- 95242))

10.41 Pledge Agreement between the Avant-Garde, Leo I. George, as Voting Trustee, and Everest Capital Limited (Incorporated by reference to Exhibit 10.51 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.42 Lease for 12 Gardner Road, Fairfield, New Jersey facilities (Incorporated by reference to Exhibit 10.52 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.43          Agreement between the Company, WinStar Wireless and P-Com, Inc.
               (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 of P-Com, Inc. (No. 33-88492) on file with the Commission)

10.44 Employment Agreement between the Company and Nathan Kantor, together with voting stipulation given by William J. Rouhana, Jr. to Mr. Kantor (Incorporated by reference to Exhibit 10.54 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.45 Form of Stock Option Agreement between the Company and Nathan Kantor for the purchase of 350,000 shares of Common Stock (Incorporated by reference to Exhibit 10.55 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.46 Form of Stock Option Agreement between the Company and Nathan Kantor for the purchase of 350,000 additional shares of Common Stock (Incorporated by reference to Exhibit 10.56 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.47 Employment Agreement between the Company and William J. Rouhana, Jr. (Incorporated by reference to Exhibit 10.57 to the Company's Registration Statement on Form S-3 (No. 33-95242))

Exhibit
Number         Description
------         -----------

10.48 Employment Agreement between the Company and Fredric E. von Stange (Incorporated by reference to Exhibit 10.58 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.49 Facility Agreement between ML Investors Services, Inc. ("ML") and WinStar Wireless (Incorporated by reference to Exhibit 10.59 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.50 Master Lease Agreement between ML and WinStar Wireless (Incorporated by reference to Exhibit 10.60 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.51 Form of Stock Option Agreement between the Company and ML (Incorporated by reference to Exhibit 10.61 to the Company's Registration Statement on Form S-3 (No. 33- 95242))

10.52 Lease Guaranty between the Company and ML (Incorporated by reference to Exhibit 10.62 to the Company's Registration Statement on Form S-3 (No. 33-95242))

10.53 Service Agreement between WinStar Wireless and AT&T (Incorporated by reference to Exhibit 10.63 to the Company's Registration Statement on Form S-3 (No. 33-95242)) (confidentiality granted under Rule 406 promulgated under the Act; accordingly, certain information has been omitted from this exhibit and filed separately with the Commission)

10.54          Placement Agreement between the Company and Morgan Stanley & Co.
               Incorporated, entered into in connection with the 1995 Debt Placement (Incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K, dated October 23, 1995)

10.55 Senior Notes Indenture, including form of Restricted Global Senior Note, entered into in connection with the 1995 Debt Placement (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated October 23, 1995)

10.56 Convertible Notes Indenture, including form of Restricted Global Convertible Notes, entered into in connection with the 1995 Debt Placement (Incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K, dated October 23, 1995)

10.57 Senior Notes Registration Rights Agreement, entered into in connection with the 1995 Debt Placement (Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K, dated October 23, 1995)

10.58 Convertible Notes Registration Rights Agreement, entered into in connection with the 1995 Debt Placement (Incorporated by reference to Exhibit 5 to the Company's Current Report on Form 8-K, dated October 23, 1995)

10.59 Employment Agreement between WinStar Global Products and Joseph Dwyer (Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-4 (No. 33-52716))

10.60 Employment Agreement between the Company and Doreen F. Davidson (Incorporated by

Exhibit
Number         Description
------         -----------

               reference to Exhibit 10.29(a) to the Company's Registration Statement on Form S-1, asamended on Form SB-2 (No. 33-43915))

10.61 Employment Agreement between WinStar Wireless and Leo I. George (Incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.62 Employment Agreement between NFF and Stuart B. Rekant (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.63          Employment Agreement between WinStar New Media and Stuart B.
               Rekant (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.64 Employment Agreement between WinStar Telecommunications Group and David Ackerman (Incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.65 Employment Agreement between the Company and Amy Newmark (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 1995)

10.66 Exchange Agreement, dated November 15, 1995, between the Company and WinStar Companies, Inc. (Incorporated by reference to Exhibit
               10.69 to the Company's Current Report on Form 8-K, dated December 11, 1995)

10.67 Letter from Everest Capital electing to convert certain debt of the Company into shares of Common Stock (Incorporated by reference to Exhibit 10.67 to the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

10.68 Agreement and Plan of Reorganization by and among Non Fiction Films Inc., the Company, GFL, Fox/Lorber Associates, a wholly-owned subsidiary of GFL, and Richard Lorber (Incorporated by reference to Exhibit 10.67 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996)

10.69 Security Agreement between Fox/Lorber and WinStar New Media (Incorporated by reference to Exhibit 10.68 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
               1996)

10.70 Purchase and Sale Agreement by and among the Company, WinStar Locate, Inc. ("WinStar Locate"), MobileMedia Corporation ("MobileMedia") and Local Area Telecommunications, Inc., a wholly-owned subsidiary of MobileMedia ("Locate") (Incorporated by reference to Exhibit 10.69 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996)

Exhibit
Number         Description
------         -----------

10.71 Agreement between the Company and Source Media (Incorporated by reference to Exhibit 10.72 to the Company's Registration Statements on Form S-3 (Nos. 333-6073 and 333- 6079))

10.72 Purchase Agreement between and among Pinnacle Seven Communications, Inc. ("P7C"), Pinnacle Eight Communications, Inc. ("P8C"), Pinnacle Nine Communications, LLC ("P9C") and WinPinn Corp. (Incorporated by reference to Exhibit 10.73 to the Company's Registration Statements on Form S-3 (Nos. 333-6073 and 333-6079))

10.73 Service Agreement by and between WinStar Wireless, P7C and P9C (Incorporated by reference to Exhibit 10.74 to the Company's Registration Statements on Form S-3 (Nos.
               333-6073 and 333-6079))

10.74 Transmission Path Lease Agreement between P7C, P9C and WinStar Wireless (Incorporated by reference to Exhibit 10.75 to the Company's Registration Statements on Form S-3 (Nos. 333-6073 and 333-6079))

10.75 Agreement and Plan of Merger among Milliwave Limited Partnership ("Milliwave"), WinStar Milliwave, Inc. and the Company (Incorporated by reference to Exhibit 10.79 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
               1996)

10.76 Services Agreement between WinStar Wireless and Milliwave (Incorporated by reference to Exhibit 10.80 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
               1996)

10.77 Transmission Path Lease Agreement between Milliwave and WinStar Wireless (Incorporated by reference to Exhibit 10.81 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996)

10.78 Amendment to the Purchase and Sale Agreement by and among the Company, WinStar Locate, MobileMedia and Locate (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, dated October 8, 1996)

10.79 Amended and Restated Credit and Security Agreement among WinStar Global Products, IBJ Schroder Bank & Trust Company ("IBJ"), as lender, and IBJ, as agent (Incorporated by reference to Exhibit
               10.79 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)

10.80 Pledge Agreement by WinStar Global Products in favor of IBJ, as agent (Incorporated by reference to Exhibit 10.80 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)

10.81 Subordination Agreement between the Company and IBJ, as agent (Incorporated by reference to Exhibit 10.81 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30,
               1996)

Exhibit
Number         Description
------         -----------

10.82 Amended and Restated Guaranty between the Company and IBJ, as agent (Incorporated by reference to Exhibit 10.82 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)

10.83 First Supplemental Indenture (Senior Notes) between the Company and United States Trust Company of New York, as trustee ("U.S. Trust") (Incorporated by reference to Exhibit 10.83 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)

10.84 First Supplemental Indenture (Convertible Notes) between the Company and U.S. Trust (Incorporated by reference to Exhibit
               10.84 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996)

17.1 Letter of Resignation delivered by Richard Russano to the Company pursuant to which he resigns as a director of the Company (Incorporated by reference to Exhibit 17.1 to the Company's Registration Statement on Form S-3 (No. 33-95242))

21.1 Schedule of Company's Subsidiaries (Incorporated by reference to the Company's Transitional Report on Form 10-KSB for the ten months ended December 31, 1995)

23.1 Consent of Grant Thornton LLP with respect to the Company (filed herewith)

23.2 Consent of Grant Thornton LLP with respect to Avant-Garde (filed herewith)

23.3 Consent of Grant Thornton LLP with respect to Milliwave (filed herewith)

23.4           Consent of Ernst & Young LLP (filed herewith)

24.1           Power of Attorney (filed herewith)

      (b) Schedules

      S-1 Report of Independent Certified Public Accountants on Schedules S-2 Schedule II-Valuation and Qualifying Accounts.

ITEM 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individuallyor in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (i) The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of December, 1996.

                                        WINSTAR COMMUNICATIONS, INC.


                                        By: /s/ William J. Rouhana, Jr.
                                            ---------------------------
                                            William J. Rouhana, Jr.
                                            Chairman of the Board of Directors
                                             and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Rouhana, Jr. and Fredric E. von Stange his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William J. Rouhana, Jr.    Chairman of the Board           December 19, 1996
----------------------------   of Directors and Chief
William J. Rouhana, Jr.        Executive Officer (and
                               principal executive officer)


/s/ Nathan Kantor              President, Chief Operating      December 19, 1996
----------------------------   Officer and Director
Nathan Kantor


/s/ Steven G. Chrust           Vice Chairman of the Board      December 19, 1996
----------------------------   of Directors
Steven G. Chrust


/s/ Fredric E. von Stange      Executive Vice President,       December 19, 1996
----------------------------   Chief Financial Officer
Fredric E. von Stange          and Director (and principal
                               accounting officer)


/s/ Bert W. Wasserman          Director                        December 19, 1996
----------------------------
Bert W. Wasserman


/s/ William J. vanden Heuvel   Director                        December 19, 1996
----------------------------
William J. vanden Heuvel

/s/ William Harvey             Director                        December 19, 1996
----------------------------
William Harvey


/s/ Steven B. Magyar           Director                        December 19, 1996
----------------------------
Steven B. Magyar